    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1998
                                                      REGISTRATION NO. 333-64017

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            MRV COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                        3577/3674                      06-1340090
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                             8943 FULLBRIGHT AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 773-9044
                              (818) 773-0906 (FAX)
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              --------------------

                                   NOAM LOTAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             8943 FULLBRIGHT AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 773-9044
                              (818) 773-0906 (FAX)
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                              --------------------

                                   Copies to:

                         Mark A. Klein, Esq.
                         Susan B. Kalman, Esq.
                         Freshman, Marantz, Orlanski,
                         Cooper & Klein
                         9100 Wilshire Boulevard, 8-East
                         Beverly Hills, CA 90212-3480
                         Telephone: (310) 273-1870
                         Facsimile: (310) 274-8357

        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                          -----------------------------

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION -- DATED DECEMBER 9, 1998


PROSPECTUS

                                  $100,000,000

                            MRV COMMUNICATIONS, INC.
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2003

     This Prospectus relates to the resale from time to time by the holders (the "Selling Securityholders") of up to $100,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2003 (the "Notes") of MRV Communications, Inc., a Delaware corporation ("MRV" or the "Company"), and the resale of shares of Common Stock, par value $0.0034 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares"). The Notes were originally issued by the Company in a private placement completed on June 26, 1998 to the Initial Purchasers (as defined). The Notes were resold by the Initial Purchasers in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act.


     The Notes are convertible into shares of Common Stock at any time on or after September 21, 1998 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 36.9720 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of $27.0475 per share), subject to adjustment in certain events. See "Description of the Notes -- Conversion Rights." The Company's Common Stock is included for quotation in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "MRVC." On December 8, 1998, the last reported sales price of the Common Stock in the Nasdaq National Market was $6.50 per share.


     Interest on the Notes is payable on June 15 and December 15 of each year, commencing on December 15, 1998. The Notes may be redeemed at the option of the Company on and after June 15, 2001 in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date. See "Description of the Notes -- Optional Redemption." Upon a Change of Control (as defined), holders of Notes will have the right, subject to certain conditions, to require the Company to purchase all or part of their Notes at 100% of the principal amount thereof, plus accrued interest to the repurchase date. The Notes are not entitled to the benefits of any sinking fund.

     The Notes constitute unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1998, the Company and its subsidiaries had approximately $2.9 million of long-term debt and capital lease obligations to which the Notes were subordinated in right of payment. The Indenture (as defined) will not restrict the Company from incurring additional Senior Debt or the Company and its subsidiaries from incurring indebtedness and other liabilities. See "Description of the Notes -- Subordination."

     The Selling Securityholders may offer Notes or Conversion Shares from time to time to purchasers directly or through underwriters, dealers or agents. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis.

     PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE NOTES. THE COMPANY DOES NOT INTEND TO APPLY FOR LISTING OF THE NOTES ON ANY SECURITIES EXCHANGE OR FOR QUOTATION OF THE NOTES THROUGH ANY AUTOMATED QUOTATION SYSTEM. PRIOR TO THIS OFFERING, THE NOTES WERE DESIGNATED FOR TRADING ON THE PRIVATE OFFERING, RESALE AND TRADING THROUGH AUTOMATED LINKAGES ("PORTAL") MARKET. THE NOTES ARE NOT EXPECTED TO REMAIN ELIGIBLE FOR TRADING ON THE PORTAL MARKET. THERE CAN BE NO ASSURANCE THAT ANY TRADING MARKET WILL DEVELOP FOR THE NOTES.

     The Company will not receive any of the proceeds from the sale of any Notes or Conversion Shares by the Selling Securityholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments will be borne by the Company. See "Plan of Distribution" for a description of the indemnification arrangements between the Company and the Selling Securityholders.

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES AND THE COMMON STOCK OFFERED HEREBY.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS                , 1998

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on The Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement under the Securities Act with the Commission with respect to the Securities offered by this Prospectus. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the Commission. Statements contained in this Prospectus such as the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on April 15, 1998;


          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 filed with the Commission on May 15, 1998, August 14, 1998 and November 13, 1998, respectively.


          (3) The Company's Current Report on Form 8-K filed with the Commission on February 13, 1998 as amended by the Company's Current Report on Form 8-K/A filed with the Commission on April 17, 1998.

          (4) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on June 8, 1992, as amended by its Form 8-A/A filed with the Commission on February 24, 1994, including any amendment or report filed for the purpose of updating such description.

     All reports and documents filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the Securities covered by this Prospectus shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person to the Company, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus by reference, (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to the Chief Financial Officer at MRV Communications, Inc., 8943 Fullbright Avenue, Chatsworth, California 91311, or by fax at (818) 773-0906 or by telephone at (818) 773-9044.

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors discussed in "Risk Factors" and elsewhere in this Prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the Notes or the Conversion Shares We have adjusted the information in this Prospectus to reflect a 3-for-2 stock split effected on March 20, 1996 and a 2-for-1 stock split effected on July 29, 1996. Unless stated otherwise, we have presented information regarding outstanding shares of Common Stock assuming that warrants and options to purchase up to 5,756,685 shares of Common Stock outstanding or reserved for future grants at July 31, 1998 under the Company's Stock Option Plans will not be exercised. Certain technical terms used relating to the computer networking industry are defined in the Glossary included at page 78 of this Prospectus.

                                  THE COMPANY

     MRV is a leading manufacturer and marketer of optical high-speed networks that integrate switching, routing, remote access and fiber optic transmission systems. The Company designs, manufactures and sells two groups of products:

     - computer networking products, primarily Ethernet local area network routing switches, wide area network and remote access devices and

     - fiber optic subsystems for the transmission of voice, video and data across enterprise, telecommunications and cable TV networks.

     The Company's advanced networking solutions greatly enhance the functionality of local area networks, commonly called "LANs," and wide area networks, commonly called "WANs," by reducing network congestion. At the same time, these networking solutions allow end users to preserve their legacy investments in pre-existing networks and provide cost-effective migration paths to next generation technologies such as Gigabit Ethernet. The Company's fiber optic subsystems incorporate proprietary technology, which delivers high performance under demanding environmental conditions.

     The Company offers a family of network, switching and related products that enhance LAN performance and facilitate the migration to next generation technologies such as Fast Ethernet, Gigabit Ethernet and Asynchronous Transfer Mode. MRV's MegaSwitch and GigaFrame families of switching products range from complete switching systems to stackable switches which upgrade performance of existing LANs by relieving network congestion without requiring replacement of existing technologies. In addition, the Company offers EdgeBlaster, a new remote access router that connects enterprise LANs to remote offices and telecommuters securely through the Internet using virtual private network technology.

     Industry analysts estimate that the market for LAN switches will grow rapidly, from $3.7 billion in 1996 to $10.9 billion by 1999, a compound annual growth rate of 43.3%. Industry analysts also estimate that the market for Wavelength Division Muliplexing ("WDM") equipment will grow from $1.0 billion in 1997 to $4.0 billion in 2000, a compounded annual growth rate of 58.7%. Industry sources published in August 1997 estimated the fiber optics market at $8.6 billion in 1997 and projected its growth to $13.2 billion in 2001, a compound annual growth rate of 11.3%. MRV has focused on developing technologies in the most rapidly growing segments of these markets: Ethernet, Fast Ethernet and Gigabit Ethernet switches, and the access networks and infrastructure segments of the fiber optic market. The rapid growth of these segments is mainly due to increased usage and higher bandwidth needs driven by:

     - the increased number of users connected to networks,

     - the proliferation of the Internet and intranets,

     - the higher bandwidth applications and multimedia content,

     - the lower costs as a result of advances in technology and

     - the expansion and upgrade of access networks to provide advanced communication services such as high-speed Internet access.

     MRV believes that its historical growth in revenues and net income over the last few years is a result of its strategy, which includes

     - targeting high potential growth markets in the communications arena,

     - bringing state of the art technology early to market,

     - capitalizing on its manufacturing expertise and proprietary technologies,

     - expanding its worldwide distribution system and

     - selectively acquiring complementary businesses.

     The Company's ability to bring state of the art technology early to market has been a critical component of its success. MRV was among the first companies to introduce Fast Ethernet and Gigabit Ethernet switches which increase the transmission speed of traditional Ethernet LANs from 10 Mbps to 100 Mbps and 100 Mbps to 1,000 Mbps. In June 1996, MRV introduced MegaSwitch II, which the Company believes was the first dual speed auto-negotiating Ethernet switch with uplinks to Asynchronous Transfer Mode and Gigabit Ethernet. In July 1996, MRV started volume shipments of a new bidirectional optical transmission and reception module for Fiber-to-the-Curb ("FTTC") applications. In November 1996, MRV's proposal to the IEEE Gigabit Ethernet Alliance ("GEA") for a new Gigabit technology was accepted. The Company believes this acceptance validates its technical ability and contributed to the Company's reputation for innovation. In June 1997, MRV began shipping a series of DirectIP switching products that provides intranets with cost effective switched networking solutions. In late 1997, MRV introduced the GigaFrame switch, a Gigabit Ethernet switch that provides transmission over fiber optic cable to a distance of 100 kilometers.

     MRV is rapidly expanding its marketing efforts in order to leverage its research and development and production capabilities. The Company's worldwide sales and marketing strategy is focused on five channels of distribution:

     - the Company's direct sales force;

     - original equipment manufacturer sales and partnerships with major manufacturers such as Fujitsu and Newbridge Networks;

     - value added resellers ("VARs") and systems integrators used to target vertical niches;

     - manufacturers' representatives;

     - and domestic and international distributors.

     Recently, MRV has made a series of acquisitions that has expanded its worldwide distribution capabilities, enhanced its research and development efforts and broadened its product lines. These acquisitions include:

     DATE                     ACQUISITION                              EFFECT
     ----                     -----------                              ------
May 1995         The Company acquired the assets of
                 Galcom Networking, Ltd. ("Galcom")
June 1995        and Ace 400 Communications, Ltd.       Through the Galcom, Ace and Fibronics
                 ("Ace") for a total of approximately   acquisitions MRV added established
                 $7 million.                            lines of complementary products, a
                                                        research
                                                        and development and manufacturing
September 1996   MRV acquired the assets of Elbit       facility and European and U.S. sales
                 Ltd.'s ("Elbit") Fibronics business    offices and personnel.
                 (the "Fibronics Business") for
                 approximately $22.8 million (the
                 "Fibronics Acquisition")

January 1998     The Company acquired Xyplex, Inc.      The Xyplex Acquisition is enabling
                 ("Xyplex") from Whittaker Corporation  MRV to expand its product lines to
                 ("Whittaker") for $35,000,000 plus     include products having WAN and
                 warrants to purchase up to 500,000     remote access capabilities. This
                 shares of MRV's Common Stock (the      product line expansion is permitting
                 "Xyplex Acquisition").                 the Company to offer discrete LAN and
                                                        WAN switching products and complete
                                                        LAN/WAN end-to-end solutions. The
                                                        Xyplex Acquisition also added a
                                                        significant customer base,
                                                        substantially increased MRV's direct
                                                        sales force and extended MRV's
                                                        distributor channels and customer
                                                        support and service organizations.

     In August 1998, MRV announced that it expects operating results in the third quarter of 1998 to be adversely affected by weaker than anticipated demand for its networking products and delays in its transitions to next generation, higher margin, networking products. The Company expects that

     - revenue will be down 10% to 15% from second quarter revenue of $65.7 million,

     - the gross margin percentage will be down to or slightly below 43% from the second quarter percentage of 44.1%

     - and operating expenses, consisting of selling, general and administrative expenses and research and development expenses, to be approximately 8% to 10% higher than second quarter total operating expenses of $17.4 million.

     The Company currently plans to introduce its next generation networking products before the end of 1998.

     The Company's principal executive offices are located at 8943 Fullbright Avenue, Chatsworth, California 91311, and its telephone and fax numbers are
(818) 773-9044 and (818) 773-0906.

     As used in this Prospectus, "MRV" or the "Company" refers to MRV Communications, Inc., a Delaware corporation, its predecessor California corporation and its wholly-owned consolidated subsidiaries, except where the context otherwise indicates.
                                ---------------

BranchRunner, ControlPoint, DirectIP, EdgeBlaster, Enterprise Hub, FocalPoint, GigaFrame, GigaHub, LANBus, MAXserver MegaStack, MegaSwitch, MegaVision, MRV Communications, NBase, Network 9000, RouteRunner, WANscape and West Hills LAN System and Xyplex are trademarks or trade names of the Company. Trademarks of other companies are also used in this Prospectus and are the property of their respective owners.

                                  THE OFFERING

SECURITIES OFFERED............   $100,000,000 principal amount of 5% Convertible
                                 Subordinated Notes due 2003 (the "Notes") and shares of the Company's Common Stock, par value
                                 $0.0034 per share, issuable upon conversion of the Notes (the "Conversion Shares").

CONVERSION RATE...............   36.9720 shares per $1,000 principal amount of
                                 Notes (equivalent to a conversion price of $27.0475 per share of Common Stock), subject to adjustment.

INTEREST PAYMENTS.............   Interest on the Notes will be payable on June
                                 15 and December 15 of each year, commencing on December 15, 1998.

CONVERSION RIGHTS.............   The Notes will be convertible into shares of
                                 Common Stock of the Company at any time on or after the 90th day following the last original issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at the conversion price set forth above. Holders of Notes called for redemption or repurchase will be entitled to convert the Notes to and including, but not after, the close of business on the date fixed for redemption or repurchase, as the case may be.

REDEMPTION AT THE OPTION OF
THE COMPANY...................   The Notes may be redeemed at the option of the
                                 Company, in whole or in part, on and after June
                                 15, 2001 at the redemption prices set forth herein plus accrued interest to the redemption date.

REPURCHASE AT OPTION OF
HOLDERS.......................   Upon a Change of Control (as defined), holders
                                 of Notes will have the right, subject to certain conditions, to require the Company to purchase all or part of their Notes at 100% of the principal amount thereof, plus accrued interest to the repurchase date. The repurchase price is payable in cash.

SUBORDINATION.................   The Notes will be subordinated to present and
                                 future Senior Debt (as defined) of the Company.
                                 The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1998, the Company and its subsidiaries had approximately $2.9 million of long-term debt and capital lease obligations to which the Notes were subordinated in right of payment. The Indenture does not restrict the incurrence of Senior Debt by the Company or other indebtedness or liabilities by the Company or any of its subsidiaries.

EVENTS OF DEFAULT.............   Events of default include: (a) failure to pay
                                 principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture;
                                 (c) failure to provide notice in the event of a Change of Control; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) indebtedness for money borrowed by the Company in an outstanding principal amount in excess of $5,000,000 is not paid at final maturity or the payment of which is accelerated and which default or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization.

USE OF PROCEEDS...............   The Company will not receive any proceeds from
                                 the sale of the Notes or Conversion Shares by the Selling Securityholders.

TRADING.......................   Prior to this offering, there has been no
                                 public market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes through any automated quotation system.
                                 Prior to this offering, the Notes were
                                 designated for trading on the private offering, resale and trading through automated linkages
                                 ("Portal") market. The Notes are not expected to remain eligible for trading on the Portal market. There can be no assurance that any trading market will develop for the Notes. The
                                 Company's Common Stock is included for
                                 quotation in the Nasdaq National Market under the symbol "MRVC."

FORM AND DENOMINATION.........   The Notes offered by this Prospectus were
                                 issued only in registered form. The Notes were initially issued in minimum denominations of $1,000 and integral multiples thereof. The
                                 Notes initially sold by the Initial Purchasers were represented by a Restricted Global Note
                                 (as defined) deposited with a custodian for and registered in the name of a nominee of DTC.
                                 Except as described herein, Notes in
                                 certificated form will not be issued in
                                 exchange for a Restricted Global Note or interests therein. See "Description of the Notes -- Form and Denomination" and
                                 "-- Transfer, Exchange and Withdrawal."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                                             YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------    SIX MONTHS ENDED
                                                                                                 PRO           JUNE 30,
                                                                                                FORMA     -------------------
                                            1993      1994      1995       1996       1997     1997(1)    1997(2)    1998(2)
                                           -------   -------   -------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Revenues, net............................  $ 7,426   $17,526   $39,202   $ 88,815   $165,471   $241,134   $ 75,092   $126,568
Cost of goods sold.......................    3,936    10,328    22,608     51,478     94,709    131,713     43,061     70,754
Operating income before unusual
  charges(3).............................    1,128     2,439     5,751     15,111     30,304      5,026     14,235     21,708
Unusual items(3).........................       --        --    (7,676)   (29,126)      (843)   (31,343)      (427)   (53,765)
Income (loss) before income taxes........    1,326     2,601    (1,271)   (14,058)    32,059    (25,631)    13,857    (30,923)
Net income (loss)(3).....................  $   839   $ 1,618   $(1,273)  $ (9,654)  $ 22,585   $(27,727)  $  9,552   $(31,286)
Net income (loss) per
  share -- Basic(3)......................  $  0.07   $  0.13   $ (0.07)  $  (0.49)  $   0.95   $  (1.17)  $   0.42   $  (1.18)
Net income (loss) per
  share -- Diluted(3)....................  $  0.07   $  0.13   $ (0.07)  $  (0.49)  $   0.88   $  (1.17)  $   0.38   $  (1.18)
Shares used in per share
  calculation -- Basic...................   11,771    12,335    18,377     19,739     23,670     23,670     22,501     26,440
Shares used in per share
  calculation -- Diluted.................   12,050    12,560    18,377     19,739     25,734     23,670     24,892     26,440
BALANCE SHEET DATA:
Working capital..........................  $ 3,514   $11,303   $22,019   $ 56,973   $111,559   $ 75,882   $ 66,090   $203,225
        Total assets.....................    7,328    16,667    33,307     96,943    236,236    234,188    107,239    329,279
Total liabilities........................    1,537     3,761     8,049     43,790     45,610     69,737     28,148    160,445
Long-term debt and obligations under
  capital leases.........................       --        --       271     18,892      2,853      8,653      1,589    102,886
Stockholders' equity.....................    5,791    12,906    25,258     41,771    189,969    163,794     78,169    166,201
OTHER DATA:
Ratio of earnings to fixed
  charges(3)(4)..........................       --        --        --         --       34.4x        --       28.1x        --

---------------

(1) In January 1998, The Company acquired Xyplex for $35,000,000 plus warrants to purchase up to 500,000 shares of MRV's Common Stock. The Xyplex Acquisition was accounted for as a purchase. The pro forma selected statement of operations and balance sheet data for the year ended December 31, 1997 were derived from the pro forma financial statements of the Company and Xyplex included elsewhere herein. The unaudited pro forma consolidated balance sheet assumes that the Xyplex Acquisition took place on December 31, 1997 and consolidates MRV's December 31, 1997 consolidated balance sheet with Xyplex's October 31, 1997 balance sheet. The unaudited pro forma consolidated statement of income assumes that the Xyplex Acquisition took place as of January 1, 1997 and consolidates MRV's consolidated statement of operations for the year ended December 31, 1997 with Xyplex's statement of operations for the fiscal year ended October 31, 1997. See "Unaudited Pro Forma Consolidated Financial Statements" included herein.


(2) The selected statement of operations data for the six months ended June 30, 1997 and 1998 are derived from the Company's unaudited financial statements included elsewhere herein, which in the opinion of management, reflect all normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for each of the periods presented. The Company has included the results of operations of Xyplex with its consolidated results beginning on January 31, 1998, the day following completion of the Xyplex Acquisition.

(3) The unusual charges consist of purchased technology in progress, restructuring charges and interest expense incurred in connection with acquisitions. Purchased technology in progress for the year ended December 31, 1995 was $6,211,000. The purchased technology was for research and development ("R&D") projects in progress at the time of acquisition of assets from Ace and Galcom. Restructuring costs during the year ended December 31, 1995 were $1,456,000 and were associated with a plan adopted by the Company in 1995 calling for the merger of the newly acquired subsidiaries and the Company's LAN product division. The plan also called for the closure of some facilities, termination of redundant employees and cancellation of representation agreement. Purchased technology in progress for the year ended December 31, 1996 was $17,795,000 and was in conjunction with the Fibronics Acquisition. Restructuring costs during the year ended December 31, 1996 were $6,974,000 and were associated with a plan adopted by the Company on September 30, 1996 calling for the reduction of workforce, closing of certain facilities, elimination of particular product lines due to this acquisition and other items. Interest expenses related to the acquisition for the years ended December 31, 1996 and 1997 were $4,357,000 and $843,000, respectively, and were connected with the private placement of $30 million principal amount of Debentures, the proceeds from which the Company used to finance the cash portion of the Fibronics Acquisition. Unusual charges were not material to net income for the year ended December 31, 1997. Purchased technology in progress for the six months ended June 30, 1998 was $30,571,000 in conjunction with the Xyplex Acquisition. Restructuring costs during the six months ended June 30, 1998 were $23,194,000 and were associated with a plan adopted by the Company in March 1998 calling for the reduction of workforce, closing of certain facilities, elimination of particular product lines, settlement of distribution agreements and other costs resulting from this acquisition. Unusual charges were not material to net income for the six months ended June 30, 1997.


(4) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include pretax income from continuing operations plus fixed charges. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. The Company had no fixed charges in 1993 and 1994. Earnings were insufficient to cover fixed charges in 1995, 1996, pro forma 1997 and for the six months ended June 30, 1998 by $1,169,000, $8,958,000,
    $24,665,000 and $30,923,000, respectively. Earnings were insufficient to cover fixed charges for the nine months ended September 30, 1998 by $27,119,000.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements may be deemed to include the Company's plans to develop and offer new and enhanced networking and optical transmission products and its efforts to expand its customer base. Such forward-looking statements may also be deemed to include the Company's expectations concerning factors affecting the markets for its products, the growth in those markets in general, the timing of new product introductions by the Company and anticipated benefits from such product introductions or technological developments. Such forward-looking statements also may include the Company's expectations of benefits from the acquisition of Xyplex or its OEM or other arrangements with certain of its customers. Actual results could differ from those projected in any forward-looking statements for, among other things, the reasons detailed in the other sections of this "Risk Factors" section. The forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

     RISKS OF TECHNOLOGICAL CHANGE; DEVELOPMENT DELAYS. The Company is engaged in the design and development of devices for the computer networking, telecommunications and fiber optic communication industries. As with any new technologies, there is a substantial risk that the marketplace may not accept the Company's new products. Market acceptance of the Company's products will depend, in large part, upon the ability of the Company to demonstrate performance and cost advantages and cost-effectiveness of its products over competing products and the success of the sales efforts of the Company and its customers. There can be no assurance that the Company will be able to continue to market its technology successfully or that any of the Company's current or future products will be accepted in the marketplace. Moreover, the computer networking, telecommunications and fiber optic communication industries are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions, any of which could render the Company's existing products obsolete. The Company's success will depend upon its ability to enhance existing products and to introduce new products to meet changing customer requirements and emerging industry standards. The Company will be required to devote continued efforts and financial resources to develop and enhance its existing products and conduct research to develop new products. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. There can be no assurance that the Company will be able to identify, develop, manufacture, market or support new or enhanced products successfully or on a timely basis, that new Company products will gain market acceptance or that the Company will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Furthermore, from time to time, the Company may announce new products or product enhancements, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company's existing product offerings and that may cause customers to defer purchasing existing Company products or cause customers to return products to the Company.

     COMPLEXITY OF PRODUCT AND PRODUCT DEFECTS. Complex products, such as those offered by the Company, may contain undetected software or hardware errors when first introduced or when new versions are released. While the Company has not experienced such errors in the past, the occurrence of such errors in the future could, and the inability to correct such errors, could result in the delay or loss of market acceptance of the Company's products, material warranty expense, diversion of engineering and other resources from the Company's product development efforts and the loss of credibility with the Company's customers, system integrators and end users, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. The Company's revenue and operating results could fluctuate substantially from quarter to quarter and from year to year. This could result from any one or a combination of factors such as the cancellation or postponement of orders, the timing and amount of significant orders from the Company's largest customers, the Company's success in developing, introducing and shipping product enhancements and new products, the product mix sold by the Company, adverse effects to the Company's financial statements resulting from, or necessitated by, possible future acquisitions, new product introductions by the Company's competitors, pricing actions by the Company or its competitors, the timing of delivery and availability of components from suppliers, changes in material costs and general economic conditions. Moreover, the volume and timing of orders received during a quarter are difficult to forecast. From time to time, the Company's customers encounter uncertain and changing demand for their products. Customers generally order based on their forecasts. If demand falls below such forecasts or if customers do not control inventories effectively, they may cancel or reschedule shipments previously ordered from the Company. The Company's expense levels during any particular period are based, in part, on expectations of future sales. If sales in a particular quarter do not meet expectations, operating results could be materially adversely affected. Moreover, in certain instances, sales cycles are becoming longer and more uncertain as MRV bids on larger projects. As a result, MRV is finding it more difficult to predict the timing of the awards of contracts and the actual placement of orders stemming from awards. There can be no assurance that these factors or others, such as those discussed in "International Operations" or those discussed in the next paragraph would not cause future fluctuations in operating results. Further, there can be no assurance that the Company will be able to sustain its historical rate of growth or continue profitable operations.

     As a result of some of the factors discussed above, specifically, weaker than anticipated demand for its networking products, especially in Europe, and delays in its transitions to next generation, higher margin, networking products, in August 1998, MRV announced that it expects operating results in the third quarter of 1998 to be adversely affected. In this regard, the Company expects that revenue will be down 10 to 15 percent from second quarter revenue of $65.7 million, gross margin percentage will be down to or slightly below 43 percent from the second quarter percentage of 44.1 percent and operating expenses, consisting of selling, general and administrative expenses and research and development expenses, to be approximately 8 to 10 percent higher than second quarter total operating expenses of $17.4 million. Following that announcement, the market price of the Company's Common Stock dropped substantially. See "Price Range of Common Stock."

     COMPETITION AND INDUSTRY CONSOLIDATION. The markets for fiber optic components and network switching products are intensely competitive and subject to frequent product introductions with improved price/performance characteristics, rapid technological change and the continual emergence of new industry standards. The Company competes and will compete with numerous types of companies including companies which have been established for many years and have considerably greater financial, marketing, technical, human and other resources, as well as greater name recognition and a larger installed customer base, than the Company. This may give such competitors certain advantages, including the ability to negotiate lower prices on raw materials and components than those available to the Company. In addition, many of the Company's large competitors offer customers broader product lines which provide more comprehensive solutions than the Company currently offers. The Company expects that other companies will also enter markets in which the Company competes. Increased competition could result in significant price competition, reduced profit margins or loss of market share. There can be no assurance that the Company will be able to compete successfully with existing or future competitors or that competitive pressures faced by the Company will not materially and adversely affect the business, operating results and financial condition of the Company.

     There has been a trend toward industry consolidation for several years. The Company expects this trend toward industry consolidation to continue as companies attempt to strengthen or hold their market positions in an evolving industry. The Company believes that industry consolidation may provide stronger competitors that are better able to compete. This could have a material adverse effect on the Company's business, operating results and financial condition.

     MANAGEMENT OF GROWTH. The Company has grown rapidly in recent years, with revenues increasing from $7,426,000 for the year ended December 31, 1993, to $39,202,000, $88,815,000 and $165,471,000 for the years ended December 31, 1995,
1996 and 1997, respectively. The Company's recent growth, both internally and through the acquisitions it has made since January 1, 1995, has placed a significant strain on the Company's financial and management personnel and information systems and controls, and the Company must implement new and enhance existing financial and management information systems and controls and must add and train personnel to operate such systems effectively. While the strain placed on the Company's personnel and systems has not had a material adverse effect on the Company to date, there can be no assurance that a delay or failure to implement new and enhance existing systems and controls will not have such an effect in the future. The Company's recent growth through the acquisitions of the Fibronics Business and Xyplex discussed in "Risks Associated with Recent Acquisitions and Potential Future Acquisitions" below and its intention to continue to pursue its growth strategy through efforts to increase sales of existing and new products can be expected to place even greater pressure on the Company's existing personnel and compound the need for increased personnel, expanded information systems, and additional financial and administrative control procedures. There can be no assurance that the Company will be able to successfully manage expanding operations.

     RISKS ASSOCIATED WITH RECENT ACQUISITIONS AND POTENTIAL FUTURE ACQUISITIONS. On September 26, 1996, the Company completed the Fibronics Acquisition from Elbit of certain of the assets and selected liabilities of Fibronics related to Fibronics' computer networking and telecommunications businesses in Germany, the United States, the United Kingdom, the Netherlands and Israel. The assets acquired included Fibronics' technology in progress and existing technology, its marketing channels, its GigaHub family of computer networking products and other rights. The purchase price for the Fibronics Business was approximately $22,800,000, which was paid using a combination of cash and Common Stock of the Company. During the years ended December 31, 1994 and 1995, and the period from January 1, 1996 through September 25, 1996 (the day the Fibronics Business was acquired by the Company), the Fibronics Business reported net revenues of $33,355,000, $35,003,000 and $19,481,000, respectively, and net income (losses) of $(11,557,000), $79,000 and $(6,143,000), respectively. In connection with the Fibronics Acquisition, the Company incurred charges of $17,795,000, $6,974,000 and $5,200,000 for purchased technology, restructuring and interest expense related to financing, respectively. These charges caused the Company to incur a net loss of $9,654,000 for the year ended December 31, 1996.

     On January 30, 1998, MRV completed the Xyplex Acquisition from Whittaker. Xyplex is a leading provider of access solutions between enterprise networks and WAN and/or Internet service providers ("ISPs"). The purchase price paid to Whittaker consisted of $35,000,000 in cash and three-year warrants to purchase up to 500,000 shares of common stock of the Company at an exercise price of $35 per share. During the year ended December 31, 1995, the period from January 1, 1996 through April 9, 1996 (the day Xyplex was acquired by Whittaker), the period from April 10, 1996 through October 31, 1996 and the fiscal year ended October 31, 1997, Xyplex reported net revenues of $107,617,000, $28,100,000, $52,021,000, and $75,663,000, respectively, and net losses of $37,360,000,
$2,269,000, $13,353,000 and $80,309,000, respectively. In connection with the
Xyplex Acquisition, the Company incurred charges of $30,571,000 and $23,194,000 for purchased technology and restructuring. Assuming the Xyplex Acquisition had occurred on January 1, 1997, pro forma combined results of the Company and Xyplex for the year ended December 31, 1997 reflect net revenues of $241,134,000 and a net loss of $27,727,000. While the Xyplex Acquisition will add 11 months of Xyplex' revenues to those of the Company, the charges resulting from the Xyplex Acquisition resulted in MRV incurring a net loss of $31,286,000 or $1.18 per share during the six months ended June 30, 1998 and are expected to have a material adverse effect on the net operating results the Company expects to report during remaining cumulative periods reported for the year ending December 31, 1998. The Company's ability to operate Xyplex profitably will depend upon its ability to integrate this business successfully, including (i) the completion of Xyplex' research and development projects in process, especially the EdgeBlaster program, (ii) the integration of the products, technologies and personnel of Xyplex into the Company, (iii) management's ability to reduce Xyplex' operating costs, (iv) the continued market acceptance of Xyplex' products and technology and (v) the ability of the Company to uphold promises to deliver products with product features and improvements promised by former management prior to the acquisition.

     An important element of management's strategy is to review acquisition prospects that would complement the Company's existing products, augment its market coverage and distribution ability or enhance its technological capabilities. Accordingly, the Company may acquire additional businesses, products or technologies in the future. Future acquisitions by the Company could result in charges similar to those incurred in connection with the Fibronics Acquisition and the Xyplex Acquisition, potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, financial condition and results of operations and/or the price of the Company's Common Stock. Acquisitions entail numerous risks, including the assimilation of the acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience, the potential loss of key employees of acquired organizations and difficulties in honoring commitments made to customers by management of the acquired entity prior to the acquisition. Prior to the Fibronics Acquisition, management had only limited experience in assimilating acquired organizations. There can be no assurance as to the ability of the Company to successfully integrate the products, technologies or personnel of any business that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     INTERNATIONAL OPERATIONS. International sales have become an increasingly important segment of the Company's operations, with the acquisitions of Galcom and Ace in 1995, the Fibronics Business in 1996 and Xyplex in 1998. Approximately 45%, 53% and 60% of the Company's net revenues for the years ended December 1995, 1996 and 1997, respectively, were from sales to customers in foreign countries. The Company has offices in, and conducts a significant portion of its operations in and from, Israel. MRV is, therefore, directly influenced by the political and economic conditions affecting Israel. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a substantial downturn in the economic or financial condition of Israel could have a material adverse effect on the Company's operations. Sales to foreign customers are subject to government controls and other risks associated with international sales, including difficulties in obtaining export licenses, fluctuations in currency exchange rates, political instability, trade restrictions and changes in duty rates. Although the Company has not experienced any material difficulties in this regard to date, there can be no assurance that it will not experience any such material difficulties in the future. The Company's sales are currently denominated in U.S. dollars and to date its business has not been significantly affected by currency fluctuations or inflation. However, the Company conducts business in several different countries and thus fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive in particular countries, leading to a reduction in sales in that country. In addition, inflation in such countries could increase the Company's expenses. To date, the Company has not hedged against currency exchange risks. In the future, the Company may engage in foreign currency denominated sales or pay material amounts of expenses in foreign currencies and, in such event, may experience gains and losses due to currency fluctuations. The Company's operating results could be adversely affected by such fluctuations or as a result of inflation in particular countries where material expenses are incurred. Moreover, the Company's operating results could also be adversely affected by seasonality of international sales, which are typically lower in Asia in the first calendar quarter and in Europe in the third calendar quarter. These international factors could have a material adverse effect on future sales of the Company's products to international end-users and, consequently, the Company's business, operating results and financial condition.

     MANUFACTURING AND DEPENDENCE ON SUPPLIERS AND THIRD PARTY
MANUFACTURERS. The Company uses internally developed Application Specific Integrated Circuits ("ASICs"), which provide the functionality of multiple integrated circuits in one chip, in the manufacture of its LAN switching products. To develop ASICs successfully, the Company must transfer a code of instructions to a single mask from which low cost duplicates can be made. Each iteration of a mask involves a substantial upfront cost, which costs can adversely affect the Company's result of operations and financial condition if errors or "bugs" occur following multiple duplication of the masks. While the Company has not experienced material expenses to date as a result of errors discovered in ASIC masks, because of the complexity of the duplication process and the difficulty in detecting errors, the Company could suffer a material adverse effect to its operating results and financial condition if errors in developing ASICs were to occur in the future. Moreover, the Company currently relies on a single, unaffiliated foundry, Chip Express, to fabricate its ASICs. The Company does not have a long-term supply contract with Chip Express, any other ASIC vendor or any other of its limited source vendors, purchasing all of such components on a purchase order basis under standard terms of sale. While the Company believes it would be able to obtain alternative sources of supply for the ASICs or other key components, a change in ASIC or other suppliers of key components could require a significant lead time and, therefore, could result in a delay in product shipments. While the Company has not experienced delays in the receipt of ASICs or other key components, any future difficulty in obtaining any of these key components could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company outsources the board-level assembly, test and quality control of material, components, subassemblies and systems relating to its networking products to third party contract manufacturers. Though there are a large number of contract manufacturers which the Company can use for its outsourcing, it has elected to use a limited number of vendors for a significant portion of board assembly requirements in order to foster consistency in quality of the products. These independent third party manufacturers also provide these services to other companies. Risks associated with the use of independent manufacturers include unavailability of or delays in obtaining adequate supplies of products and reduced control of manufacturing quality and production costs. If the Company's contract manufacturers fail to deliver products in the future on a timely basis, or at all, it could be difficult for the Company to obtain adequate supplies of products from other sources in the near term. There can be no assurance that the Company's third party manufacturers will provide adequate supplies of quality products on a timely basis, or at all. While the Company could outsource with other vendors, a change in vendors may require significant lead time and may result in shipment delays and expenses. The inability to obtain such products on a timely basis, the loss of a vendor or a change in the terms and conditions of the outsourcing would have a material adverse effect on the Company's business, operating results and financial condition.

     The Company relies almost exclusively on its own production capability for critical semiconductor lasers and light emitting diodes ("LEDs") used in its products. Because the Company manufactures these and other key components of its products at its own facility and such components are not readily available from other sources, any interruption of the Company's manufacturing process could have a material adverse effect on the Company's operations. Furthermore, the Company has a limited number of employees dedicated to the operation and maintenance of its wafer fabrication equipment, the loss of any of whom could result in the Company's inability to effectively operate and service such equipment. Wafer fabrication is sensitive to many factors, including variations and impurities in the raw materials, the fabrication process, performance of the manufacturing equipment, defects in the masks used to print circuits on the wafer and the level of contaminants in the manufacturing environment. There can be no assurance that the Company will be able to maintain acceptable production yields and avoid product shipment delays. In the event adequate production yields are not achieved, resulting in product shipment delays, the Company's business, operating results and financial condition could be materially adversely affected.

     SHARE PRICES HAVE BEEN AND MAY CONTINUE TO BE HIGHLY
VOLATILE. Historically, the market price of the Company's Common Stock has been extremely volatile. The market price of the Common Stock is likely to continue to be highly volatile and could be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcement of technological innovations or new product introductions by the Company or its competitors, changes of estimates of the Company's future operating results by securities analysts, developments with respect to patents, copyrights or proprietary rights, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, it is possible that in a future fiscal quarter, the Company's results of operations will fail to meet the expectations of securities analysts or investors and, in such event, the market price of the Company's Common Stock would be materially adversely affected. For example, following the Company's August 1998 announcement that weaker than anticipated demand for its networking products, especially in Europe, and delays in its transitions to next generation, higher margin, networking products would adversely affect operating results that MRV expects to report in the third quarter of 1998, the market price of the Company's Common Stock dropped substantially. See "-- Potential Fluctuations in Operating Results" and "Price Range of Common Stock."

     PRESENT LACK OF PATENT PROTECTION; DEPENDENCE ON PROPRIETARY
TECHNOLOGY. The Company holds no patents and only recently has filed two patent applications and a provisional patent application in the United

States with respect to certain aspects of its technology. With the Xyplex Acquisition, MRV acquired five additional provisional patent applications filed by Xyplex on certain aspects of its technology. The Company currently relies on copyrights, trade secrets and unpatented proprietary know-how, which may be duplicated by others. The Company employs various methods, including confidentiality agreements with employees and suppliers, to protect its proprietary know-how. Such methods may not afford complete protection, however, and there can be no assurance that others will not independently develop such know-how or obtain access to it or independently develop technologies that are substantially equivalent or superior to the Company's technology. In the event that protective measures are not successful, the Company's business, operating results and financial condition could be materially and adversely affected. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that any patents will be issued as a result of the pending applications, including the provisional patent application, or any future patent applications, or, if issued, will provide the Company with meaningful protection from competition. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented. The electronics industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the electronics industry have employed intellectual property litigation to gain a competitive advantage. Since United States patent applications are presently maintained in secrecy until patents issue and since the publication of inventions in technical or patent literature tends to lag behind such patent application filings by several months, the Company cannot be certain that it was the first inventor of inventions covered by pending United States patent applications or that the Company is not infringing on the patents of others. Litigation may be necessary to enforce any patents that may be issued to the Company or other intellectual property rights of the Company, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations regardless of the final outcome of such litigation. In the event that any of the Company's products are found to infringe on the intellectual property rights of third parties, the Company would be required to seek a license with respect to such patented technology, or incur substantial costs to redesign the infringing products. There can be no assurance that any such license would be available on terms acceptable to the Company or at all, that any of the Company's products could be redesigned on an economical basis or at all, or that any such redesigned products would be competitive with the products of the Company's competitors.

     By letter to the Company dated March 19, 1997, a party has made a claim against the Company alleging that the Company's DirectIP switching products make use of unspecified information and know-how covered by a pending patent application of such party. This allegation is under review by the Company and the Company believes that the allegation is without merit. However, a complete assessment cannot be made with respect to the merits of the allegation until further details of the information and know-how are provided by such third party. Currently, sales of DirectIP products are not material to the Company, however, if the DirectIP switching products comprise a material part of the Company's revenues in the future and a conclusion in respect of the claim unfavorable to the Company is reached, the claim, if pursued by such party, could materially and adversely affect the business, operating results and financial condition of the Company. In addition, on December 27, 1996, Datapoint Corporation ("Datapoint") brought an action against NBase Communications, Inc., a subsidiary of the Company ("NBase"), and others alleging infringement of two of Datapoint's patents. The other defendants include Dayna Communications, Inc., Sun Microsystems, Inc., Adaptec, Inc., International Business Machines Corporation, Lantronix and SVEC America Computer Corporation. Intel and Cisco Systems, Inc. have also had actions brought against them by Datapoint with respect to the same two patents. The Company is cooperating with several of these companies in pursuit of common defenses and believes it has meritorious defenses to this action. If a conclusion unfavorable to the Company is reached, however, Datapoint's claim could materially and adversely affect the business, operating results and financial condition of the Company. For further information concerning this litigation, see "Business -- Legal Proceedings."

     RISKS FROM YEAR 2000 ISSUES. Many existing computer programs, including some programs used by the Company, use only two digits to identify a year in the date field. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, these computer applications and systems could fail or create erroneous results by, at, or after the year 2000. Based on the Company's investigation to date, management does not anticipate that the Company will incur material operating expenses or be required to incur material costs to be year 2000 compliant. To the extent the Company's systems are not fully year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results or operations and business prospects.

     DEPENDENCE ON KEY PERSONNEL. The Company is substantially dependent upon a number of key employees, including Dr. Shlomo Margalit, its Chairman of the Board of Directors and Chief Technical Officer, Dr. Zeev Rav-Noy, its Chief Operating Officer, and Noam Lotan, its President and Chief Executive Officer. The loss of the services of any one or more of these officers could have a material adverse effect on the Company. The Company has entered into employment agreements with each officer and owns and is the beneficiary of key man life insurance policies in the amounts of $1,000,000 each on the lives of Drs. Margalit and Rav-Noy and Mr. Lotan. There can be no assurance that the proceeds from these policies will be sufficient to compensate the Company in the event of the death of any of these individuals, and the policies do not cover the Company in the event that any of them becomes disabled or is otherwise unable to render services to the Company.

     ATTRACTION AND RETENTION OF QUALIFIED PERSONNEL. The Company's ability to develop, manufacture and market its products and its ability to compete with its current and future competitors depends, and will depend, in large part, on its ability to attract and retain qualified personnel. Competition for qualified personnel in the networking and fiber optics industries is intense, and the Company will be required to compete for such personnel with companies having substantially greater financial and other resources than the Company. If the Company should be unable to attract and retain qualified personnel, the business of the Company could be materially adversely affected. There can be no assurance that the Company will be able to attract and retain qualified personnel.

     POSSIBLE ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by stockholders. The terms of any such series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any such preferred stock could materially adversely affect the rights of the holders of Common Stock, and therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party, thereby preserving control of the Company by the present owners.

     SUBORDINATION. The Notes will be unsecured and subordinated in right of payment to all existing and future Senior Debt of the Company. As a result, in the event of the Company's liquidation or insolvency, a payment or covenant default with respect to Senior Debt, or upon acceleration of the Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to repay in full all of the Notes then outstanding. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. The Indenture does not limit the Company's ability to incur Senior Debt or the Company's or any subsidiary's ability to incur other indebtedness and liabilities. Senior Debt includes substantially all indebtedness of the Company other than all indebtedness that is made subordinate to or pari passu with the Notes by the instrument creating the indebtedness. As of June 30, 1998, the Company and its subsidiaries had approximately $2.9 million of long-term debt and capital lease obligations to which the Notes were subordinated in right of payment. See "Description of Notes -- Subordination".

     REPURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL; AVAILABILITY OF FUNDS. In the event of a Change of Control (as defined herein), each holder of Notes has the right to require the Company to repurchase the Notes in whole or in part at a redemption price of 100% of the principal amount thereof, plus accrued interest to the repurchase date. If a Change of Control were to occur, there can be no assurance that the Company would have the financial resources or be able to arrange financing on acceptable terms to pay the repurchase price for all the Notes as to which the purchase right is exercised. Further, any repurchase in connection with a Change of Control could, depending on the circumstances and absent a waiver from the holders of Senior Debt, be blocked by the subordination provisions of the Notes. See "Description of Notes -- Subordination." Failure by the Company to repurchase the Notes when required may result in an Event of Default with respect to the Notes (and with respect to Senior Debt) whether or not such repurchase is permitted by the subordination provisions. See "Description of Notes."

     ABSENCE OF PRIOR PUBLIC MARKET. Prior to this offering, there has been no public trading market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of the holders to sell their Notes or the price at which holders of the Notes may be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they intend to make a market in the Notes offered by this Prospectus; however, the Initial Purchasers are not obligated to do so, and any such market making activity may be terminated at any time without notice to the holders of the Notes. The Notes have been designated for trading in the Portal market; however, the Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through Nasdaq and it is not expected that the Notes will remain eligible for trading on the Portal Market following this offering.

     DIVIDEND POLICY. The Company has never declared or paid a cash dividend and the Company does not intend to declare or pay any cash dividends on the Common Stock in the future. The declaration and payment of dividends by the Company will be at the discretion of the board of directors of the Company. There can be no assurance that any dividends will be paid in the future.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Notes or the Conversion Shares by the Selling Securityholders.

                                DIVIDEND POLICY

     The Company has not declared or paid cash dividends on the Common Stock since its inception. The Company currently intends to retain all of its earnings, if any, for use in the operation and expansion of its business and does not intend to declare or pay any cash dividends to its stockholders in the foreseeable future. The declaration or payment of dividends is at the discretion of the board of directors.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is included for quotation in the Nasdaq National Market under the symbol "MRVC." The following table sets forth the high and low closing sale prices of the Common Stock for the periods indicated as reported by the Nasdaq National Market.


                                                               HIGH      LOW
                                                              ------    ------
1996:
  First Quarter.............................................  $17.67    $ 8.42
  Second Quarter............................................   37.13     15.63
  Third Quarter.............................................   27.94     15.00
  Fourth Quarter............................................   24.88     17.00
1997:
  First Quarter.............................................   29.88     18.25
  Second Quarter............................................   30.75     18.25
  Third Quarter.............................................   38.75     25.75
  Fourth Quarter............................................   37.75     21.13
1998:
  First Quarter.............................................   29.00     21.13
  Second Quarter............................................   28.38     19.38
  Third Quarter.............................................   24.00      5.06
  Fourth Quarter (through December 8, 1998).................    9.06      5.13



     At December 1, 1998, the Company had 288 stockholders of record, as indicated on the records of the Company's transfer agent, who held, management believes, for approximately 19,520 beneficial holders.



     On December 8, 1998, the last reported sales price of the Common Stock was $6.50 per share as reported by the Nasdaq National Market.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1998. The financial data in the following table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                 AT JUNE 30, 1998
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Current maturities of capital lease obligations.............         $    141
                                                                     ========
Capital lease obligations, net of current portion...........         $    882
Convertible subordinated notes due 2003.....................          100,000
Other long-term liabilities.................................            1,579
                                                                     --------
          Total financing lease obligations and long-term
           liabilities......................................          102,461
Minority interests..........................................            2,633
Stockholders' equity:
     Preferred stock, $0.01 par value; authorized 1,000,000
      shares, no shares outstanding or as adjusted..........               --
     Common stock, $0.0034 par value: authorized 40,000,000
      shares(1); issued and outstanding, 26,519,721 shares
      actual and as adjusted................................               90
  Additional paid-in capital................................          183,324
  Retained earnings (deficit)...............................          (16,651)
  Cumulative translation adjustment.........................             (562)
                                                                     --------
     Total stockholders' equity.............................          166,201
                                                                     --------
          Total capitalization..............................         $271,295
                                                                     ========

---------------

(1) On October 30, 1998 stockholders approved an increase in the authorized Common Stock of the Company to 80,000,000 shares at its 1998 Annual Meeting of Shareholders.

                                  THE COMPANY

     MRV is a leading manufacturer and marketer of optical high speed networks that integrate switching, routing, remote access and fiber optic transmission systems. The Company designs, manufactures and sells two groups of products: (i) computer networking products, primarily Ethernet LAN routing switches, WAN and remote access devices and (ii) fiber optic components for the transmission of voice, video and data across enterprise, telecommunications and cable TV networks. The Company's advanced networking solutions greatly enhance the functionality of LANs and WANs by reducing network congestion while allowing end users to preserve their legacy investments in pre-existing networks and providing cost-effective migration paths to next generation technologies such as Gigabit Ethernet. The Company's fiber optic components incorporate proprietary technology which delivers high performance under demanding environmental conditions.

     The Company was organized in July 1988 as MRV Technologies, Inc., a California corporation and reincorporated in Delaware in April 1992, at which time it changed its name to MRV Communications, Inc.

     On May 1, 1995, the Company acquired certain assets and the distribution business of Galcom, a network equipment company located in Israel. The purchase price paid by the Company was approximately $900,000 in cash and the assumption of approximately $1,800,000 in liabilities and debt. In connection with the acquisition of assets from Galcom, the Company issued to Galcom and certain of its employees five-year warrants to purchase an aggregate of 300,000 shares at prices ranging from $4.25 to $7.38 per share.

     On June 29, 1995, the Company acquired certain assets and the distribution business of Ace, a network equipment company also located in Israel. The purchase price paid by the Company was approximately $4,477,000 comprised of $100,000 in cash, the assumption of approximately $467,000 in liabilities and debt and the issuance of approximately 855,000 shares of Common Stock valued at approximately $3,910,000 and extended a right to Ace to sell to the Company up to $400,000 of Ace's inventory. In connection with the acquisition of assets from Ace, the Company issued to a trustee and an employee of Ace five-year warrants to purchase an aggregate of 330,000 shares of Common Stock at prices ranging from $4.57 to $4.67 per share.

     The Galcom and Ace acquisitions provided the Company with experienced personnel and technology for the Token Ring LAN, IBM Connectivity and Multi-Platform Network Management, IBM NetView and HP OpenView markets. Following the acquisitions, the Company consolidated these operations in Israel with its networking operations in the United States.

     On September 26, 1996, the Company completed the Fibronics Acquisition from Elbit, acquiring certain of the assets and selected liabilities related to Fibronics' computer networking and telecommunications businesses in Germany, the United States, the United Kingdom, the Netherlands and Israel. The assets acquired included Fibronics' technology in progress and existing technology, its marketing channels, its GigaHub family of computer networking products and other rights. The purchase price for the Fibronics Business was approximately $22,800,000. The purchase price was paid using a combination of cash and shares of Common Stock, all of which Elbit subsequently resold.

     The Fibronics Business is enabling MRV to enhance the development of Fast Ethernet and Gigabit Ethernet functions through the Fibronics GigaHub family of products, to offer a broader range of networking products and to benefit from combined distribution channels and sales in both the United States and Europe and greater product development capability.

     On January 30, 1998, MRV completed the Xyplex Acquisition by acquiring all of the outstanding capital stock of Whittaker Xyplex, Inc., a Delaware corporation, from Whittaker. Whittaker Xyplex, Inc., (whose name the Company has since changed to NBase Xyplex, Inc.) is a holding corporation owning all of the outstanding capital stock of Xyplex. Xyplex is a leading provider of access solutions between enterprise networks and wide area network and/or ISPs. The purchase price paid to Whittaker consisted of $35,000,000 in cash and three-year warrants to purchase up to 500,000 shares of Common Stock of the Company at an exercise price of $35.00 per share.

     The Xyplex Acquisition is enabling MRV to expand its product lines with products having WAN and remote access capabilities, permitting the Company to offer both discrete networking products and complete LAN/WAN end-to-end solutions not only to MRV's own existing base of customers, but also to the customer base added by Xyplex. The acquisition of Xyplex has also increased MRV's sales force, distribution channels and customer support and service capabilities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected statement of operations data for the three years in the period ended December 31, 1997 and the balance sheet data as of December 31, 1996 and 1997 are derived from the financial statements and notes thereto included elsewhere herein audited by Arthur Andersen LLP, independent public accountants, as set forth in their report also incorporated by reference herein. The selected statement of operations data for the two years in the period ended December 31, 1994 and the balance sheet data as of December 31, 1993, 1994 and 1995 were derived from audited financial statements of the Company not included herein. The pro forma selected statement of operations and balance sheet data for the year ended December 31, 1997 were derived from the pro forma financial statements of the Company and Xyplex included elsewhere herein. The selected statement of operations data for the six months ended June 30, 1997 and 1998 are derived from the Company's unaudited financial statements included elsewhere herein, which in the opinion of management, reflect all normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for each of the periods presented. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for a full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere herein.

                                                             YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------    SIX MONTHS ENDED
                                                                                                 PRO           JUNE 30,
                                                                                                FORMA     -------------------
                                            1993      1994      1995       1996       1997     1997(1)      1997     1998(2)
                                           -------   -------   -------   --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIO DATA)
INCOME STATEMENT DATA:
Revenues, net............................  $ 7,426   $17,526   $39,202   $ 88,815   $165,471   $241,134   $ 75,092   $126,568
Cost of goods sold.......................    3,936    10,328    22,608     51,478     94,709    131,713     43,061     70,754
Research and development expenses........    1,103     2,144     4,044      8,201     13,093     26,558      5,789     10,525
Selling, general and administrative
  expenses...............................    1,259     2,615     6,799     14,025     27,365     61,077     12,007     23,581
Parent company allocations...............       --        --        --         --         --      3,346         --         --
Amortization of goodwill and other
  intangible assets......................       --        --        --         --         --     13,414         --         --
                                           -------   -------   -------   --------   --------   --------   --------   --------
Operating income before unusual
  charges................................    1,128     2,439     5,751     15,111     30,304      5,026     14,235     21,708
Unusual charges(3).......................       --        --     7,676     24,769         --     30,500         --     53,765
                                           -------   -------   -------   --------   --------   --------   --------   --------
Operating income (loss)..................  $ 1,128   $ 2,439   $(1,925)  $ (9,658)  $ 30,304   $(25,474)  $ 14,235   $(32,057)
Other income (expense)...................  $   198   $   162   $   654   $    153   $  2,744   $    832   $    119   $  1,374
Interest expense related to convertible
  debentures and acquisition(3)..........       --        --        --     (4,357)      (843)      (843)      (427)        --
                                           -------   -------   -------   --------   --------   --------   --------   --------
Income (loss) before provision for income
  taxes and minority interests...........    1,326     2,601    (1,271)   (13,862)    32,205    (25,485)    13,927    (30,683)
Provision (credit) for income taxes......      487       983         2     (4,404)     9,474      2,096      4,305        363
Minority interests.......................       --        --        --        196        146        146         70        240
                                           -------   -------   -------   --------   --------   --------   --------   --------
Net income (loss)(3).....................  $   839   $ 1,618   $(1,273)  $ (9,654)  $ 22,585   $(27,727)  $  9,552   $(31,286)
                                           =======   =======   =======   ========   ========   ========   ========   ========
Net income (loss) per share --Basic(3)...  $  0.07   $  0.13   $ (0.07)  $  (0.49)  $   0.95   $  (1.17)  $   0.42   $  (1.18)
                                           =======   =======   =======   ========   ========   ========   ========   ========
Net income (loss) per
  share -- Diluted(3)....................  $  0.07   $  0.13   $ (0.07)  $  (0.49)  $   0.88   $  (1.17)  $   0.38   $  (1.18)
                                           =======   =======   =======   ========   ========   ========   ========   ========
Shares used in per share
  calculation -- Basic...................   11,771    12,335    18,377     19,739     23,670     23,670     22,501     26,440
Shares used in per share
  calculation -- Diluted.................   12,050    12,560    18,377     19,739     25,734     23,670     24,892     26,440
BALANCE SHEET DATA:
Working capital..........................  $ 3,514   $11,303   $22,019   $ 56,973   $111,559   $ 75,882   $ 66,090   $203,225
        Total assets.....................    7,328    16,667    33,307     96,943    236,236    234,188    107,239    329,279
        Total liabilities................    1,537     3,761     8,049     43,790     45,610     69,737     28,148    160,445
Long-term debt and obligations under
  capital leases.........................       --        --       271     18,892      2,853      8,653      1,589    102,886
Stockholders' equity.....................    5,791    12,906    25,258     41,771    189,969    163,794     78,169    166,201
OTHER DATA:
Ratio of earnings to fixed
  charges(3)(4)..........................       --        --        --         --      34.4x         --      28.1x         --

---------------

(1) In January 1998, The Company acquired Xyplex for $35,000,000 plus warrants to purchase up to 500,000 shares of MRV's Common Stock. The Xyplex Acquisition was accounted for as a purchase. The pro forma selected statement of operations and balance sheet data for the year ended December 31, 1997 were derived from the pro forma financial statements of the Company and Xyplex included elsewhere herein. The unaudited pro forma consolidated balance sheet assumes that the Xyplex Acquisition took place on December 31, 1997 and consolidates MRV's December 31, 1997 consolidated balance sheet with Xyplex's October 31, 1997 balance sheet. The unaudited pro forma consolidated statement of income assumes that the Xyplex Acquisition took place as of January 1, 1997 and consolidates MRV's consolidated statement of operations for the year ended December 31, 1997 with Xyplex's statement of operations for the fiscal year ended October 31, 1997. See "Unaudited Pro Forma Consolidated Financial Statements" included herein.


(2) The selected statement of operations data for the six months ended June 30, 1997 and 1998 are derived from the Company's unaudited financial statements included elsewhere herein, which in the opinion of management, reflect all normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for each of the periods presented. The Company has included the results of operations of Xyplex with its consolidated results beginning on January 31, 1998, the day following completion of the Xyplex Acquisition.

(3) The unusual charges consist of purchased technology in progress, restructuring charges and interest expense incurred in connection with acquisitions. Purchased technology in progress for the year ended December 31, 1995 was $6,211,000. The purchased technology was for research and development ("R&D") projects in progress at the time of acquisition of assets from Acc and Galcom. Restructuring costs during the year ended December 31, 1995 were $1,456,000 and were associated with a plan adopted by the Company in 1995 calling for the merger of the newly acquired subsidiaries and the Company's LAN product division. The plan also called for the closure of some facilities, termination of redundant employees and cancellation of representation agreement. Purchased technology in progress for the year ended December 31, 1996 was $17,795,000 and was in conjunction with the Fibronics Acquisition. Restructuring costs during the year ended December 31, 1996 were $6,974,000 and were associated with a plan adopted by the Company on September 30, 1996 calling for the reduction of workforce, closing of certain facilities, elimination of particular product lines due to this acquisition and other items. Interest expenses related to the acquisition for the years ended December 31, 1996 and 1997 were $4,357,000 and $843,000, respectively, and were connected with the private placement of $30 million principal amount of Debentures, the proceeds from which the Company used to finance the cash portion of the Fibronics Acquisition. Unusual charges were not material to net income for the year ended December 31, 1997. Purchased technology in progress for the six months ended June 30, 1998 was $30,571,000 in conjunction with the Xyplex Acquisition. Restructuring costs during the six months ended June 30, 1998 were $23,194,000 and were associated with a plan adopted by the Company in March 1998 calling for the reduction of workforce, closing of certain facilities, elimination of particular product lines, settlement of distribution agreements and other costs resulting from this acquisition. Unusual charges were not material to net income for the six months ended June 30, 1997.


(4) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include pretax income from continuing operations plus fixed charges. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. The Company had no fixed charges in 1993 and 1994. Earnings were insufficient to cover fixed charges in 1995, 1996, proforma 1997 and for the six months ended June 30, 1998 by $1,169,000, $8,958,000,
    $24,665,000 and $30,923,000, respectively. Earnings were insufficient to cover fixed charges for the nine months ended September 30, 1998 by $27,119,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company appearing elsewhere in this Prospectus.

GENERAL

     Since its inception in 1988, the Company has manufactured and marketed semiconductor optical transmission products for the fiber optics communications industry. In 1993, the Company expanded its product line to include products incorporating Ethernet switching technology that improved network throughput and enhanced efficiency of LANs and introduced its first switch marketed under the NBase trademark in the fourth quarter of 1993. During 1994, the Company expanded commercial shipments of its LAN switching products. In 1995, the Company augmented its networking products with the acquisitions of certain assets of Galcom and Ace, which resulted in charges of $6,211,000 and $1,465,000 for purchased technology in progress and restructuring, respectively. Net revenues from sales of networking products and semiconductor optical transmission products were 60% and 40%, respectively, during the year ended December 31, 1995, approximately 69% and 31%, respectively, during the year ended December 31, 1996 and approximately 76% and 24%, respectively, during the year ended December 31, 1997.

     In September 1996, the Company completed the Fibronics Acquisition, acquiring assets related to Fibronics' computer networking and telecommunications businesses in Germany, the United States, the United Kingdom, the Netherlands and Israel. The assets acquired include Fibronics' technology in progress and existing technology, its marketing channels, its GigaHub family of computer networking products and other rights. This acquisition also resulted in charges in the amount $17,795,000 and $6,974,000 for purchased technology in progress and restructuring, respectively. Through the restructuring of September 30, 1996, the Company expected to improve Fibronics' operations in, among others, the following key areas: (i) the elimination of unprofitable products and operations that appeared detrimental to overall profit margins; (ii) the reduction of payroll by eliminating redundant staff; (iii) the merger and relocation of research and development resources to place qualified individuals on the most appropriate projects; (iv) and the reduction of overhead costs by the closure of redundant facilities. The costs incurred to complete the research and development in process at the time of the Fibronics Acquisition have not had a material effect on MRV's research and development expenses as a percentage of net sales. These projects were completed as of 1997.

     In September 1996, the Company completed a private placement of an aggregate of $30,000,000 principal amount of 5% convertible subordinated debentures due August 6, 1999 (the "Debentures"). Proceeds from this private placement were used to purchase the Fibronics Business. The Debentures were convertible into Common Stock of the Company at any time at the option of the holders at a discount from the market price of the Common Stock at the time of conversion that decreased over the life of the Debentures until it reached a floor. At a meeting of the Emerging Issues Task Force held on March 13, 1997, the staff of the Commission announced its position on the accounting treatment for the issuance of convertible preferred stock and debt securities with a beneficial conversion feature such as that contained in the Debentures. As announced, the Commission requires that a beneficial conversion feature attached to instruments such as the Debentures that are convertible into equity be recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital and charging it to interest expense. As a result of the Commission's position, the Company added an unusual, non-cash charge to its results of operations for the years ended December 31, 1996 and 1997 related to the issuance of the Debentures in the amounts of $4,357,000 and $843,000, respectively. The Company will not need to report future charges relating to the issuance of the Debentures as the outstanding principal and accrued interest were paid in full at April 4, 1997 through conversion into Common Stock. See "Liquidity and Capital Resources" below.

     On January 30, 1998, MRV completed the Xyplex Acquisition from Whittaker. Xyplex is a leading provider of access solutions between enterprise networks and WANs and/or ISPs. The purchase price paid to Whittaker consisted of $35,000,000 in cash and three-year warrants to purchase up to 500,000 shares of

Common Stock of the Company at an exercise price of $35 per share. During the year ended December 31, 1995, the period from January 1, 1996 through April 9, 1996 (the day Xyplex was acquired by Whittaker), the period from April 10, 1996 through October 31, 1996 and the fiscal year ended October 31, 1997, Xyplex reported net revenues of $107,617,000, $28,100,000, $52,021,000, and
$75,663,000, respectively, and net losses of $37,360,000, $2,269,000,
$13,353,000 and $80,309,000, respectively. In connection with the Xyplex Acquisition, the Company incurred charges of $30,571,000 and $23,194,000 for purchased technology and restructuring. Assuming the Xyplex Acquisition had occurred on January 1, 1997, pro forma combined results of the Company and Xyplex for the year ended December 31, 1997 reflect net revenues of $241,134,000 and a net loss of $27,727,000. While the Xyplex Acquisition will add 11 months of Xyplex' revenues to those of the Company, the charges resulting from the Xyplex Acquisition resulted in MRV incurring a net loss of $31,286,000 or $1.18 per share during the six months ended June 30, 1998 and are expected to have a material adverse effect on the net operating results the Company expects to report during remaining cumulative periods reported for the year ending December 31, 1998. The Company's ability to operate Xyplex profitably will depend upon its ability to integrate this business successfully, including (i) the completion of Xyplex' research and development projects in process, especially the EdgeBlaster program, (ii) the integration of the products, technologies and personnel of Xyplex into the Company, (iii) management's ability to reduce Xyplex' operating costs and (iv) the continued market acceptance of Xyplex' products and technology.

     The Company's international sales are not concentrated in any specific country. The estimated operating profit from international sales for the years ended December 31, 1997, 1996 and 1995 were $18,113,000, $8,009,000, $2,646,000, respectively. The amounts for the years ended December 31, 1996 and 1995 are before unusual charges. Including unusual charges, operating losses from international sales for the years ended December 31, 1995 and 1996 were $2,789,000 and $16,054,000, respectively. At December 31, 1995, 1996 and 1997,
16%, 14% and 17%, respectively, of the Company's assets were located in the Middle East and at December 31, 1996 and 1997, 17% and 14%, respectively, of the Company's assets were located in the European Community. Except for such assets, there were no significant assets located in geographic regions outside of the U.S. at December 31, 1995, 1996 or 1997. In years prior to 1995, substantially all the assets were located in the U.S.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, statements of operations data of the Company expressed as a percentage of revenues (except for revenue growth rates).

                                                                                  SIX MONTHS
                                                                                    ENDED
                                                     YEAR ENDED DECEMBER 31        JUNE 30
                                                     -----------------------    --------------
                                                     1995     1996     1997     1997     1998
                                                     -----    -----    -----    -----    -----
Revenues, net......................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of goods sold.................................   57.7     58.0     57.2     57.3     55.9
                                                     -----    -----    -----    -----    -----
Gross profit.......................................   42.3     42.0     42.8     43.7     44.1
Operating expenses:
  Research and development expenses................   10.3      9.2      7.9      7.7      8.3
  Selling, general and administrative expenses.....   17.3     15.8     16.5     16.0     18.6
                                                     -----    -----    -----    -----    -----
Operating income before unusual charges............   14.7     17.0     18.3     19.0     17.2
Purchased technology in progress...................   15.8     20.0       --       --     24.2
Restructuring costs................................    3.7      7.9       --       --     18.3
                                                     -----    -----    -----    -----    -----
Operating income...................................   (4.9)   (10.9)    18.3     19.0    (25.3)
Other income (expense), net........................    1.7       --      1.6      0.2      1.1
Interest expense related to convertible debentures
  and acquisition..................................     --     (4.9)    (0.5)     0.6       --
                                                     -----    -----    -----    -----    -----
Income (loss) before taxes.........................   (3.2)%  (15.8)%   19.4%    12.7%   (24.7)%
                                                     =====    =====    =====    =====    =====
Pro forma financial data (excluding unusual
  charges):
Operating income...................................   14.7%    17.0%    18.3%    19.0%    17.2%
Income (loss) before taxes.........................   16.3     17.0     19.9     12.7     12.8

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     Revenues. Revenues for the six months ended June 30, 1998 were $126,568,000 as compared to revenues for the six months ended June 30, 1997 of $75,092,000. The changes represented increases of $51,476,000 or 68.6% for the six months ended June 30, 1998 over the six months ended June 30, 1997. Revenues increased as a result of a larger sales force, greater marketing efforts and greater market acceptance of the Company's products, both domestically and internationally. International sales accounted for approximately 62% of revenues for the six months ended June 30, 1998, as compared to 57% of revenues for the six months ended June 30, 1997. International sales, as a percentage of total revenues, increased mainly because of increased sales, marketing and support resources in place in Europe. Sales of networking products represented approximately 82% of total sales for the six months ended June 30, 1998 compared to approximately 75% of total sales during the six months ended June 30, 1997.

     Gross Profit. Gross profit for the six months ended June 30, 1998 was $55,814,000, compared to a gross profit of $32,031,000 for the six months ended June 30, 1997. The changes represented increases of $23,783,000 for the six months ended June 30, 1998, or 74.2% for the six months ended June 30, 1998 over the six months ended June 30, 1997. Gross profit as a percentage of revenues increased from 42.7% during the six months ended June 30, 1997, to 44.1% during the six months ended June 30, 1998, as a result of increased sales of higher margin products.

     Research and Development. Research and development ("R&D") expenses were $10,525,000, and represented 8.3% of revenues, for the six months ended June 30, 1998. R&D expenses were $5,789,000, and represented 7.7% of revenues, for the six months ended June 30, 1997. The increase of 81.8% in R&D spending during the six months ended June 30, 1998 over the comparable period in 1997 was attributable to the continued development of, as well as for new projects involving, the Company's networking and fiber optic products. The Company intends to continue to invest in the research and development of new products. Management believes that the ability of the Company to develop and commercialize new products is an important competitive factor.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses increased to $23,581,000 for the six months ended June 30, 1998 from $12,007,000 for the six months ended June 30, 1997. As a percentage of revenues, SG&A increased from 16.0% for the six months ended June 30, 1997 to 18.6% for the six months ended June 30, 1998. The increases in SG&A expense, both in dollar amounts and as a percentage of sales, were due primarily to substantially increased marketing efforts as well as increased personnel and overhead costs in expanded locations.

     Purchased Technology in Progress and Restructuring Costs. Purchased technology in progress for the six months ended June 30, 1998 of $30,571,000 was related to R&D projects of Xyplex in progress at the time of the Xyplex Acquisition on January 30, 1998. Restructuring costs during the six months ended June 30, 1998 were $23,194,000. The restructuring costs in the first six months of 1998 were associated with a plan adopted by the Company in March 1998 calling for the reduction of the workforce, closing of certain facilities, elimination of particular product lines, settlement of distribution agreements and other costs. The Company did not incur these charges in the six months ended June 30, 1997. The Company did, however, incur charges of $427,000 during the six months ended June 30, 1997 as additional interest expense related to the issuance in 1996 of convertible subordinated debentures (the "Debentures"), proceeds from which were used to finance the Company's acquisition of the Fibronics business in 1996. The Company did not report charges relating to the issuance of the Debentures for periods after June 30, 1997 as the outstanding principal and accrued interest were paid in full at April 4, 1997 through conversion into Common Stock.

     Net Income (Loss). The Company reported net loss of $31,286,000 during the six months ended June 30, 1998, compared to net income of $9,552,000 during the six months ended June 30, 1997. Net income for the six months ended June 30, 1998 would have been $16,213,000, excluding $53,765,000 of charges, associated with the Xyplex Acquisition, as compared to net income of $9,979,000, excluding unusual charges of $427,000 relating to interest expenses attributable to financing the acquisition of the Fibronics business. Excluding these unusual items, net income increased by $6,234,000 or 63% for the six months ended June 30, 1998 over the six months ended June 30, 1997.

YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues. Revenues for the year ended December 31, 1997 were $165,471,000, compared to $88,815,000 for the year ended December 31, 1996, an increase of 86.3%. Revenues from sales of networking products and optical transmission products were 76% and 24%, respectively, of total revenues during the year ended December 31, 1997 as compared to 69% and 31%, respectively, of total revenues during the year ended December 31, 1996. Revenues increased as a result of greater marketing efforts and greater market acceptance of the Company's products, both domestically and internationally. International sales accounted for approximately 60% of revenues for the year ended December 31, 1997, as compared to 53% of revenues for the year ended December 31, 1996. International sales, as a percentage of total revenues, increased mainly as a result of increased sales, marketing and support resources in place in Europe and increased sales to the Pacific Rim region. While the Company has achieved significant revenue growth in previous periods, there can be no assurance that the Company will sustain such growth.

     Gross Profit. Gross profit for the year ended December 31, 1997 was $70,762,000 compared to $37,337,000 for the year ended December 31, 1996. The changes represented an increase of $33,425,000 or 89.5% for the year ended December 31, 1997. Gross profit as a percentage of revenues increased from 42.0% during the year ended December 31, 1996 to 42.8% for the year ended December 31, 1997 as a result of increased sales of higher margin products such as the MegaSwitch family of products as well as lower cost production techniques.

     Research and Development. For the years ended December 31, 1997 and 1996, R&D expenses were $13,093,000 and $8,201,000, respectively. In the case of absolute dollars, the 59.7% increase in R&D spending during the year ended December 31, 1997 over the year ended December 31, 1996 was attributable to the continued development of the Company's networking and fiber optic products including Ethernet/Fast Ethernet/Gigabit Ethernet switches, GigaHub modules, GigaFrame switch and fiber optic components. Additional costs were also associated with the hiring of new research and development personnel and consultants. R&D expenses as a percentage of revenues declined from 9.2% of revenues during year ended December 31, 1996, to 7.9% of revenues for year ended December 31, 1997. This decrease was primarily caused because the Company's revenues during the periods increased at a faster rate than R&D expenses. The Company intends to continue to invest in the research and development of new products. Management believes that the ability of the Company to develop and commercialize new products is a key competitive factor.

     Selling, General and Administrative. For the years ended December 31, 1997 and 1996, SG&A expenses increased to $27,365,000 from $14,025,000. As a percentage of revenues, SG&A increased from 15.8% for the year ended December 31, 1996 to 16.5% for the year ended December 31, 1997. The increases in SG&A expense, both in dollar amounts and as a percentage of sales were due primarily to substantially increased marketing efforts as well as the addition of personnel and overhead costs in additional and expanded locations.

     Purchased Technology in Progress and Restructuring Costs. Purchased technology in progress for the year ended December 31, 1996 was $17,795,000. The purchased technology in 1996 was for R&D projects of Fibronics in progress at the time of the Fibronics Acquisition on September 26, 1996. Restructuring costs during the year ended December 31, 1996 were $6,974,000. The restructuring in 1996 was associated with a plan adopted by the Company on September 30, 1996, in conjunction with the Fibronics Acquisition, calling for the reduction of workforce, closing of certain facilities, elimination of particular product lines and other items. Purchased technology in progress for the year ended December 31, 1995 was $6,211,000. The Company did not incur these charges in 1997.

     Interest Expense Related to Convertible Debentures. In September 1996, the Company completed a private placement of $30,000,000 principal amount of convertible Debentures. See "-- Liquidity and Capital Resources," below. To give effect to the accounting treatment announced by the staff of the Securities and Exchange Commission at the March 13, 1997 meeting of the Emerging Issues Task Force relevant to the Company's issuance of the Debentures having "beneficial conversion" features, the value of the fixed discount has been reflected in the Company's consolidated financial statements for the years ended December 31, 1996 and 1997 as additional interest expense and such fixed discount was accredited through the first possible conversion date of the respective issuance. The Company will not need to report future charges relating to the issuance of the Debentures as the outstanding principal and accrued interest were paid in full at April 4, 1997 through conversion into Common Stock. See "Liquidity and Capital Resources" below.

     Net Income. Net income increased to $22,585,000 for the year ended December 31, 1997 from a net loss of $9,654,000 for the year ended December 31, 1996. Net losses during the year ended December 31, 1996 were the result of aggregate charges related to the Company's acquisition of Fibronics from Elbit, including charges from purchased technology in progress, restructuring costs and the interest on the Debentures. Excluding these unusual charges of $20,209,000, net of tax effects, net income for the year ended December 31, 1996 would have been $10,555,000. Excluding unusual charges from interest on the Debentures, net income for the year ended December 31, 1997 would have been $23,428,000.

YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenues. Revenues for the year ended December 31, 1996 were $88,815,000 compared to $39,202,000 for the year ended December 31, 1995, an increase of 126%. Revenues from sales of networking products and optical transmission products were 69% and 31%, respectively, of total revenues during the year ended December 31, 1996 as compared to 60% and 40%, respectively, of total revenues during the year ended December 31, 1995. The changes represented increases of $38,140,000 or 162% and $11,473,000 or 73% in revenues from networking products and optical transmission products, respectively, for the year ended December 31, 1996. Total revenues increased as a result of strong demand for LAN connectivity and fiber optic products. Revenues from networking products increased primarily due to sales of the MegaSwitch product line and revenues from optical transmission products increased primarily as a result of volume shipments, beginning in the third quarter of 1996, of a new bidirectional optical transmission and reception module for FTTC applications and sales to the cable TV industry. International sales accounted for approximately 53% of revenues for the year ended December 31, 1996 as compared to approximately 45% of revenues for the year ended December 31, 1995. International sales, as a percentage of total revenues, increased because of increased concentration of sales and marketing efforts overseas. The Company estimates that most of the growth in international sales resulted from the increased concentration of sales and marketing and that the acquisition of Fibronics accounted for approximately 12% of the growth. The Fibronics Acquisition, which was not completed until September 26, 1996, resulted in only a marginal increase in total revenues for 1996, primarily caused from sales of older Fibronics products that were not eliminated as part of the Company's restructuring of the Fibronics business.

     Gross Profit. Gross profit for the year ended December 31, 1996 was $37,337,000 as compared to $16,594,000 for the year ended December 31, 1995. The changes represented an increase of $20,743,000 or 125% for the year ended December 31, 1996. Gross profit as a percentage of revenues was approximately 42% for both the years ended December 31, 1995 and 1996.

     Research and Development. For the years ended December 31, 1996 and 1995, R&D expenses were $8,201,000 and $4,044,000, respectively, which represented approximately 9.2% of revenues for 1996 and 10.3% for 1995. R&D expenses increased primarily due to additions in engineering personnel and the commencement of new R&D projects. R&D expenses were lower as a percentage of revenues in 1996 primarily because certain of the Company's R&D programs in Israel were partially funded by the Chief Scientist of Israel and R&D expenses were spread over a larger revenue base. The Company continues to devote significant resources to its R&D efforts. During 1995 and 1996, the Company's R&D activities were focused on expanding its family of networking switching products and extending its fiber optic expertise into new product areas.

     Selling, General and Administrative. For the year ended December 31, 1996, SG&A expenses increased to $14,025,000 from $6,799,000 in 1995. The increase in SG&A expenses is due primarily to increased marketing expenses, including those associated with additions to personnel. As a percentage of sales, SG&A expenses decreased from 17.3% to 15.8% for the years ended December 31, 1995 and December 31, 1996, respectively. The decrease as a percentage of sales in the year ended December 31, 1996 resulted primarily due to increased sales in 1996.

     Purchased Technology in Progress and Restructuring Costs. Purchased technology in progress for the year ended December 31, 1996 was $17,795,000. The purchased technology in 1996 was for R&D projects of Fibronics in progress at the time of the Fibronics Acquisition on September 26, 1996. Restructuring costs during the year ended December 31, 1996 were $6,974,000. The restructuring in 1996 was associated with a plan adopted by the Company on September 30, 1996, in conjunction with the Fibronics Acquisition, calling for the reduction of workforce, closing of certain facilities, elimination of particular product lines and other items. Purchased technology in progress for the year ended December 31, 1995 was $6,211,000. The purchased technology was for R&D projects in progress at the time of acquisition of assets from Galcom and Ace. Restructuring costs during the year ended December 31, 1995 were $1,465,000. The restructuring in 1995 was associated with a plan adopted by the Company on June 30, 1995 calling for the merger of new subsidiaries acquired in the Ace and Galcom acquisitions in 1995 and the Company's LAN products division. The plan also called for the closure of some facilities, termination of redundant employees and cancellation of representation agreements.

     Interest Expense Related to Convertible Debentures. To give effect to the accounting treatment announced by the staff of the SEC at the March 13, 1997 meeting of the Emerging Issues Task Force relevant to the Company's issuance of the Debentures having "beneficial conversion" features, the value of the fixed discount has been reflected in the 1996 financial statements as additional interest expense and such discount has been accreted through the first possible conversion date of the respective issuance.

     Net Loss. Net loss increased from a loss of $1,273,000 during the year ended December 31, 1995 to a loss of $9,654,000 for the year ended December 31, 1996. The increase in net loss in 1996 was due to the Fibronics Acquisition, which included charges for purchased technology in progress and restructuring costs. Net income for the year ended December 31, 1996 would have been $10,555,000, excluding $20,209,000 of charges, net of tax effects, associated with the Fibronics Acquisition. Net income for the year ended December 31, 1995 would have been $4,345,000, excluding $5,618,000 of charges, net of tax effects, associated with the acquisitions of Galcom and Ace. Excluding, these unusual charges, net income increased by $6,210,000 or 143% for the year ended December 31, 1996.

SELECTED QUARTERLY FINANCIAL DATA

     The following table sets forth certain selected operating data for the quarters indicated. This information has been derived from the unaudited consolidated financial statements of the Company which in the opinion of management contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information. These operating results are not necessarily indicative of results for any future period and results may fluctuate significantly from quarter to quarter in the future.

                                         1995                                    1996                          1997
                         ------------------------------------   --------------------------------------   -----------------
                           Q1       Q2        Q3        Q4        Q1        Q2         Q3        Q4        Q1        Q2
                         ------   -------   -------   -------   -------   -------   --------   -------   -------   -------
                                                              (AMOUNTS IN THOUSANDS)
Revenues, net..........  $6,737   $ 8,310   $11,135   $13,020   $15,529   $19,586   $ 22,664   $31,036   $35,564   $39,528
Gross profit...........   2,477     3,475     4,826     5,816     6,540     8,175      9,382    13,240    15,388    16,643
Operating income before
 unusual charges.......     858     1,221     1,645     2,027     2,720     3,224      3,558     5,609     6,865     7,370
Operating income
 (loss)................     858    (6,455)    1,645     2,027     2,720     3,224    (21,211)    5,609     6,865     7,370
Net income (loss)......     705    (4,707)    1,155     1,574     1,879     2,283    (15,504)    1,688     4,343     5,209

                               1997                 1998
                         -----------------   ------------------
                           Q3        Q4         Q1        Q2
                         -------   -------   --------   -------
                                 (AMOUNTS IN THOUSANDS)
Revenues, net..........  $41,979   $48,400   $ 60,826   $65,742
Gross profit...........   18,174    20,557     26,821    28,993
Operating income before
 unusual charges.......    8,131     7,938     10,116    11,592
Operating income
 (loss)................    8,131     7,938    (43,649)   11,592
Net income (loss)......    5,922     7,111    (40,021)    8,735

     In August 1998, MRV announced that it expects operating results in the third quarter of 1998 to be adversely affected by weaker than anticipated demand for its networking products, especially in Europe, and delays in its transitions to next generation, higher margin, networking products. In this regard, the Company expects that revenue will be down 10% to 15% from second quarter revenue of $65.7 million, gross margin percentage will be down to or slightly below 43% from the second quarter percentage of 44.1% and operating expenses, consisting of selling, general and administrative expenses and research and development expenses, to be approximately 8% to 10% higher than second quarter total operating expenses of $17.4 million. The Company currently plans to introduce its next generation networking products before the end of 1998.

LIQUIDITY AND CAPITAL RESOURCES

     In September 1996, the Company completed a private placement of $30,000,000 principal amount of the Debentures. The Debentures were convertible into Common Stock of the Company at any time at the option of the holders at a discount from the market price of the Common Stock at the time of conversion that increased over the life of the Debentures until it reached a floor. As of June 30, 1997, the entire $30,000,000 principal amount of Debentures and accrued interest had been converted into 1,816,159 shares of Common Stock.

     In September 1996, the Company completed the Fibronics Acquisition from Elbit. The purchase price for the Fibronics Business was approximately $22,800,000, which was paid with Common Stock and cash. The cash was provided from a portion of the proceeds of the private placement of Debentures. Elbit subsequently resold the shares of Common Stock it received from the Company.

     In November 1996, the Company completed a private placement of 200,000 shares of Common Stock to Intel Corporation ("Intel") for $4,000,000 ($20.00 per share). As part of the private placement, the Company issued to Intel three-year warrants to purchase up to an additional 500,000 shares of Common Stock at $20.00 per share. Of such warrants, warrants to purchase 100,000 shares of Common Stock have not and will not become exercisable and warrants to purchase 400,000 shares of Common Stock are exercisable.

     In September 1997, the Company completed a follow-on public offering of 2,785,000 shares of Common Stock raising net proceeds of $93,320,000 (the "1997 Public Offering"). In June 1998, the Company sold an aggregate $100,000,000 principal amount of Notes in a private placement raising net proceeds of $96,423,000 (the "1998 Private Placement"). The Notes are convertible into Common Stock of the Company at a conversion price of $27.0475 per share (equivalent to a conversion rate of approximately 36.97 shares per $1,000 principal amount of notes), representing an initial conversion premium of 24%, for a total of approximately 3.7 million shares of Common Stock of the Company. The Notes have a five-year term and are not callable for the first three years. Interest on the Notes, at 5% per annum, is payable semi-annually on June 15 and December 15, commencing on December 15, 1998.

     Cash and cash equivalents and short-term investments totaled approximately $138,622,000 at June 30, 1998. Such cash and cash equivalents and short-term investments, as well as cash flow from operations, are the Company's principal sources of liquidity.

     Net cash used in operating activities for the six months ended June 30, 1998 was $13,553,000. The funds were used primarily to purchase technology in progress and for restructuring costs in connection with the Xyplex Acquisition. Net cash provided by investing activities for the six months ended June 30, 1998 was $14,120,000. Cash provided by the sale of investments to finance the Xyplex acquisition accounted for most of the cash provided by investing activities for the six months ended June 30, 1998 and cash used in the Xyplex acquisition accounted for most of the cash used in investing activities for the same period. The sale of the Notes in the 1998 Private Placement accounted for substantially all of the $96,904,000 of cash provided by financing activities during the six months ended June 30, 1998.

     Net cash used in operating activities for the years ended December 31, 1997 was $2,761,000. The funds were used primarily for increased inventories and receivables as a result of increased revenues. Net cash provided by financing activities for year December 31, 1997 and 1996 were $95,153,000 and $38,882,000, respectively. The cash provided by financing activities in 1997 came principally from the proceeds from the 1997 Public Offering, which were partially offset by the repurchase of Common Stock from Elbit. Net cash used in investing activities for the year ended December 31, 1997 was $87,454,000. The cash used in investing activities was primarily used to purchase investments in U.S. Government securities.

     Net cash used in operating activities for the year ended December 31, 1996 was $148,000. The funds were used primarily for increased inventories and receivables as a result of increased revenues. Net cash used in investing activities for the year ended December 31, 1996 was $26,047,000, which primarily related to the net purchases of investments and net cash used in acquisitions. Cash provided by financing activities in 1996 was primarily from the private placement of $30,000,000 principal amount of Debentures relating to the Fibronics Acquisition and proceeds from the issuance of Common Stock. The majority of cash used for investing activities during 1996 was for the purchase of the Fibronics Business and net purchases of investments.

     Accounts receivable were $60,636,000 at June 30, 1998 as compared to $47,258,000 at December 31, 1997. The increase in accounts receivable was primarily attributable to the increase in overall sales in Europe where terms of sale are traditionally longer than in the United States.

     Inventories were $45,389,000 at June 30, 1998 as compared to $41,689,000 at December 31, 1997. The increase in inventories was primarily attributable to the Company's decision to add larger inventories to shorten lead times for customers and the Xyplex Acquisition. Management believes that MRV's inventory levels at various points in time may not necessarily be comparable to those of many other companies in its industry. This is because MRV conducts significant in-house manufacturing of various components used in its products and thus carries substantial raw materials and work-in-progress in addition to finished products in its inventories. In contrast, many competitors outsource to turnkey contract manufacturers substantial portions of their production requirements and thus do not include material amounts of raw materials or work in progress in inventories and may in some circumstances not even include finished products in inventory if the contract manufacturer ships directly to the competitors' customers.

     Royalties are payable by Galcom, Ace and Fibronics to the Office of the Chief Scientist of Israel ("OCS") at rates of approximately 2% to 3% on proceeds from the sale of products arising from the Company's research and development activities for which OCS has provided grants. The total amount of royalties may not exceed the amount of the grants. The Company does not expect that revenues from royalty bearing products will result in material royalty payments to OCS in the future.

     On December 27, 1996, Datapoint brought an action against NBase, a subsidiary of the Company, and several other defendants in the United States District Court for the Eastern District of New York alleging infringement of two of Datapoint's patents related to LANs, more particularly to claimed improved LANs which interoperatively combine additional enhanced capability and/or which provide multiple different operational capabilities. In the same lawsuit, Datapoint alleges that other defendants including Dayna Communications, Inc., Sun Microsystems, Inc., Adaptec, Inc., International Business Machines Corporation, Lantronix and SVEC America Computer Corporation have infringed the same two patents. The Company has been advised that several other companies, including Intel Corporation and Cisco Systems, Inc. have also had actions brought against them by Datapoint with respect to the same two patents. The action against NBase and its co-defendants seeks, among other things, an injunction against the manufacture or sale of products which embody the inventions set forth in the two patents and single and treble damages for the alleged infringement. Datapoint's complaint also seeks to have the court determine that the named defendants shall serve as representatives of a defendant class of manufacturers, vendors and users of products allegedly infringing on Datapoint's claimed patents from which defendant class Datapoint seeks the same relief as from the individual defendants. The Company is cooperating with several of the defendants in pursuit of common defenses and believes it has meritorious defenses to this action. If a conclusion unfavorable to the Company is reached, however, Datapoint's claim could materially affect the business, operating results and financial condition of the Company.

EFFECTS OF INFLATION AND CURRENCY EXCHANGE RATES

     The Company believes that the relatively moderate rate of inflation in the United States over the past few years has not had a significant impact on the Company's sales or operating results or on the prices of raw materials. However, in view of the Company's recent expansion of operations in Israel which has experienced substantial inflation, there can be no assurance that inflation in Israel will not have a materially adverse effect on the Company's operating results in the future.

     The Company's sales are currently denominated in U.S. dollars and to date its business has not been significantly affected by currency fluctuations or inflation. However, the Company conducts business in several different countries and thus fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive in particular countries, leading to a reduction in sales in that country. In addition, inflation in such countries could increase the Company's expenses. To date, the Company has not hedged against currency exchange risks. In the future, the Company may engage in foreign currency denominated sales or pay material amounts of expenses in foreign currencies and, in such event, may experience gains and losses due to currency fluctuations. The Company's operating results could be adversely affected by such fluctuations or as a result of inflation in particular countries where material expenses are incurred.

POST-RETIREMENT BENEFITS

     The Company does not provide post-retirement benefits affected by SFAS 106.

YEAR 2000

     Many existing computer programs, including some programs used by the Company, use only two digits to identify a year in the date field. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, these computer applications and systems could fail or create erroneous results by, at, or after the year 2000. Based on the Company's investigation to date, management does not anticipate that the Company will incur material operating expenses or be required to incur material costs to be year 2000 compliant. To the extent the Company's systems are not fully year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results or operations and business prospects.

                                    BUSINESS

OVERVIEW

     MRV is a leading manufacturer and marketer of optical high speed networks that integrate switching, routing, remote access and fiber optic transmission systems. The Company designs, manufactures and sells two groups of products: (i) computer networking products, primarily Ethernet LAN routing switches, WAN and remote access devices and (ii) fiber optic components for the transmission of voice, video and data across enterprise, telecommunications and cable TV networks. The Company's advanced networking solutions greatly enhance the functionality of LANs and WANs by reducing network congestion while allowing end users to preserve their legacy investments in pre-existing networks and providing cost-effective migration paths to next generation technologies such as Gigabit Ethernet. The Company's fiber optic components incorporate proprietary technology which delivers high performance under demanding environmental conditions.

     The Company offers a family of network, switching and related products that enhance LAN performance and facilitate the migration to next generation technologies such as Fast Ethernet, Gigabit Ethernet and Asynchronous Transfer Mode ("ATM"). MRV's MegaSwitch and GigaFrame families of switching products range from complete switching systems to stackable switches which upgrade performance of existing LANs by relieving network congestion without requiring replacement of existing technologies. In addition, the Company plans to offer EdgeBlaster, a new remote access router that will connect enterprise LANs to remote offices and telecommuters securely through the Internet using virtual private network ("VPN") technology.

     The Company complements its switching products with a family of optical transmission components and modules designed for transmission over fiber optic cable. These products enable the transmission of voice, data, and video across fiber and are also used in optical fiber test equipment. The Company's products include discrete components, such as laser diodes and LEDs, and integrated components such as transmitters, receivers and transceivers. The Company's components are used in data networks, telecommunication transmission and access networks.

     To position the Company for growth, management's strategy has been to focus on rapidly developing markets in the communications arena, such as LAN switching and access networks, and to concentrate on improving performance of networks employing Ethernet protocols, thereby addressing the largest installed base of network users. Management's strategy has also been to emphasize development of innovative products that the Company may bring to market early and to capitalize on MRV's manufacturing expertise and ability to use proprietary fiber optic transmission and advanced switching technologies to create high-speed, cost-effective networking solutions.

INDUSTRY BACKGROUND

     The global communications industry has undergone significant transformation and growth as a result of increased demand for communications services and applications, as well as advances in technology and changes in network architectures and public policy. The client server network architecture with its shared information and resources, the increased power of conventional applications as well as the proliferation of graphic intensive applications such as multimedia, the Internet and intranets, have resulted in a strong demand for additional bandwidth. This trend is expected to continue as additional bandwidth intensive applications, such as video conferencing, are increasingly used. Further, as a result of changes in communications regulations and the adoption of common standards, enterprise networks, such as LANs and WANs, and access networks, such as telecommunications and cable TV, are expected to converge. The demand for high bandwidth applications, as well as the convergence of data communications and telecommunications, has significantly increased the requirement for networking and fiber optic equipment that increases the capacity of networks through high speed and more efficient transmission technologies.

     High-speed switching systems enhance the bandwidth of LANs so that a greater number of users can utilize more complex applications without experiencing network congestion. Fiber optic transmission components also enhance the functionality of enterprise and access networks by enabling high-speed transmission of voice, video and data across fiber optic cable. Market research firms forecast strong growth in both of these sectors. In the fall of 1997, industry sources estimated that the market for LAN switches would grow from $3.7 billion in 1996 to $10.9 billion in 1999, a compounded annual growth rate of 43.3%. Other industry sources projected in a March 1998 report that the market for WDM equipment would grow from $1.0 billion in 1997 to $4.0 billion in 2000, a compounded annual growth rate of 58.7%. In August 1997, industry sources estimated that the fiber optics industry was $8.6 billion in 1997 and would grow to $13.2 billion in 2001, a compounded annual growth rate of 11.3 percent. The Company believes that the growth of fiber optic components will outpace that of the overall fiber optics market.

     Growth in the use and availability of wide area networks is being stimulated by many factors including the need to share information between centralized repositories and remote enterprise locations, to access and use the Internet for communications and marketing and to electronically access external resources used by the enterprise. Growth is also being fueled by the increasing availability of more cost-effective WAN services such as Frame Relay and Integrated Service Digital Network ("ISDN") making it more affordable for many organizations to set up a WAN or expand an existing one. The growth in the use and availability of wide area networks coupled with increasing use, power, speed and complexity of local area networks has resulted in the increasing need for equipment that permits high speed connections between LANs, WANs and ISPs.

NETWORKING ENVIRONMENT

     The most common LAN architecture, "shared-media" networking, cannot effectively accommodate the market's requirements for high-speed networking. Shared-media networks require computers to alternate communication over a single LAN, thereby allowing a computer to send information only when other computers are not doing so. As more computers are added to a single LAN, demand for access to the network increases and, as a result, individual users experience slower network response times and data transfer rates. Most of these networks operate with the Ethernet protocol, which is significantly less expensive than the closest competing technology, Token Ring.

     There are two fundamentally different but complementary approaches to alleviating network congestion. The first approach, referred to as "segmentation," reduces the number of desktops connected to a single LAN segment, which increases the available bandwidth per user. The segmentation of users into smaller LANs alleviates network congestion by allowing fewer users to share a given amount of capacity. The second approach is to increase the capacity of networks through new high-speed transmission technologies and high bandwidth fiber optic applications. LAN switching technology is an innovation that enables both of these solutions. A switch is a device that partitions a network into multiple segments which enables several simultaneous "conversations," thereby reducing the traffic on each segment while allowing access to the entire network. A switch also allows connection with different speeds, thereby facilitating faster backbones and migration to faster technologies.

     Enhanced LAN Performance through Segmentation and Switching. LAN switching systems have emerged as the preferred method for segmenting networks because these systems are implemented more easily, efficiently and cost-effectively than hub architectures which once dominated the networking equipment industry. In contrast to hubs, which indiscriminately forward data to all ports, Ethernet switches only forward network traffic to the designated receiving port or ports. Ethernet switches can also support different data rates on different ports with some ports operating at 10 Mbps and others at substantially higher speeds, thus enabling Any Speed to Any Speed Ethernet transmission. A major driver to the growth in Ethernet switching is the large installed base. Ethernet is the dominant LAN architecture. As a result, Ethernet switching offers fast and cost-effective upgrades without impacting network performance or requiring infrastructure changes to existing cabling and network adapters. Switching also allows LANs based on different architectures, such as Ethernet and Token Ring, to be connected efficiently and allows these systems to access servers and backbones which use a variety of high-speed technologies, such as Fast Ethernet, Gigabit Ethernet, Fiber Distributed Data Interface ("FDDI") and ATM.

     Another important benefit of switches is their ability to combine groups of computers into virtual LANs ("VLANs"). As a result, workgroups can be set up according to business relationships rather than physical proximity. Unlike hub and router systems, which require segment users to be physically grouped together,

VLANs simplify network administration as users relocate. VLANs can also be used for controlling bandwidth and directing excess capacity to workgroups and users as needed. Moreover, by confining traffic to desired workgroups, VLANs improve network security.

     Enhanced LAN Performance Through High-speed Transmission Technologies and Switching. While Ethernet switching is being used to increase the efficiency of existing capacity, switching technology also incorporates high-speed transmission technologies that increases a system's capacity. High-speed technologies such as Fast Ethernet, Gigabit Ethernet, FDDI and ATM increase transmission speeds from 10 Mbps to 100 Mbps and from 100 Mbps to 1,000 Mbps (1
Gbps). Higher transmission speeds have helped to increase the demand for LAN switches in two important ways. First, LAN switches create uplinks between slow desktop connections and high-speed fiber backbones, which are necessary if data transfer is to occur between devices that operate at different speeds. Second, as high-speed file servers or fiber backbones are upgraded, the system's switches must be upgraded as well.

     Two alternative high-speed networking technologies, FDDI and ATM, are used in networking backbones, but because of their high cost for end-users they are rarely used to connect desktop computers within a LAN. Both FDDI and ATM transmit data in unique formats which also make them difficult to incorporate into pre-existing Ethernet LANs.

     Fast Ethernet has emerged as a cost-effective, interoperable technology that enables the integration of ATM and FDDI backbones with Ethernet switches and provides a non-disruptive, tenfold increase in speed from 10 Mbps to 100 Mbps. Furthermore, unlike FDDI and ATM, Fast Ethernet is based on fully defined standards which use the same data format and core communication protocol as Ethernet. This similarity permits easy integration with existing Ethernet networks and allows organizations to retain the benefit of network administrators who have been trained in the management of Ethernet networks. Thus, migration from Ethernet to Fast Ethernet involves a simple change of adapter cards and an upgrade of hubs and switches. As a result of these factors, in January 1998 an industry analyst reported market estimates that Fast Ethernet revenues will increase from $513 million in 1996 to $1.8 billion in 1997 and that the market was expected to exceed $3.5 billion during 1998.

     Similar benefits are being offered by the next generation of Ethernet technology, Gigabit Ethernet, which provides raw data bandwidth of 1,000 Mbps while maintaining full compatibility with the installed base of Ethernet nodes. Management believes that demand for Gigabit Ethernet is likely to grow as more LANs move to Fast Ethernet, generating substantial traffic loads on backbone networks. In January 1998, an industry analyst reported predictions that the Gigabit Ethernet market will reach $1.2 billion by 2001.

FIBER OPTIC ENVIRONMENT

     Fiber optic transmission can generally carry more information at less expense and with greater signal quality than copper wire. The higher the speed of transmission, the greater the capacity and the larger the span of the network, the more essential is fiber optic transmission. Fiber has long replaced copper as the preferred technology for long distance communications and major backbone telephony and data transmissions. Due to its advantages, fiber optic technology is also increasingly used to enhance performance and capacity within enterprise networks and access networks. As a result, the market for fiber optic products continues to grow both domestically and internationally.

     Demand for fiber optic transmission components is driven by four factors:
(i) fiber applications have expanded beyond traditional telephony applications and are being deployed in enterprise network backbones to support high-speed data communications; (ii) within access networks, fiber is rapidly expanding downstream toward end-users as access networks deploy Fiber-in-the-Loop and FTTC architectures to support services such as fast Internet access and interactive video; (iii) the growth of cellular communications and PCS requires fiber to be deployed both within and between cells; and (iv) the usage of fiber in short distances increases the demand for components as more are used per mile of fiber. As the size, number and complexity of these fiber networks increases, management expects that the demand for fiber optic components will grow significantly.

     Fiber Optic Transmission in Data Communications. As higher speed connections are implemented in LAN/WAN systems, fiber optic transmission becomes an essential element in computer networks. For transmission speeds of 100 Mbps and higher, and transmission distances of 100 meters and longer, fiber optic transmission must be deployed. Virtually all high-speed transmission standards, such as FDDI, ATM, Fast Ethernet and Gigabit Ethernet, specify fiber optic media as the most practical technology for transmission. The steady rise in high-speed connections and the growth in the span of networks, including the need to connect remote workgroups, are driving the deployment of fiber optic cable throughout enterprise networks.

     Fiber Optic Transmission in Access Networks. To meet end users' increased demand for content, software and services, network operators must acquire additional bandwidth by either enhancing their existing networks or constructing new ones. Cable TV operators are increasingly seeking to provide general telecommunication services, high-speed Internet access and video-on-demand. As a result, they are now faced with the need to transmit "upstream," from customer premises to the cable TV operator and to send different signals to individual end-users. Similarly, local exchange carriers ("LECs") are implementing new technological standards, such as Synchronous Optical Network ("SONET") and fiber-intensive architectures such as FTTC to enable high-speed Internet access and the delivery of cable TV and Internet services to the home. Management believes that deployment of and upgrades to these systems will increase the demand for the Company's fiber optic components which typically are better able to endure environmental factors, such as rain, snow, heat and wind, cost-effectively. In addition, cellular and PCS communications represent a fast emerging market for fiber optic networks, including their usage in the backbone and landline portion of wireless networks.

STRATEGY

     MRV's objective is to be the leading supplier of high-speed network equipment and fiber optic transmission components. The key elements of the Company's strategy to achieve these objectives include:

     Target Rapidly Growing Communication Markets. The Company leverages its transmission expertise by targeting the high growth markets in the communications arena. Accordingly, MRV has focused on two of the fastest growing communication markets: (i) the worldwide LAN switching market, which according to industry analysts was estimated to grow from $3.7 billion in 1996 to $10.9 billion in 1999 and (ii) access networks in order to capitalize on the increasing demand for bandwidth and the efforts of both cable and telephone companies in this area. MRV continually monitors and develops products for additional growth markets, such as wireless communications infrastructure.

     Bring State of the Art Standards-Based Technology Early to Market. The Company believes that bringing standards-based state of the art technology early to market has been a critical component of its success. MRV plans to continue to invest significant resources in research and development to maintain its leadership position. As an example of how it has leveraged its technology leadership, MRV was one of the first companies to introduce Fast Ethernet and Gigabit Ethernet switches. MRV also was one of the first companies to offer switches with the smart/selective flow control feature and full duplex transmission, designed to eliminate Ethernet packet losses in highly congested networks and enable Gigabit Ethernet transmission distance of over 100 kilometers over fiber optic cable.

     In June 1996, the Company introduced MegaSwitch II, which management believes was the first dual speed auto-select 10/100 Mbps Ethernet switch with uplinks to enterprise networks based on high-speed transmission technologies such as ATM and Gigabit Ethernet. The Company has started shipping a series of DirectIP switching products, which provide enterprise LANs with the agility and speed of high-performance systems, with intranet routing functionality and control. In addition, in the first quarter of 1996, the Company started volume shipments of a new bidirectional optical transmission and reception module for FTTC applications such as Bell South's FTTC project, one of the largest FTTC projects in the United States. The Company believes that participation in such leading-edge projects helps maintain MRV's technology leadership position within the industry.

     Focus on the Large and Fast Growing Switching Market. MRV has targeted and developed expertise in Ethernet, the most commonly used technology within the LAN market. In January 1998, industry analysts estimated that over 80% of installed LANs are Ethernet-based and that Ethernet switching represents about 95% of LAN switching sales. Moreover, the Company believes that Ethernet will continue to dominate the LAN arena due to its rapidly improving performance and its large installed base of users. The Company has developed high-speed network solutions which improve Ethernet network performance without rendering the end user's existing network equipment obsolete. As a result of this strategy, the Company is offering a complete migration path to Any Speed to Any Speed Ethernet technologies, including 10 Mbps (Ethernet), 100 Mbps (Fast Ethernet) and 1,000 Mbps (Gigabit Ethernet). The Company has developed an expertise in ATM as it anticipates that such technology will be increasingly used in backbones. In addition, the Company is developing multi-Gigabit switching platforms.

     Leverage Proprietary Knowledge of Switching and Fiber Optic Transmission Technologies. As the need for capacity and speed increases, management believes that fiber will increasingly be used in all transmission modes and technologies. Thus, MRV's ability to combine proprietary fiber optic transmission and switching technologies to create high-speed, long distance networking solutions is a key competitive advantage. Management further believes that as the convergence of voice, video and data networking continues, closer integration of the Company's core technologies, namely, fiber optic transmission, high-speed LAN switching and ATM, will result. Convergence is also expected to enable the Company to cross market both of its core technologies to existing customers of only one of its product lines.

     Leverage Manufacturing Expertise. The Company has developed proprietary ASICs to implement high level component integration in its networking product development process. Using ASICs allows MRV to reduce manufacturing costs, enhance product reliability and protect its intellectual property. The Company outsources the assembly, test and quality control of its computer networking products to third party contract manufacturers. This affords it scaleability and allows it to react quickly to market demand, while avoiding the significant capital investment required to establish and maintain manufacturing and assembly facilities and allowing it to concentrate its resources on product design and development.

     The Company relies exclusively on its own production capability for critical semiconductor lasers and LEDs used in its optical transmission products. These semiconductor devices are manufactured under stringent and accurate procedures using state of the art wafer fabrication technology. The Company believes that this provides it with competitive advantages, including quicker time to market, better quality control, significant cost benefits and better protection of its intellectual property and trade secrets.

     Facilitate Growth by Expanding Distribution Channels. The Company continually seeks to facilitate its growth by expanding its distribution channels and capability to capitalize on its technological expertise and production capacity. LAN switching products are sold through VARs, systems integrators, distributors, manufacturers' representatives and OEM customers. The Company continues to add distribution channels and has entered into OEM agreements with Fujitsu and Newbridge Networks. In addition, the acquisitions of the Fibronics Business and Xyplex have greatly expanded MRV's distribution channels in Europe and North America and significantly increased its direct sales force.

     Selectively Target Acquisitions of Complementary Businesses, Products or Technology. Management frequently evaluates acquisition prospects that would complement the Company's existing products, augment its market coverage and distribution capability or enhance its technological capabilities. The 1995 acquisitions of Galcom and Ace, both Israel-based switching providers, enhanced MRV's European market presence and distribution capabilities. To continue its European expansion efforts, in May 1996, MRV acquired a controlling interest in EDS LAN, a computer networking distributor in Italy and in September 1996, the Company completed the Fibronics Acquisition, which greatly increased the Company's presence in Europe. The Fibronics Acquisition also gave the Company new products and technology, including the GigaHub, which, in addition to being a significant product line, also allows it to target the enterprise market. In January 1998, the Company completed the Xyplex Acquisition which strengthened its North American sales capabilities, direct sales force and distribution channels and expanded into new and complementary products lines for its networking switching business. With Xyplex the Company acquired EdgeBlaster, a new access solution between LANs, WANs and ISPs. The Xyplex Acquisition also enabled the Company to improve substantially its customer service and support organization. Management plans to evaluate selective acquisi-tion opportunities as they arise, and the Company may make additional acquisitions of businesses, products or technologies in the future.

PRODUCTS AND TECHNOLOGY

     MRV offers advanced solutions for network connectivity requirements by providing high speed LAN switching and fiber optic transmission products which serve the computer networking and the broadband sections of the communications industry. The Company designs and sells two groups of products: (i) high-speed networking equipment, including LAN switches and (ii) fiber optic transmission solutions for SONET, ATM, FDDI, Fast Ethernet, cable TV and wireless infrastructure.

ENTERPRISE NETWORKING SOLUTIONS

     The Company designs network switching systems that increase the productivity and functionality of LANs. MRV offers its customers a family of network, switching and related products that enhance LAN performance and facilitate the migration to next generation technologies such as Fast Ethernet, Gigabit Ethernet and ATM.

     The GigaFrame Product Family. In 1997, the Company announced a GigaFrame product strategy, the architecture for which consists of a Gigabit Ethernet Switch, a GigaHub enterprise switch, MegaSwitch and two new low cost 10 Mbps to 100 Mbps stackable switches, all of which are now available. The Company shipped its first GigaFrame switch, the 12 port GFS 3012, in the fourth quarter of 1997. This switch, which also provides Gigabit Ethernet transmission over fiber optic cable to a distance of 100 kilometers, won a best switching product award at ComNet '98 and the Editor's choice award by Communications News magazine.

     The GigaFrame family of products is a group of routing switches providing a wide range of choices that fit current enterprise networking requirements. With layer 3 routing, long distance fiber optic connections, differentiated quality and class of services and the ability to handle video and voice traffic the GigaFrame line is well positioned for the convergence of voice, video and data on today's networks. MRV's GigaFrame products are designed for corporate, campus and metropolitan deployment.

     The MegaSwitch Product Family. The Company's MegaSwitch products are a family of Fast Ethernet and Gigabit Ethernet switches which are marketed under MRV's NBase trade name. The MegaSwitch products range from complete switching systems to stackable switches which upgrade performance of existing LANs by relieving congestion of overloaded network segments, enable full duplex and flow control and provide an easy, cost-effective migration to higher transmission speeds without requiring replacement of existing infrastructure. The Company's MegaSwitch products are a family of workgroup switches designed for deployment as a cost-effective method of connecting existing networks with higher-speed backbones and are based on Any Speed to Any Speed Ethernet switching, including Gigabit Ethernet with access to ATM, FDDI and ISDN. Fast Ethernet, Gigabit and ATM uplink modules incorporate InterSwitch VLAN capabilities. InterSwitch VLANs enable the network administrator to define separate VLANs spanning multiple switches in order to achieve optimal network performance and serve multiple workgroups.

     WAN Connectivity Solutions. The Company provides access solutions between LANs and WANs and ISPs. Principal network access and Internetworking products are summarized in the table below.

                  PRODUCT NAME                               APPLICATION AND FUNCTIONALITY
                  ------------                               -----------------------------
Network 9000                                     This hub enables the integration of routing,
                                                 switching, access serving and media concentration
                                                 technologies. Primarily used at the central site of
                                                 corporate networks and at the edge of ISP networks,
                                                 the Network 9000 supports any combination of
                                                 Ethernet, Token Ring, FDDI, ISDN, ATM, local and
                                                 remote bridge/router connectivity.
Network 3000                                     This family of branch office routers provides a
                                                 modular, scalable solution geared toward accessing
                                                 the corporate network and the Internet from remote
                                                 offices. Any combination of Ethernet, ISDN, Frame
                                                 Relay and asynchronous connections is available.
                                                 RouteRunner is a low-cost ISDN router designed to
                                                 meet the WAN needs of small offices, home offices and
                                                 branch offices such as doctors' offices or sales
                                                 offices.
MAXserver                                        This family of low-cost, scalable remote access
                                                 server solutions enables terminals, PCs, modems,
                                                 printers and other asynchronous devices to connect to
                                                 the LAN and/or WAN. Ideal for supporting workgroups,
                                                 the stackable MAXserver offers 8-40 ports (and up to
                                                 280 ports in the modular Network 9000 solution) to
                                                 provide network access locally and remotely via
                                                 dial-up services. A variety of protocols are
                                                 supported including TCP/IP, IPX, and Appletalk.
                                                 Security capabilities such as Kerberos, RADIUS,
                                                 SecurID, password and dial-back are also offered.

     Hubs and Network Management. To implement network segments, the Company offers GigaHub, a multi-platform switchable hub, and MegaStack, a stackable hub. In addition, MRV has developed and offers MegaVision, which enables management and control of its switching products and hub products.

                  PRODUCT NAME                               APPLICATION AND FUNCTIONALITY
                  ------------                               -----------------------------
GigaHub                                          This enterprise network solution for medium to large
                                                 corporate networks requiring both shared and switched
                                                 connectivity in a mixed protocol environment,
                                                 provides a 12 Gbps modular enterprise switching hub,
                                                 supporting Ethernet, Fast Ethernet, Gigabit Ethernet,
                                                 FDDI, ATM and Token Ring, and allowing integration of
                                                 LAN distribution and switching in a single hub.
MegaStack                                        This high-speed auto-sensing stackable hub system
                                                 implements Ethernet/Fast Ethernet LAN segments,
                                                 provides performance for mission-critical and
                                                 bandwidth-intensive applications, connects from 24 to
                                                 196 users, is stackable with fiber optic connectivity
                                                 to remote locations and offers plug-and-play
                                                 convenience and built-in auto-partitioning for
                                                 instant isolation of network failures.
MegaVision                                       This full-featured network management system provides
                                                 affordable and comprehensive management and control
                                                 of all MegaSwitch and MegaStack products and
                                                 automatically detects and monitors any SNMP compliant
                                                 devices. It operates on all major NMS platforms
                                                 including Windows 3.1, Windows 95, Windows 98,
                                                 Windows NT Client, Novell NMS, HP/Open View for
                                                 Windows or UNIX.

     Related Networking Products. The Company also offers a number of other products supporting network connectivity. Examples of such products are summarized in the table below.

                  PRODUCT NAME                               DESCRIPTION AND FUNCTIONALITY
                  ------------                               -----------------------------
Fiber Optic Transceivers and converters          These products consist of Ethernet and Fast Ethernet
                                                 fiber optic transceivers that enable campus or
                                                 metropolitan deployment of Ethernet or Fast Ethernet
                                                 networks through fiber optic interconnection of LANs
                                                 to a distance of Converters over 100 km, and
                                                 multimode to single mode fiber for FDDI, ATM and
                                                 SONET that extend the range of FDDI, ATM and SONET
                                                 via fiber.
Token Ring                                       These products consist of multimedia Token Ring hubs
                                                 with fiber, coax, UTP and STP connectivity which
                                                 extends the distance between segments of Token Ring
                                                 networks, and fiber optic transceivers with multimode
                                                 and single mode fiber, which allow flexible
                                                 implementation of IBM mid-range and mainframe
                                                 terminal connectivity.
Mid-range Connectivity                           These products consist of Twinax Star panels,
                                                 multiplexers and repeaters which allow flexible
                                                 implementation of IBM mid-range and mainframe
                                                 terminal connectivity.

     DirectIP Switching. The Company has developed, and recently introduced as part of its MegaSwitch product line a series of DirectIP switching products which provides the control and security of traditional routing with the performance of switching. The Company has also incorporated its DirectIP switching technology into its GigaFrame switch.

     EdgeBlaster. In April 1998, the Company announced the Xyplex EdgeBlaster, a network edge server that allows remote users to dial into corporate networks over secure Internet links, rather than more expensive telephone lines. The EdgeBlaster uses VPN technology to provide secure access to corporate networks through the Internet by utilizing hardware-based technology integrated with a feature-rich WAN router. Generally, VPN devices from other vendors either provide software encryption or limited routing functionality. VPN technology offers encryption, authentication and integrity, using industry-standard protocols. The EdgeBlaster features high-performance, industry-standard encryption, combined with a full WAN router and the ability to transport voice traffic over Internet Protocol ("IP"). It can support up to 2,000 simultaneous connections. The Company began shipping its first product utilizing the EdgeBlaster technology during the third quarter of 1998.

OPTICAL TRANSMISSION PRODUCTS

     The Company offers a family of optical transmission components and modules designed for transmission over fiber optic cable. These products address transmission of voice, data and video across fiber and are also used in optical fiber test equipment. The Company's products include discrete components, such as laser diodes and LEDs and integrated components such as transmitters, receivers and transceivers. The Company's components are used in data networks, telecommunication transmission and access networks. Management believes that the Company is benefitting from three major demand trends in this area: first, the growth of the market, especially computer networking and the access networks, by both LECs and cable TV providers; second, the convergence of datacom and telecom; and third, as transmission speed and capacity grow, a larger portion of all network traffic is transmitted via fiber optic versus copper wires.

     Discrete Components. Discrete components include laser diodes and LEDs. Every fiber optic communication system utilizes semiconductor laser diodes or LEDs as its source of optical power. Laser diodes and LEDs are solid state semiconductor devices that efficiently convert electronic signals into pulses of light of high purity and brightness. The Company believes that its lasers and LEDs, which can carry data over distances in excess of 20 kilometers are among the most powerful in their wavelength range in terms of optical power coupled into single mode fiber.

     Integrated Components. The Company's integrated components include an LED and laser based transmitter/receiver product line, designed for computer networking applications and data link products designed for SONET and ATM transmission standards. This product line consists of products compatible with single mode fiber optic cable, which is more suitable for long distance and high-speed transmission than multimode fiber optic cable. As most currently available data link modules are designed for multimode fiber optic cable, the Company has designed its products to be adaptable, providing for easy conversion from a multimode type data link to a single mode optical fiber.

     The Company recently began shipping a transmitter/receiver product incorporating WDM and two-way transmission over single fiber, thus increasing bandwidth and facilitating the deployment of FTTC in residential networks.

     Products for the Access Network. The Company offers a line of products that addresses the rapidly growing deployment of the access network. These products include fiber optic transmission by both LECs and cable TV providers to address the increasing demand for telephony, Internet access and interactive cable TV services. The following is a brief description of these products.

     FTTC: Telephone and High-speed Internet Access and Cable TV. The Company offers a bidirectional optical transmission and reception module for two-way simultaneous transmission of telephony and data over one fiber instead of the two fibers normally used to transmit and receive information. This product is integrated into a system currently deployed by Bell South and other LECs.

     The Company believes it is one of the few companies that offers subsystems for an FTTC solution that can be deployed economically within 500 feet of the subscriber. Because the final drop is within 500 feet of the subscriber, the physical characteristics of the drop cable (the "baseband" characteristics) permit signal transmission at rates up to 155 Mbps without requiring the addition of passband modulation electronics such as ISDN or xDSL. In addition, the Company's fiber solution requires only a single fiber (as opposed to separate upstream and downstream fibers). As a result, the Company believes that its fiber solution, in certain new network buildouts, such as in apartment complexes, can be currently deployed at a cost comparable to the cost of deploying a copper-based system. In addition, the Company believes that the lifetime cost of its fiber solution system will be significantly lower than copper-based systems due to the inherently lower maintenance requirements of fiber-based systems.

     The Company has developed WDM technology for its fiber solution that allows users of its solution to deliver high-speed Internet access and analog and digital broadcast and interactive video services. This technology allows the delivery of high-speed Internet access using an Ethernet connection. Individual users connect to the Internet using broadly available traditional LAN connection devices such as an Ethernet network interface card. Access via the Company's fiber solution provides a reliable "always on" connection to the Internet with lower power requirements than other FTTC alternatives.

     Downstream Cable TV. The Company has recently engaged in new business opportunities for linear lasers and receivers for cable TV and believes its products are well positioned to serve this market. The Company further believes that the upgrade of existing cable networks and the deployment of fiber by the telephone companies to provide cable TV delivery services is expected to increase the demand for the Company's products.

     Return Path Laser Transmitters. The Company's return path laser transmitters send video, voice and data signals from the end user to the cable TV operator. For interactive applications such as cable modems and Fast Internet access, a cable network must have two-way optical transmitters and receivers in place before those services can be offered. Most of today's cable networks still have just a one-way downstream path.

     DFB Laser Module for Cable TV (Narrowcasting). The Company offers DFB laser modules with high power and stable analog transmission which enable cable TV operators to send different signals to individual end users, a capability known as narrowcasting.

PRODUCT DEVELOPMENT

     All of the Company's research and development projects are geared toward technological advances with the goal of enabling the Company to introduce innovative products early to market. New networking and fiber optic components are constantly introduced to the market. This product introduction is driven by a combination of rapidly evolving technology and standards, as well as changing customer needs. MRV's research and product development strategy emphasizes continuing evaluation of emerging trends and technical challenges in order to identify new markets and product opportunities. The Company believes that its success is due in part to its ability to maintain sophisticated technology research programs while simultaneously focusing on practical applications to its customers' strategic needs.

     In order to meet its customers' price and performance demands, MRV has focused on developing custom ASICs to implement its core switching technologies. The Company spends significant resources to maintain and extend its comprehensive ASIC design and test expertise. All custom ASICs are developed internally using third party state of the art design tools and the Company's proprietary methodologies. The Company's ASIC expertise in conjunction with its innovative product architectures and firmware enable the Company to develop products characterized by high performance, reliability and low cost.

     The Company has successfully integrated Fibronics' research and development projects with its own programs and has integrated its MegaSwitch technology, including Gigabit Ethernet, with Fibronics' GigaHub architecture. The Company is in the process of completing the consolidation of Xyplex' research and development projects with its own and to date has integrated certain aspects of MegaSwitch with Xyplex' networking products, including its Network 9000.

     The Company also has a number of other new networking product development programs underway, including multi-Gigabit Ethernet switching, ATM and FDDI uplink modules. These products are being developed in response to current technological trends and end user demands for greater bandwidth and product flexibility. In addition, the Company is developing a WDM module for its GigaFrame products, which will combine four-gigabit ports onto one fiber optic cable. This is expected to provide enterprise customers with four-gigabit links between switches on one single mode fiber. The Company plans to provide a stand-alone version as well. These product development efforts target enterprise customers as well as LECs and aim at providing backbone connectivity for IP networks.

     New products under development in the area of fiber optics include transmission products for cellular and personal communication systems which allow transmission over fiber optic cable between sites and also fiber optic components that will improve cable TV transmission and technologies that add intelligence and manageability to optical layers.

     There can be no assurance that the technologies and applications under development by the Company will be successfully developed, or, if they are successfully developed, that they will be successfully marketed and sold to the Company's existing and potential customers.

     At December 31, 1997, the Company had 88 employees dedicated to research and product development. Research and development expenditures totaled approximately $4,044,000, $8,201,000 and $13,093,000 for years ended December 31, 1995, 1996 and 1997, respectively. At June 30, 1998, the Company had 162 employees dedicated to research and development.

CUSTOMERS

     The Company has sold its products worldwide to over 500 diverse customers in a wide range of industries, primarily; data communications, telecommunications and cable TV. The Company anticipates that these customers will continue to purchase its products in the foreseeable future. No customer accounted for more than 10% of the Company's revenues in 1995, 1996 or 1997. Current customers include:

                               NETWORK SWITCHING

COMPUTERS AND ELECTRONICS
                                               GOVERNMENT AGENCIES
  - AMP Incorporated
  - Engel GmbH & Co.                           - General Services Administration
  - Fujitsu Ltd. (Japan)                       - Ministry of Agriculture, Germany
  - Intel Corporation                          - Ministry of Justice, Netherlands
  - International Business Machines            - Ministry of Social Security (Belgium)
  Corporation                                  - MITI (Japan)
  - Newbridge Networks                         - South African Police
  - South Hills Electronics                    - US Coast Guard

BANKING, FINANCE AND INSURANCE                 DIVERSIFIED AND OTHER
  - Bankgarot Sweden                           - ADP
  - Chase Manhattan Bank                       - Bayer AG
  - GE Capital                                 - Eastman Kodak
  - HBOC                                       - Tele-Communications, Inc.
  - Nationsbank                                - The Walt Disney Co.

                                   FIBER OPTIC COMPONENTS

DATA COMMUNICATIONS                            TELECOMMUNICATIONS
  - Bay Networks, Inc.                         - Broadband Network Inc.
  - Cabletron                                  - Ciena
  - Cisco Systems, Inc.                        - Crosscom
  - Optical Data Systems                       - Reltec
  - Packet Engines                             - Tellabs
  - Xylan                                      - Transcom

VIDEO AND VOICE COMMUNICATIONS                 INSTRUMENTATION
  - Augat Communication Products Inc.          - EXFO
  - C-COR                                      - GN Nettest
  - General Instrument                         - Noyes Fiber Systems
  - Kathrein Werke                             - 3M
  - Texscan                                    - Wandel & Goltermann

MARKETING

     The Company markets and sells its products under the NBase Communications, MRV Communications, West Hills LAN Systems, Xyplex and Xyplex Networks brand names. Each product line has a dedicated sales and marketing organization. At December 31, 1997, the Company had 129 employees engaged in marketing and sales and at June 30, 1998 it had 280 employees so engaged. The Company employs various methods, such as public relations, advertising, and trade shows to build awareness of its products. Public relations activities are conducted both internally and through relationships with outside agencies. Major public relation activities are focused around new product introductions, corporate partnerships and other events of interest to the market. The Company supplements its public relations through media advertising programs and attendance at various trade shows throughout the year, both in the United States and internationally.

     The Company also establishes working relationships with trade analysts, testing facilities and high visibility corporate and government accounts. Since the results obtained by these organizations can often influence customers' purchase decisions, a positive response from these organizations regarding the Company's technology is important to product acceptance and purchase. Other activities include attendance at technology seminars, preparation of competitive analyses, sales training, publication of technical and educational articles, maintenance of a Web site and direct mailing of Company literature. The Company also believes that its participation in high-profile interactive projects such as Bell South's FTTC project significantly enhances its reputation and name recognition among existing and potential customers.

SALES, SUPPORT AND DISTRIBUTION

     The Company continually seeks to augment and increase its distribution channels and sales force to accelerate its growth. Products are sold through the Company's direct sales force, VARs, systems integrators, distributors, manufacturer's representatives and OEM customers. The Company's sales and distribution divisions are organized along five primary lines: direct sales, OEM, domestic and international distributors, VARs and systems integrators and manufacturer's representatives; and domestic and international distributors.

     Direct Sales. The Company employs a worldwide direct sales force primarily to sell its products to large OEM accounts and to a lesser extent to end users of the Fibronics product line. MRV believes that a direct sales force can best serve large customers by allowing salespeople to develop strong, lasting relationships which can effectively meet the customers' needs. The direct sales staff is located across the United States, Europe and Israel. The acquisition of the Fibronics Business more than doubled the Company's sales force from the period immediately preceding the acquisition and the Xyplex Acquisition has increased the total sales force again by over 70% from the period immediately preceding the acquisition. The largest portion of the increase from the Xyplex Acquisition was to the Company's domestic sales force which increased over 175% from the level existing immediately preceding the acquisition.

     OEM. Each of the Company's OEM partners resells the products under its own name. The Company believes that the OEM partnerships enhance its ability to sell its products in significant quantities to large organizations. Since these OEM partners provide their own technical and sales support to their customers, the Company is able to focus on other sales channels. The Company customarily enters into contracts with OEM customers to establish the terms and conditions of sales made pursuant to orders from OEMs. These OEMs incorporate the Company's product into systems or subsystems, which are then sold to end users via various distribution channels. The Company has established OEM relationships in connection with its switching equipment with leading communications and networking companies including Newbridge Networks, Fujitsu and Intel. The Company's fiber optic components are sold only to OEMs.

     Domestic and International Distributors. The Company works with both domestic and international distributors and has recently begun selling products through Tech Data. Geographic exclusivity is normally not awarded unless the distributor has exceptional performance. Distributors must successfully complete the Company's training programs and provide system installation, technical support, sales support and follow-on service to local customers. Generally, distributors have agreements with a one year term subject to automatic renewal unless otherwise canceled by either party. In certain cases with major distributors, the agreements are terminable on 30 days' notice. The Company uses stocking distributors, which purchase the Company's product and stock it in their warehouse for immediate delivery, and non-stocking distributors, which purchase the Company's product after the receipt of an order. Internationally, the Company sells through approximately 80 distributors in Asia, Africa, Europe, Australia, the Middle East, Canada and Latin America.

     Value-Added Resellers and Systems Integrators. MRV uses a select group of VARs and system integrators in the U.S. which are generally selected for their ability to offer the Company's products in combination with related products and services, such as system design, integration and support. Such specialization allows the Company to penetrate targeted vertical markets such as telecommunications and cable TV. Generally, the Company uses a two-tier distribution system to reach a broader range of customers, however VARs may purchase the product directly from the Company if the volume warrants a direct relationship.

     Through the Xyplex Acquisition, the Company has added a network of over 300 VARs to its distribution channel. The Company seeks to build dedication and loyalty from its resellers by offering special programs, the most recent providing its reseller base of companies dedicated marketing resources and an exclusive training and support program to help them grow their business.

     Manufacturers' Representatives. To supplement the Company's direct sales efforts, manufacturer's representatives are assigned by territory in the United States and work exclusively on commission.

     Customer Support and Service. The Company is committed to providing strong technical support to its customers. MRV operates a customer service group, and provides support through its engineering group, sales staff, distributors, OEMs and VARs. Customer support personnel are currently located at the Company's offices in California, Massachusetts, Maryland, Germany, England, Italy and Israel.

     International Sales. International sales accounted for approximately 45%, 53% and 60% of the Company's net revenues in 1995, 1996 and 1997, respectively.

MANUFACTURING

     The Company has developed proprietary ASICs to implement high level component integration in its networking product development and manufacturing processes. To develop ASICs successfully, the Company must transfer a code of instructions to a single mask from which low cost duplicates can be made. Each iteration of a mask involves a substantial up-front cost which can adversely affect the Company's result of operations and financial condition if errors or "bugs" occur following multiple duplication of the masks. While the Company has not experienced material expenses to date as a result of errors discovered in ASIC masks, because of the complexity of the duplication process and the difficulty in detecting errors, the Company could suffer a material adverse effect to its operating results and financial condition if errors in developing ASICs were to occur in the future. The Company does not have a long-term supply contract with any ASIC vendor or any other of its limited source vendors, purchasing all of such components on a purchase order basis under standard terms of sale. While the Company believes it would be able to obtain alternative sources of supply for the ASICs or other key components, a change in ASIC or other key suppliers of key components could require a significant lead time and, therefore, could result in a delay in product shipments. While the Company has not experienced delays in the receipt of ASICs or other key components, any future difficulty in obtaining any of these key components could result in delays or reductions in product shipments which, in turn, could have material adverse effect on the Company's business, operating results and financial condition.

     The Company outsources the board-level assembly, test and quality control of its computer networking products to third party contract manufacturers, thereby allowing it to react quickly to market demand, to avoid the significant capital investment required to establish and maintain manufacturing and assembly facilities and to concentrate its resources on product design and development. Final assembly, burn-in, final testing and pack-out are performed by the Company and selected third-party contract manufacturers to maintain quality control. The Company's manufacturing team is experienced in advanced manufacturing and testing, in engineering, in ongoing reliability/quality assurance and in managing third party contract manufacturer's capacity, quality standards and manufacturing process. Risks associated with the use of independent manufacturers include unavailability of or delays in obtaining adequate supplies of products and reduced control of manufacturing quality and production costs. If the Company's contract manufacturers fail to deliver products in the future on a timely basis, or at all, it would be extremely difficult for the Company to obtain adequate supplies of products from other sources on short notice. There can be no assurance that the Company's third party manufacturers will provide adequate supplies of quality products on a timely basis, or at all. The Company could outsource with other vendors; however, such a change in vendors may require significant time and result in shipment delays and expenses. The inability to obtain such products on a timely basis, the loss of a particular vendor or a change in the terms and conditions of the outsourcing would have a material adverse effect on the Company's business, operating results and financial condition.

     The Company relies almost exclusively on its own production capability for critical semiconductor lasers and LEDs used in its products. The Company's optical transmission production process involves (i) a wafer processing facility for semiconductor laser diode and LED chip manufacturing under stringent and accurate procedures using state-of-the-art wafer fabrication technology, (ii) high precision electronic and mechanical assembly, and (iii) final assembly and testing. Relevant assembly processes include die attach, wirebond, substrate attachment and fiber coupling. The Company also conducts tests throughout its manufacturing process using commercially available and in-house built testing systems that incorporate proprietary procedures. The Company performs final product tests on all of its products prior to shipment to customers. Many of the key processes used in the Company's products are proprietary; and, therefore, many of the key components of the Company's products are designed and produced internally. Because the Company manufactures these and other key components of its products at its own facility and such components are not readily available from other sources, any interruption of the Company's manufacturing process could have a material adverse effect on the Company's operations. Furthermore, the Company has a limited number of employees dedicated to the operation and maintenance of its wafer fabrication equipment, the loss of any of whom could result in the Company's inability to effectively operate and service such equipment. Wafer fabrication is sensitive to a wide variety of factors, including variations and impurities in the raw materials, difficulties in the fabrication process and performance of the manufacturing equipment. There can be no assurance that the Company will be able to maintain acceptable production yields and avoid product shipment delays. In the event adequate production yields are not achieved resulting in product shipment delays, the Company's business, operating results and financial condition could be materially adversely affected. The Company believes that it has sufficient manufacturing capacity for growth in the coming years. In addition, at various times there have been shortages of parts in the electronics industry, and certain critical components have been subject to limited allocations. Although shortages of parts and allocations have not had a material adverse effect on the Company's results of operations, there can be no assurance that any future shortages or allocations would not have such an effect.

     The Company is subject to a variety of federal, state, and local governmental laws and regulations related to the storage, use, emission, discharge, and disposal of toxic, volatile or otherwise hazardous chemicals used in the manufacturing process. There can be no assurance that environmental laws and regulations will not result in the need for additional capital equipment or other requirements. Further, such laws and regulations could restrict the Company's ability to expand its operations. Any failure by the Company to obtain required permits for, control of use of, or adequately restrict the discharge, emission or release of, hazardous substances under present or future laws and regulations could subject the Company to substantial liability or could cause its manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's operating results. To date, such laws and regulations have not had a material adverse effect on the Company's operating results.

COMPETITION

     The communications equipment and component industry is intensely competitive. The Company competes directly with a number of established and emerging computer, communications and networking device companies. Direct competitors in network switching include Bay Networks, Inc., Cabletron Systems, Inc., Cisco Systems Inc., FORE Systems, Inc., Lucent Technologies, 3Com Corporation and Xylan. Direct competitors in the network access market include Ascend, Bay Networks, Cisco Systems, Inc., Lucent Technologies, Shiva and 3Com. Direct competitors in fiber optic transmission products include AMP Incorporated, Fujitsu, Hewlett-Packard Company, Lucent Technologies Inc., Mitsubishi, NEC Electronics Inc., Ortel Corporation and Siemens Components, Inc. Many of the Company's competitors have significantly greater financial, technical, marketing, distribution and other resources and larger installed customer bases than MRV. Several of these competitors have recently introduced or announced their intentions to introduce new competitive products. Many of the larger companies with which the Company competes offer customers a broader product line which provides a more comprehensive networking solution than the Company's products. The ability to act as a single source vendor and provide a customer with an enterprise-wide networking solution has increasingly become an important competitive factor. In addition, there are a number of early stage companies which are developing Fast Ethernet, Gigabit Ethernet switching and alternative solutions. If developed successfully, these solutions could be higher in performance or more cost-effective than the Company's products.

     Moreover, there are also several alternative network technologies. For example, in the local access market, the Company's products compete with telephone network technology known as "ADSL." In this technology, digital signals are transmitted through existing telephone lines from the central office to the home. The Company also expects that competitive pricing pressures could result in price declines for the Company's and its competitors' products. Such increased competition, if not accompanied by decreasing costs, could result in reduced margins and loss of market share which would materially and adversely affect the Company's business, operating results and financial condition.

     The networking industry has become increasingly concentrated in recent years as a result of consolidation. This consolidation is likely to permit the Company's competitors to devote significantly greater resources to the development and marketing of new competitive products and the marketing of existing competitive products to their larger installed bases. The Company expects that competition will increase substantially as a result of these and other industry consolidations and alliances, as well as the emergence of new competitors.

PROPRIETARY RIGHTS

     To date, the Company has relied principally upon copyrights and trade secrets to protect its proprietary technology. The Company generally enters into confidentiality agreements with its employees and key suppliers and otherwise seeks to limit access to and distribution of the source code to its software and other proprietary information. There can be no assurance that such steps will be adequate to prevent misappropriation of the Company's technology or that a third party will not independently develop technology similar or superior to the Company's technology. The Company has filed two patent applications and a provisional patent application in the United States. With the Xyplex Acquisition, MRV acquired five additional provisional patent applications filed by Xyplex on certain aspects of its technology. There can be no assurance that patents will be issued with respect to the pending applications or that, if issued, such patents will be upheld as valid or will prevent the development of competitive products. In addition, the laws of some foreign countries may not permit the protection of the Company's proprietary rights to the same extent as do the laws of the United States.

     There has been substantial industry litigation regarding intellectual property rights involving technology companies. By letter to the Company dated March 19, 1997, a party has made a claim against the Company alleging that the Company's DirectIP switching products make use of unspecified information and know-how covered by a pending patent application of such party. This allegation is under review by the Company and the Company believes that the allegation is without merit. However, a complete assessment cannot be made with respect to the merits of the allegation until further details of the information and know-how are provided by such third party. Currently, sales of DirectIP products are not material to the Company, however, if the DirectIP switching products comprise a material part of the Company's revenues in the future and a conclusion in respect of the claim unfavorable to the Company is reached, the claim, if pursued by such party, could materially and adversely affect the business, operating results and financial condition of the Company. In addition, on December 27, 1996, Datapoint brought an action against NBase, a subsidiary of the Company, and others alleging infringement of two of Datapoint's patents. The other defendants include Dayna Communications, Inc., Sun Microsystems, Inc., Adaptec, Inc., International Business Machines Corporation, Lantronix and SVEC America Computer Corporation. Intel and Cisco Systems, Inc. have also had actions brought against them by Datapoint with respect to the same two patents. The Company is cooperating with several of these companies in pursuit of common defenses and believes it has meritorious defenses to this action. If a conclusion unfavorable to the Company is reached, however, Datapoint's claim could materially and adversely affect the business, operating results and financial condition of the Company. For further information concerning this litigation, see "-- Legal Proceedings".

     In the future, additional litigation may be necessary to protect trade secrets and other intellectual property rights owned by the Company, to enforce any patents issued to the Company, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. An adverse determination in such litigation could further result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's business, operating results and financial condition. The Company typically has agreed to indemnify its customers and key suppliers for liability incurred in connection with the infringement of a third party's intellectual property rights.

EMPLOYEES

     As of June 30, 1998, the Company had 723 employees, including 208 in production, 280 in sales, marketing and support, 162 in research and development, 67 in general and administration and six executive officers. None of the Company's employees are represented by a union or governed by a collective bargaining agreement, and the Company believes its relationship with its employees is good.

FACILITIES

     The Company's principal administrative, sales and marketing, research and development and manufacturing facility is located in Chatsworth, California. The facility covers approximately 17,700 square feet and is leased from an unaffiliated third party at an annual base rent of approximately $122,256 (plus local taxes) for a lease term expiring in March 1999. In addition, the Company leases space in three buildings near its primary facility in Chatsworth, consisting of approximately 5,000 square feet, approximately 12,800 square feet and approximately 20,950 square feet from unaffiliated third parties at annual base rentals of approximately $43,000, $91,000 and $131,000 respectively. The terms of these leases expire in March 1999, March 1999 and January 2003, respectively.

     Xyplex occupies a facility in Littleton, Massachusetts, consisting of approximately 101,000 square feet under a lease that expires in October 1998. Annual base rent under this lease is approximately $425,000. Xyplex has exercised an option to renew this lease through October 2001 on the same terms except with respect to rent which will be at the prevailing market rate. Most of the square footage is used for manufacturing, engineering, and product development, while the remainder is used for sales, marketing, and other general and administrative support.

     The Company also leases space in Germantown, Maryland for its sales office and warehouses. This facility covers approximately 4,800 square feet and is leased from an unaffiliated third party at an annual base rent of approximately $38,000 per year (plus local taxes) for a lease term expiring October 2001.

     The Company's administrative, sales and marketing, research and development and manufacturing operations in Israel are located in Yokneam, Israel in facilities that cover approximately 23,400 square feet, are leased for total annual base rents of approximately $206,000 for a lease term expiring in January 2002.

     The Company leases approximately 5,200 square feet of space from an unaffiliated third party in Basingstoke, England which it uses for sales, marketing and warehousing. The premises are leased for total annual base rents of approximately $75,000 for a lease term expiring in August 1999.

     The Company leases approximately 1,600 square feet of space from an unaffiliated third party in Frankfurt, Germany, which it uses for sales, marketing and warehousing. The premises are leased for total annual base rents of approximately $221,000 for a lease term expiring in August 1999.

     The Company also occupies space under a capital lease with an unaffiliated third party in Milan, Italy which it uses for sales offices and warehousing. Annual payments under the lease are approximately $220,000 and the lease runs through March 2004.

     The Company believes that its present facilities are sufficient to meet its current needs and that adequate additional space will be available for lease when required.

LEGAL PROCEEDINGS

     On December 27, 1996, Datapoint brought an action against NBase and several other defendants in the United States District Court for the Eastern District of New York alleging infringement of two of Datapoint's patents related to LANs, more particularly to claimed improved LANs which interoperatively combine additional enhanced capability and/or which provide multiple different operational capabilities. In the same lawsuit, Datapoint alleges that other defendants including Dayna Communications, Inc., Sun Microsystems, Inc., Adaptec, Inc., International Business Machines Corporation, Lantronix and SVEC America Computer Corporation have infringed the same two patents. The Company has been advised that several other companies, including Intel Corporation and Cisco Systems, Inc. have also had actions brought against them by Datapoint with respect to the same two patents. The action against NBase and its codefendants seeks, among other things, an injunction against the manufacture or sale of products which embody the inventions set forth in the two patents and single and treble damages for the alleged infringement. Datapoint's complaint also seeks to have the court determine that the named defendants shall serve as representatives of a defendant class of manufacturers, vendors and users of products allegedly infringing on Datapoint's claimed patents from which defendant class Datapoint seeks the same relief as from the individual defendants. The Company is cooperating with several of the defendants in pursuit of common defenses and believes it has meritorious defenses to this action. If a conclusion unfavorable to the Company is reached, however, Datapoint's claim could materially affect the business, operating results and financial condition of the Company.

                                   MANAGEMENT

     The current executive officers and directors of the Company are as follows:


            NAME               AGE                           POSITION
            ----               ---                           --------
Noam Lotan(1)................  46    President, Chief Executive Officer and Director
Shlomo Margalit(1)...........  56    Chairman of the Board of Directors, Chief Technical
                                     Officer
                                     and Secretary
Zeev Rav-Noy(1)..............  50    Chief Operating Officer, Treasurer and Director
Edmund Glazer................  38    Vice President of Finance and Administration and Chief
                                     Financial Officer
Khalid (Ken) Ahmad...........  46    Vice President of Marketing and Sales
Ofer Iny.....................  30    Vice President of Engineering
Igal Shidlovsky(2)(3)........  62    Director
Guenter Jaensch(2)(3)........  59    Director


---------------
(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

     Noam Lotan has been the President, Chief Executive Officer and a Director of the Company since May 1990 and became Chief Financial Officer of the Company in October 1993, in which position he served until June 1995. From March 1987 to January 1990, Mr. Lotan served as Managing Director of Fibronics (UK) Ltd., the United Kingdom subsidiary of Fibronics International Inc. ("Fibronics"), a manufacturer of fiber optic communication networks. The Company purchased the Fibronics Business in September 1996. From January 1985 to March 1987, Mr. Lotan served as a Director of European Operations for Fibronics. Prior to such time, Mr. Lotan held a variety of sales and marketing positions with Fibronics and Hewlett-Packard. Mr. Lotan holds a Bachelor of Science degree in Electrical Engineering from the Technion, the Israel Institute of Technology, and a Masters degree in Business Administration from INSEAD (the European Institute of Business Administration, Fontainebleau, France).

     Dr. Shlomo Margalit, a co-founder of the Company, has been Chairman of the Board of Directors and Chief Technical Officer since the Company's inception in July 1988. From May 1985 to July 1988, Dr. Margalit served as a founder and Vice President of Research and Development for LaserCom, Inc. ("LaserCom"), a manufacturer of semiconductor lasers. From 1982 to 1985, Dr. Margalit served as a Senior Research Associate at the California Institute of Technology ("Caltech"), and from 1976 to 1982, a Visiting Associate at Caltech. From 1972 to 1982, Dr. Margalit served as a faculty member and Associate Professor at the Technion. During his tenure at the Technion, Dr. Margalit was awarded the "Israel Defense" prize for his work in developing infrared detectors for heat guided missiles and the David Ben Aharon Award for Novel Applied Research. Dr. Margalit holds a Bachelor of Science degree, a Masters degree and a Ph.D. in Electrical Engineering from the Technion.

     Dr. Zeev Rav-Noy, a co-founder of the Company, has been its Chief Operating Officer and a Director of the Company since inception and served as its President until May 1990. From May 1985 to July 1988, Dr. Rav-Noy co-founded and served as Vice President of Operations of LaserCom and, from 1982 to 1985, served as a research fellow at Caltech. From 1979 to 1982, Dr. Rav-Noy served as a consultant to a number of companies, including Tadiran Electronic Industries, Inc., an Israeli telecommunication, military, and consumer electronics conglomerate, and the Yeda Research and Development Co. Ltd., a technology exploitation and application company affiliated with the Weizman Institute in Israel. Dr. Rav-Noy holds a Bachelor of Science degree and a Masters degree in Physics from Tel Aviv University and a Ph.D. in Applied Physics from the Weizman Institute in Israel.

     Edmund Glazer was appointed Vice President of Finance and Administration and Chief Financial Officer in June 1995. He has been with the Company since October 1994 serving as Operations Manager. In 1993 and 1994, Mr. Glazer served as a consultant providing document imaging and information systems to clients. From

1986 to 1993, Mr. Glazer served as Vice President of Finance at Concord Electrical Supply, a distributor of electrical and electronic products. From 1984 to 1986, Mr. Glazer worked as a certified public accountant at the accounting firm of Singer, Lewak Greenbaum & Goldstein. From 1981 to 1984, Mr. Glazer worked as an auditor at the accounting firm of Weber, Lipshie & Co. In 1983, Mr. Glazer qualified as a Certified Public Accountant from the State of California. Mr. Glazer holds a Bachelor of Science degree in Business Administration from the University of Southern California.

     Khalid (Ken) Ahmad has been employed as Vice President of Marketing and Sales since July 1990 and an Executive Officer since May 1992. From April 1990 to July 1990, Mr. Ahmad served as a consultant to the Company. From January 1990 to March 1990, Mr. Ahmad served as a consultant to Welwyn Microcircuits, a British manufacturer, providing market research information on fiber optic technology. From October 1988 to November 1989, Mr. Ahmad served as marketing manager and regional sales manager for STC Components, a manufacturer of optical transmission components. From 1985 to 1988, he served as marketing operations manager for PCO, Inc. a manufacturer of optical transmission devices and data links. From 1977 to 1985, Mr. Ahmad also held a variety of marketing and sales management positions with Canoga Data Systems, a data communications equipment manufacturer, and Deutsch Company, an aerospace manufacturer. Mr. Ahmad holds a Bachelor of Science degree in Biology from California State University at San Bernardino.

     Ofer Iny has been Vice President of Engineering of the Company since May 1994. From January 1993 to May 1994, he served as a consultant to the Company. From September 1991 to January 1993, Mr. Iny was a researcher at Jet Propulsion Laboratory, Microgravity and Microwave Group. From May 1990 to March 1992, Mr. Iny held the position of Senior Engineer at Whittaker Electronic Systems, a manufacturer. Mr. Iny holds a Bachelor of Science degree in Physics from California State University, Northridge, and a Masters degree in Physics from University of California, Los Angeles.

     Dr. Igal Shidlovsky became a Director of the Company in May 1997. Dr. Shidlovsky serves as Managing Director of Global Technologies, an investment and consulting organization, which he founded in 1994. He has extensive management and consulting experience with international companies and start up technology companies. Dr. Shidlovsky is a Director of the Omega Point Foundation. From 1982 to 1991, Dr. Shidlovsky was a Director of Sentex Sensing Technologies. Dr. Shidlovsky held several executive positions including Vice President Corporate Development at Siemens Pacesetter, a division of Siemens AG Medical Group, Director of Strategic Planning and Technology Utilization, and Director of the Microelectronics Department at Siemens Corporate Research. From 1969 to 1982 he was with RCA Laboratories, a leading electronic R&D organization. Dr. Shidlovsky holds a Bachelor of Science degree in Chemistry from the Technion and Masters and Ph.D. degrees from the Hebrew University in Israel.

     Dr. Guenter Jaensch became a Director of the Company in December 1997, agreeing to serve after Mr. Eddie Kawamura, who had been elected a Director at the Company's annual meeting of shareholders, became too ill to serve. Dr. Jaensch serves as Managing Director of The McKenzie Companies, Inc. and McKenzie Ventures LTD. and as President of Jaensch Enterprises, each firm engaged in management consulting, mergers and acquisitions and investments. For over 20 years, Dr. Jaensch held several executive positions with Siemens or its subsidiaries. Among his executive positions in the United States were service as President of Siemens Communications Systems, Inc.; Chairman of Siemens Corporate Research and Support, Inc.; Chairman and Chief Executive Officer of Pacesetter; and head of the cardiac management division of Siemens AG Medical Group. Dr.Jaensch also served as controller of Siemens Data Processing Group and Director of Siemens Internal Accounting and Budgeting operations. Dr. Jaensch holds a Masters degree in Business Administration and Ph.D. degree in Finance from the University of Frankfurt. He also served as an Associate Professor at the University of Frankfurt prior to joining Siemens.

     Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next annual meeting and until his successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors, subject to relevant employment agreements. None of the Directors of the Company are related by blood, marriage or adoption to any of the Company's Directors or executive officers.

EXECUTIVE COMPENSATION

     The members of the Board of Directors who are not employees of the Company receive cash compensation of $800 per month and $500 for each Board of Directors' meeting attended, while serving as Directors.

     The following table sets forth a summary of all compensation paid by the Company to its Chief Executive Officer and for each of its other executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers") during the fiscal year ended December 31, 1997:

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                    SECURITIES
                                                        ANNUAL COMPENSATION         UNDERLYING
                                                    ---------------------------      OPTIONS
           NAME AND PRINCIPAL POSITIONS             YEAR     SALARY      BONUS        (#)(1)
           ----------------------------             ----    --------    -------    ------------
Noam Lotan........................................  1997    $100,000    $     0            0
President and Chief Executive Officer               1996     100,000          0       30,000
                                                    1995     100,000          0            0
Shlomo Margalit...................................  1997     110,000          0            0
Chairman of the Board of Directors,                 1996     110,000          0            0
Chief Technical Officer and Secretary               1995     110,000          0            0
Zeev Rav-Noy......................................  1997     110,000     60,000            0
Chief Operating Officer                             1996     110,000     60,000            0
                                                    1995     110,000     60,000            0
Ken Ahmad.........................................  1997      90,000     45,830            0
Vice President of Marketing and Sales               1996      90,000     57,170            0
                                                    1995      90,000     43,500      150,000

                         FISCAL YEAR-END OPTION VALUES

     None of the Named Executive Officers were granted or exercised any stock options during the year ended December 31, 1997. Neither Dr. Margalit nor Dr. Rav-Noy hold any stock options. The following table provides certain information concerning stock options held by the other Named Executive Officers at December 31, 1997:

                                            NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                 DECEMBER 31, 1997              DECEMBER 31, 1997(1)
                                            ----------------------------    ----------------------------
                                            EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                            -----------    -------------    -----------    -------------
Noam Lotan................................     10,000         20,000        $  154,550      $  309,100
Ken Ahmad.................................    100,000         50,000         2,024,500       1,012,250

---------------
(1) Based on the difference between $23.88 per share (the last sale price per share of Common Stock on December 31, 1997 as reported on the Nasdaq National Market) and the per share exercise price.

EMPLOYMENT AGREEMENTS

     In March 1992, the Company entered into three-year employment agreements with Mr. Lotan, Dr. Margalit and Dr. Rav-Noy. Upon expiration, these agreements automatically renew for one year terms unless either party terminates them by giving the other three months' notice of non-renewal prior to the expiration of the current term. Pursuant to the agreements, Mr. Lotan serves as President, Chief Executive Officer and a Director of the Company, Dr. Margalit serves as Chairman of the Board of Directors, Chief Technical Officer and Secretary, and Dr. Rav-Noy serves as a Chief Operating Officer, Treasurer and a Director. Mr. Lotan, Dr. Margalit and Dr. Rav-Noy receive base annual salaries of $100,000, $110,000 and $110,000, respectively, and each is entitled to receive a bonus determined and payable at the discretion of the Board of Directors upon the recommendation of the Compensation Committee of the Board. Recommendations with respect to bonus levels are based on achievement of specified goals, such as new product introductions, profitability levels, revenue goals, market expansion and other criteria as established by the Compensation Committee.

     Each officer also receives employee benefits, such as vacation, sick pay and insurance, in accordance with the Company's policies which are applicable to all employees. The Company has obtained, and is the beneficiary of, key man life insurance policies in the amount of $1,000,000 on the lives of each of Drs. Margalit and Rav-Noy and Mr. Lotan. All benefits under these policies will be payable to the Company upon the death of an insured.

STOCK OPTION PLANS

     1992 Plan. On March 27, 1992, the Board of Directors and stockholders of the Company adopted the 1992 Stock Option Plan (the "1992 Plan"), which provides for the grant to employees, officers, directors and consultants of options to purchase up to 900,000 shares of Common Stock, consisting of both "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified options. Incentive stock options are issuable only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company. The Board increased the 1992 Plan by 900,000 shares in February 1995, which was approved by stockholders in June 1995 and in May 1996 increased the 1992 Plan by 150,000 shares, which was approved by stockholders in July 1996.

     Under the 1992 Plan, the Compensation Committee has the authority to determine the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option price per share, the manner of exercise and the time, manner and form of payment upon exercise of an option.

     The exercise price per share of Common Stock subject to incentive stock options may not be less than the fair market value of the Common Stock on the date the option is granted. The exercise price per share of Common Stock subject to non-qualified options will be established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to receive any incentive stock options under the 1992 Plan unless the exercise price is at least 110% of grant. Nonqualified options are not subject to this limitation.

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment other than by death or disability, the optionee will have three months after such termination or until the expiration of such option, whichever occurs first, to exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, options remain exercisable for one year thereafter or until the expiration of such option, whichever occurs first, to the extent they were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Stock options under the 1992 Plan must be granted within 10 years from the effective date of the 1992 Plan. Incentive stock options granted under the 1992 Plan cannot be exercised more than 10 years from the date of grant, except that incentive stock options issued to 10% or greater stockholders are limited to five year terms. All options granted under the 1992 Plan provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options without making any additional cash investment.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed with the Company become available once again for issuance. At July 31, 1998, options for 1,124,707 shares were outstanding under the 1992 Plan and none were reserved thereunder for options available for future grant.

     1997 Plan. On November 11, 1997 and December 12, 1997, respectively, the Board of Directors and stockholders of the Company adopted the 1997 Incentive and Nonstatutory Stock Option Plan (the "1997 Plan"), which provides for the grant of options to purchase up to 500,000 shares of Common Stock. The Company's 1997 Plan provides for the granting of (i) incentive stock options to key employees and (ii) nonstatutory stock options to key employees and non-employee directors of the Company and any person who performs consulting or advisory services for the Company and who is, by the Board of Directors or the Stock Option Committee, determined to be eligible to participate. For information concerning the federal income tax distinctions of incentive and nonstatutory stock options, see "Federal Income Tax Consequences of Incentive Stock Options and Nonstatutory Stock Options," below.

     The maximum number of shares of the Company's Common Stock that may be issued pursuant to the exercise of options granted under the 1997 Plan is 500,000 shares (subject to adjustment in the event of stock dividends, splits, reverse splits, recapitalizations, mergers or other similar changes in the Company's capital structure). No more than 500,000 shares may be optioned and sold to directors or non-director officers under the Stock Option Plan as amended. All options must be granted, if at all, not later than November 10, 2007. The aggregate fair market value (determined as of the date the option is granted) of the shares of Common Stock to which incentive stock options granted under the Stock Option Plan are exercisable for the first time by any employee of the Company during any calendar year may not exceed $100,000. This limitation does not apply with respect to nonstatutory stock options.

     The 1997 Plan is to be administered by the full Board of Directors, which will determine the terms of options granted, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise. No option granted under the 1997 Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee. Incentive stock options and nonstatutory stock options may be and typically are granted for exercise for up to ten years from the date granted and typically vest in equal installments over three years from the date of grant.

     Options granted under the 1997 Plan are evidenced by written agreements specifying the number of shares covered thereby and the option price, the exercise period and all other terms, restrictions and conditions of the option. The exercise price of all stock options granted under the 1997 Plan must be at least equal to the fair market value of such shares on the date of grant. With respect to any optionee who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any stock option must be not less than 110% of the fair market value on the date of grant.

     Options must be exercised only by written notice from the optionee (or his estate or other legal representative) to the Company accompanied by payment of the option price in full. The option price may be paid in cash, cash equivalents (certified or cashier's check), or with shares of Common Stock of the Company.

     As of July 31, 1998, options to purchase an aggregate of 383,000 shares of Common Stock were outstanding, no options granted under the 1997 Plan had been exercised and 117,000 were available for future grant. The Company plans to seek shareholder approval at it 1998 Annual Meeting of Shareholders to increase by 500,000 shares the maximum number of shares of the Company's Common Stock that may be issued pursuant to the exercise of options granted under the 1997 Plan.

     Other Option Plans. The Company also has two other outstanding option programs: (1) its 1998 Nonstatutory Stock Option Plan, under which the Company may grant nonstatutory stock options to purchase up to 1,100,000 shares of Common Stock to employees the Company and any person who performs consulting or advisory services for the Company and who is, by the Board of Directors or the Stock Option Committee, determined to be eligible to participate, and (2) its German Employees Warrant Program under which the Company may grant warrants to purchase up to 100,000 shares of Common Stock to employees of its German subsidiaries. Directors and officers of the Company are not eligible to participate in either of these plans. At

July 31, 1998 options for 1,031,000 shares were outstanding under the 1998 Nonstatutory Stock Option Plan and 69,000 were reserved thereunder for options available for future grant. At July 31, 1998, warrants for 100,000 shares were outstanding under the German Employees Warrant Program and none were reserved thereunder for warrants available for future grant.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation includes a provision that eliminates or limits the personal financial liability of the Company's directors, except in situations where there has been a breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 174 of the Delaware General Corporation Law ("Section 174") relative to unlawful payment of dividends, stock purchases or redemptions, or any transaction from which the director derived an improper personal benefit. Furthermore, Section 174 eliminates monetary liability for gross negligence in exercising the duty of due care related to the directors' fiduciary duties under state corporate law, however, such section does not eliminate monetary liability of directors under the federal Securities laws. In addition, the Company's Bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except that in relation to matters with respect to which such persons shall be determined to be liable for misconduct or negligence in the performance of their duties, the Company's Bylaws provide for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner not opposed to the best interests of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 31, 1998, of (i) each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each current director of the Company owning Common Stock, (iii) each of the Named Executive Officers and (iv) all current directors and executive officers as a group.

                                                                  COMMON STOCK
             NAME AND ADDRESS(1) OF BENEFICIAL                --------------------
               OWNER(2) OR IDENTITY OF GROUP                   NUMBER      PERCENT
             ---------------------------------                ---------    -------
Shlomo Margalit.............................................  1,843,930      6.9%
Zeev Rav-Noy................................................  1,713,915      6.4%
Noam Lotan(3)...............................................    883,437      3.3%
Ken Ahmad(4)................................................    313,464      1.2%
Provident Investment Counsel, Inc.(5).......................  1,673,235      6.3%
  300 North Lake Avenue
  Pasadena, CA 91101-4022
The TCW Group, Inc.(5)......................................  1,413,900      5.3%
  865 South Figueroa Street
  Los Angeles, CA 90017
Robert Day(5)(6)............................................  1,413,900      5.3%
  200 Park Avenue
  New York, New York 10166
All executive officers and directors as a group (8
  persons)(7)...............................................  4,934,646     18.3%

---------------
(1) Except as noted below, the address of each of the persons listed is c/o MRV Communications, Inc., 8943 Fullbright Avenue, Chatsworth, CA 91311.

(2) Pursuant to the rules of the Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes 20,000 shares issuable pursuant to stock options exercisable within 60 days from July 31, 1998.

(4) Includes 150,000 shares issuable pursuant to stock options exercisable within 60 days from July 31, 1998.

(5) Based on the latest Schedule 13G filed by the listed person with the Commission through July 31, 1998.

(6) Consists of the same shares as those reflected for The TCW Group, Inc.

(7) Includes 349,900 shares issuable pursuant to stock options exercisable within 60 days from July 31, 1998.

                            DESCRIPTION OF THE NOTES

     The Notes were issued under an Indenture, dated as of June 26, 1998 (the "Indenture"), between the Company and American Stock Transfer & Trust Company, as Trustee (the "Trustee"), copies of which available for inspection at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. A copy of the Indenture is also included as an Exhibit to the Registration Statement of which this Prospectus is a part. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Note, being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to MRV Communications, Inc. and not to its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Section references below are references to sections of the Indenture.

GENERAL

     The Notes will be unsecured subordinated obligations of the Company, will be limited to $100,000,000 aggregate principal amount, and will mature on June 15, 2003. The Notes bear interest at the rate of 5 percent per annum from June 26, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on June 15 and December 15 of each year, commencing on December 15, 1998.

     The Notes will be convertible into Common Stock initially at the conversion rate stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "Conversion Rights," at any time on and after the 90th day following the last original issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased.

     The Notes are redeemable at the option of the Company under the circumstances and at the redemption prices set forth below under "Optional Redemption," plus accrued interest to the redemption date. The Notes also are subject to repurchase by the Company at the option of the Holders as described under "Repurchase at Option of Holders Upon Change of Control."

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

FORM AND DENOMINATION

     Notes initially resold to "qualified institutional buyers" as defined in Rule 144A under the Securities Act ("QIBs") in reliance upon Rule 144A were initially represented by one or more global Notes in fully registered form without interest coupons (collectively, the "Restricted Global Note") and were deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

     Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest.

     The Company initially appointed the Trustee at its Corporate Trust Office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by the Regulation S Global Note and the Restricted Global Note and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Company are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from holders, (iv) accepting conversion notices and related documents, and transmitting the relevant items to the Company and (v) delivering certificates for Common Stock issued in conversion of the Notes.

     The Company will cause each transfer agent to act as a registrar and will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change of the office through which any such agent acts, provided that there shall at all times be a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York, New York. The Company will cause notice of any registration, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change of the office through which any such agent will act, to be provided to holders of the Notes.

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, "participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Upon the issuance of the Restricted Global Note, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of DTC participants or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

     As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes presented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of U.S. $1,000 and integral multiples thereof.

     Except as described above and under "Certificated Notes," owners of interests in Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Transfers of beneficial interests in the Global Notes between participants will be effected in accordance with DTC's procedures and will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the reasons set forth above under "Form and Denomination," the Company will issue certificates for the Notes in definitive, fully registered, nonglobal form without interest coupons in exchange for the Restricted Global Note.

     The holder of a Note in non-global form may transfer such Note by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, the City of New York, which initially will be the office of the Trustee. Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the States therein and any other applicable laws, to ensure that any amendment to the Shelf Registration Statement covering the Notes and the Common Stock is declared effective by the Commission or as DTC may require.

REGISTRATION RIGHTS

     The holders of the Notes and the Common Stock issuable upon conversion thereof are entitled to the benefits of a Registration Rights Agreement dated as of June 26, 1998 between the Company and the Initial Purchasers (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the holders from time to time of the Notes and the Common Stock issuable upon conversion thereof that it will, at its expense, use its best efforts to maintain this Shelf Registration Statement continuously effective under the Securities Act until the second annual anniversary of the date of the effectiveness of the Shelf Registration Statement or such earlier date as is provided in the Registration Rights Agreement.

     If on or prior to December 23, 1998, such Shelf Registration Statement is not declared effective (each, a "Registration Default"), additional interest ("Liquidated Damages") will accrue on the Notes from and including the day following such Registration Default to but excluding the day on which such Registration Default has been cured. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date in respect of the Notes following the date on which such Liquidated Damages begin to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount of the Notes to and including the 90th day following such Registration Default and at a rate per annum equal to one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that the Shelf Registration Statement ceases to be effective prior to the second annual anniversary of the initial effective date of the Shelf Registration Statement or such earlier date as is provided in the Registration Rights Agreement for a period in excess of 60 days, whether or not consecutive, during any 12-month period, then the interest rate borne by the Notes shall increase by an additional one-half of one percent (0.50%) per annum on the 61st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective to but excluding the day on which the Shelf Registration Statement again becomes effective.

     A holder who elects to sell any Registrable Securities pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to a holder making such election (including certain indemnification provisions).

CONVERSION RIGHTS

     The Holder of any Note will have the right, at the Holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Stock at any time on or after September 21, 1998 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 36.9720 shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate") (equivalent to a conversion price of $27.0475 per share of Common Stock), subject to adjustment as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date or Repurchase Date for such Note.

     The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate will be sent by the Trustee to the Conversion Agent (if other than the Trustee) for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of the Company outstanding from time to time. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during, in each case, such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for conversion, and the interest payable on such Interest Payment Date in respect of such Note shall be paid to the Holder of such Note as of the Regular Record Date. The interest payable on such Interest Payment Date with respect to any Note which has been called for redemption on a Redemption Date, or is repurchaseable on a Repurchase Date, occurring, in either case, during the period referred to in the parenthetical in the immediately preceding sentence, which Note is surrendered for conversion during such period, shall be paid to the Holder of such Note being converted in an amount equal to the interest that would have been payable on such Note if such Note had been converted as of the close of business on such Interest Payment Date. Interest payable in respect of any Note surrendered for conversion on or after an Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion.

     As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash on the basis set forth in the Indenture or, at its option, round up to the next whole number of shares.

     A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

     The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the second succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made exceeds 10% of the Company's market capitalization (being the product of the then current market price (determined as provided in the Indenture) per share of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. The Company shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice to the Holders of the Notes of any adjustments.

     In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

     The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the Common Stock exceeds the Conversion Price by 105% in connection with an event which otherwise would be a Change of Control.

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain Federal Income Tax Considerations."

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on (including any amounts payable upon the redemption or repurchase of the Notes permitted by the Indenture) the Notes will be subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Debt of the Company. The Notes also are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1998, the Company and its subsidiaries had approximately $2.9 million of long-term debt and capital lease obligations to which the Notes were subordinated in right of payment.

     Senior Debt is defined in the Indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company for money borrowed or evidenced by credit or loan agreement, bonds, debentures, notes or similar instruments, (b) all obligations of the Company evidenced by a note or similar instrument or written agreement given in connection with the acquisition of any businesses, properties or assets, including securities, (c) obligations of the Company as lessee under leases capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) obligations of the Company under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates or commodity prices, (e) all reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (f) indebtedness of others of the kinds described in the preceding clauses (a), (b), (c), (d) and (e) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, and/or (g) deferrals, renewals, extensions and refundings of, or bonds, debentures, notes or other evidences of indebtedness issued in exchange for, or amendments, modifications or supplements to, or covenants and other obligations of the Company in connection with, the indebtedness described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of Notes; except (i) indebtedness and advances among the Company and its direct and indirect subsidiaries; and (ii) any particular indebtedness, deferral, renewal, extension or refunding, if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not Senior Debt.

     No payment on account of principal, premium if any, or interest on the Notes may be made if there shall have occurred (i) a default in the payment of the principal of, premium, if any, interest (including a default under any repurchase or redemption obligation) with respect to any Senior Debt or (ii) any other event of default with respect to any Senior Debt, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist after written notice of such event of default shall have been given to the Company and the Trustee by any holder of Senior Debt. Upon the acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any and interest due on all Senior Debt must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes.

     The Indenture does not limit the Company's ability to incur Senior Debt or any other indebtedness or the ability of any subsidiary of the Company to incur any indebtedness or other liabilities.

OPTIONAL REDEMPTION

     The Notes may not be redeemed prior to June 15, 2001. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under "Notices" below, at the redemption prices set forth below. Such redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on June 15 of the following years:

                                                            REDEMPTION
                           YEAR                               PRICE
                           ----                             ----------
2001......................................................     102%
2002......................................................     101

in each case together with accrued interest to the date of redemption

     No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price").

     Within 30 days after the occurrence of a Change of Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised.

     A Change of Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

          (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

          (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company and (y) pursuant to which the holders of the Common Stock immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction and
     (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock; provided, however, that a Change of Control shall not be deemed to have occurred if the last reported sale price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change of Control or the public announcement of the Change of Control (in the case of a Change of Control under clause (a) above) or ending immediately before the Change of Control (in the case of a Change of Control under clause (b) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture.

     The Company's ability to repurchase Notes upon the occurrence of a Change of Control is subject to limitations. There can be no assurance that the Company would have the financial resources or be able to arrange financing on acceptable terms to pay the Repurchase Price for all the Notes as to which the purchase right is exercised. Further, any repurchase in connection with a Change of Control could, depending on the circumstances and absent a waiver from the holders of Senior Debt, be blocked by the subordination provisions of the Notes. See "Subordination." The Agreements relating to the Company's current Senior Debt would limit the Company's ability to repurchase the Notes. Failure by the Company to repurchase the Notes when required may result in an Event of Default with respect to the Notes (and with respect to Senior Debt) whether or not such repurchase is permitted by the subordination provisions. See "-- Events of Default" and "Risk Factors -- Repurchase of Notes at the Option of Holders Upon a Change of Control; Availability of Funds."

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person (other than a conveyance, sale, transfer or lease to a wholly-owned subsidiary), and the Company may not permit any Person (other than a wholly-owned subsidiary) to consolidate with or merge into the Company or convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets substantially as an entirety to the Company, unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred sold or leased is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company has provided to the Trustee an Officer's Certificate and Opinion of Counsel if required by the Indenture.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal or Redemption Price of any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest (including Liquidated Damages) on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to provide a Company Notice in the event of a Change of Control; (d) failure to perform any other covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an aggregate principal amount in excess of $5,000,000 is not paid at final maturity or the payment thereof is accelerated and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default specified in subsections (a), (b), and (f) above) occurs and is continuing, the Trustee shall, at the written request of the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes, by notice in writing to the Company, declare the principal of all the Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest and any unpaid Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsections (a) or (b) occurs and is continuing, the holder of any Outstanding Note may, by notice in writing to the Company (with a copy to the Trustee), declare the principal of such Note to be due and payable immediately, and upon any such declaration such principal and (subject to the Indenture) any accrued interest and Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsection (f) occurs and is continuing, the principal and any accrued interest, together with any Liquidated Damages thereon, on all of the then Outstanding Notes shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder.

     At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture.

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

     The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests.

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a Resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66% in aggregate principal amount of the Outstanding Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note (including any payment of any Liquidated Damages or the Repurchase Price in respect of such Note), (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) except as otherwise permitted by the Indenture or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of Holders to convert any of the Notes or to require the Company to repurchase any Note other than as provided in the Indenture, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (1) reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a Resolution or the quorum required at any meeting of Holders of Notes at which a Resolution is adopted, or
(m) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws. The quorum at any meeting called to adopt a Resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of quorum, 25% of such aggregate principal amount.

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

TRANSFER, EXCHANGE AND WITHDRAWAL

     The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in New York City. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any Change of the office through which any security registrar or any transfer agent acts.

     In the event of a redemption of the Notes for any of the reasons set forth below under "Redemption", the Company will not be required (a) to register the transfer or exchange of Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer of or exchange any Registered Note, or portion thereof, called for redemption.

PURCHASE AND CANCELLATION

     The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

     All Notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be canceled promptly by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in the Indenture. Unless otherwise requested by the Company and confirmed in writing, the Trustee shall, from time to time but not less than once annually, destroy all canceled Notes and deliver to the Company a certificate of destruction, which certificate shall specify the number, principal amount and, in the case of Notes the form of each canceled Note so destroyed.

TITLE

     The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

     Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of the first such publication or on the date of such mailing, as the case may be.

     Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF NOTES

     Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

SATISFACTION AND DISCHARGE

     The Company may discharge its payment obligations under the Indenture while Notes remain outstanding if (a) all outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year, (b) all outstanding Notes are scheduled for redemption within one year or
(c) all outstanding Notes are delivered to the Trustee for conversion in accordance with the Indenture and in the case of (a) or (b) above, the Company has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. Upon filing by the Company with the Delaware Secretary of State of a Certificate of Amendment to its Certificate of Incorporation, which was approved by stockholders on October 30, 1998, the authorized capital stock of the Company will consist of 80,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of July 31, 1998, there were 26,592,883 shares of Common Stock outstanding.


COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of Common Stock also are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. All the outstanding shares of Common Stock are, and the shares of Common Stock offered by this Prospectus will be, when issued and paid for, validly authorized and issued, fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority to issue 1,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences, and relative, participating, optional, or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences, and the number of shares constituting any series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring, or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. The Company has no shares of Preferred Stock outstanding and has no plans to issue any such shares.

WARRANTS

     At July 31, 1998, excluding 100,000 warrants granted under the German Employees Warrant Program (see "Management -- Stock Option Programs"), the Company had outstanding warrants to purchase an aggregate of 2,931,978 shares of Common Stock at exercise prices ranging from $4.25 to $35.00 and expiring from January 1998 to July 2002.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar of the Common Stock is American Stock Transfer & Trust Co., New York, New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing temporary and currently proposed Treasury Regulations thereunder, existing administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and judicial decisions, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, persons that have a "functional currency" other than the U.S. dollar. This summary discusses the tax considerations applicable to an initial purchaser of the Notes or investors in pass-through entities who purchase the Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

                             UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is
(i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code.

PAYMENT OF INTEREST

     Interest on a Note will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder.

     The tax rate applicable to such a capital gain will depend, among other things, upon the Holder's holding period for the Notes that are sold, exchanged or redeemed. Generally, such capital gain or loss will be long-term if the Note is held more than 18 months. The maximum tax rate on net long-term gains is 20% for individuals trust and estates, (10% if the individual is in the 15% tax bracket) and 35% for corporations. For individuals, trusts, and estates, if the
Note is held more than 12 months, but less than 18 months, then such capital gain or loss is mid-term, taxable at a maximum tax rate of 28% (15% if an individual is in the 15% bracket). For individuals, trusts and estates, if the Note is held for 12 months or less, than such capital gain is taxable at ordinary income tax rates.

CONVERSION OF THE NOTES

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except to the extent of ordinary income recognized with respect to accrued and unpaid interest on the Notes at that time. A Holder also will recognize capital gain or loss upon the receipt of cash in lieu of a fractional share of Common Stock equal to the amount of cash received less the Holder's tax basis in such fractional share. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

DIVIDENDS

     Distributions with respect to Common Stock generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits. To the extent, if any, that a Holder receives a distribution with respect to Common Stock that exceeds the Holder's allocable share of the Company's current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital which will reduce the Holder's tax basis in the Common Stock. Any amount in excess of the Holder's basis will be treated as gain from the sale or exchange of such Common Stock.

     In general, a dividend distribution to a corporate Holder will qualify for a 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than certain non-voting, non-convertible, non-participating preferred stock). A corporate Holder that owns 20% or more of the voting power and value of the Company's stock (other than certain non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

SALE OF COMMON STOCK

     Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. The tax rate applicable to such capital gain will depend, among other things, upon the Holder's holding period for the shares of Common Stock that are sold or exchanged. The impact of the holding period upon capital gains rates is discussed under "-- Sales, Exchange or Redemption of the Notes." A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "Conversion of the Notes."

ADJUSTMENT OF CONVERSION PRICE

     Treasury Regulations promulgated under Section 305 of the Code treat Holders of the Notes as having received a constructive distribution from the Company in the event that the conversion ratio of the Notes is adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Notes are convertible or exchangeable) of the Holders of the Notes in the assets or earnings and profits of the Company is increased, and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion ratio, as described in "Description of the Notes -- Conversion Rights," would not be considered made pursuant to such formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the Holders may result in deemed dividend income to Holders to the extent of the Company's current or accumulated earnings and profits.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

                           NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder. The rules governing the United States federal income and estate taxation of a Non-United States Holder are complex and no attempt will be made herein to provide more than a summary of such rules. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES AND COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

PAYMENT OF INTEREST

     Generally, payment of interest on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     Recently released Treasury Regulations provide alternative methods for satisfying the certification requirements described in clause (iv) above. The Treasury Regulations generally are effective for payments made after December 31, 1999, subject to certain transition rules. Non-United States Holders are urged to consult their own tax advisors regarding the new Treasury Regulations.

     Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers IRS Form 4224 to the payor.

     Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation see discussion under "-- United States Foreign Investment in Real Property Tax Act" below.

CONVERSION OF THE NOTES

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "Non-United States Holders -- Sale, Exchange or Redemption of the Notes" is satisfied.

SALE OR EXCHANGE OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "Non-United States
Holders -- Sale, Exchange or Redemption of the Notes" is satisfied.

DIVIDENDS

     Dividends paid (or deemed paid, as described above under "United States Holders -- Dividends") on Common Stock to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

     Under currently applicable Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under recently issued Treasury Regulations, however, Non-United States Holders of Common Stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. The new Treasury Regulations are generally effective for payments made after December 31, 1999. Non-United States Holders are urged to consult their own tax advisors regarding the new Treasury Regulations.

DEATH OF A NON-UNITED STATES HOLDER

     A Note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

     Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders -- Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States
Holders -- Payment of Interest" or otherwise establishes an exemption.

     Recently released Treasury Regulations make certain modifications to the withholding, backup withholding and information reporting rules described above. The new Treasury Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the new Treasury Regulations.

UNITED STATES FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation". The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not conducted or obtained an appraisal of its assets to determine whether it is now or will be a United States real property holding corporation. Unless it is established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and the Notes would be treated as United States real property interests. As discussed below, however, an exemption should apply to the Common Stock and the Notes except with respect to a Non-United States

Holder whose beneficial ownership of Common Stock or Notes exceeds 5% of the total fair market value of the Common Stock.

     An interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The Company believes that the Company's Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the Common Stock will remain regularly traded. The remainder of this discussion assumes that the Common Stock is and will remain regularly traded on an established securities market.

     The regularly-traded exemption is not available to a regularly traded interest (such as the Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of Common Stock by a Non-United States Holder.

     The regularly-traded exemption will apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a irregularly traded class acquired over a period of time will be aggregated and valued as of the date of the subsequent acquisition for purposes of applying the 5% test described above.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Notes by a Non-United States Holder whose aggregate actual or constructive ownership of such Notes on an applicable determination date had a fair market value greater than 5% of the Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Notes by a Non-United States Holder. The foregoing discussion assumes that the Notes constitute interests that are irregularly traded interests convertible into a regularly traded class of interests. If the Notes were to become regularly traded, the regularly-traded exemption might not apply to Notes owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of the Notes at any time during the five year period ending on the date of disposition of the Notes or other applicable determination date.

     Any investor that may approach or exceed any of the 5% ownership thresholds discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest.

                            SELLING SECURITYHOLDERS

     The Notes were originally issued by the Company in a private placement on June 26, 1998 to Prudential Securities Incorporated and Bear Stearns & Co. Inc. (the "Initial Purchasers"). The Notes were resold by the Initial Purchasers, in transactions exempt from the registration requirements of the Securities Act, in the United States to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act).

     Unless otherwise noted, the following table sets forth information, as of November 27, 1998, with respect to the Selling Securityholders and the respective principal amount of Notes and Common Stock beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus and the percentage of Common Stock owned. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities. Such information has been obtained from the Selling Securityholders and the Trustee. The term "Selling Securityholders" includes the holders listed below and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors.



                                                              PRINCIPAL AMOUNT OF NOTES
                          NAME OF                             --------------------------
                  SELLING SECURITYHOLDERS                        OWNED         OFFERED
                  -----------------------                     -----------    -----------
AAM/Zazove Institutional Income Fund, L.P...................  $4,000,000     $4,000,000
Alexandra Global Fund 1 LTD. ...............................   3,000,000      3,000,000
AON Pension Plan............................................   3,000,000      3,000,000
Arnhold and S. Bleichroeder, Inc.(1)........................   4,500,000      4,500,000
Bear, Stearns & Co. Inc. ...................................   3,690,000      3,690,000
BNP Arbitrage SNC...........................................   4,000,000      4,000,000
D.E. Shaw Investments, L.P. ................................     700,000        700,000
D.E. Shaw Securities, L.P. .................................   2,300,000      2,300,000
Deutsche Bank A.G. .........................................   3,750,000      3,750,000
Donaldson Lufkin & Jenrette Securities Corp. ...............   3,000,000      3,000,000
Forest Alternative Strategies Fund A5.......................   2,750,000      2,750,000
Forest Alternative Strategies Fund A5I......................     250,000        250,000
Forest Alternative Strategies Fund A5M......................      50,000         50,000
Forest Alternative Strategies Fund B-3......................     275,000        275,000
Forest Global Convertible Fund A-1..........................      10,000         10,000
Forest Global Convertible Fund A-5..........................   3,870,000      3,870,000
Forest Global Convertible Fund B-1..........................     200,000        200,000
Forest Global Convertible Fund B-2..........................     175,000        175,000
Forest Global Convertible Fund B-3..........................     200,000        200,000
Forest Global Convertible Fund B-5..........................     100,000        100,000
Forest Greyhound............................................     200,000        200,000
  c/o Forest Investment Management LLC
Forest Performance Fund.....................................     300,000        300,000
Fox Family Foundation.......................................      45,000         45,000
  DTD 10/10/87
  c/o Forest Investment Management LLC
General Motors Investment Management Corporation(2).........   8,000,000      8,000,000
Highbridge Capital Corporation..............................   3,000,000      3,000,000
HT Insight Funds............................................   1,000,000      1,000,000
KA Investments LDC..........................................   6,000,000      6,000,000
LLT Limited.................................................     175,000        175,000
Merrill Lynch International Ltd.............................   5,500,000      5,500,000
The Northwestern Mutual Life Insurance Company..............   3,000,000      3,000,000
Oaktree Capital Management:
  Foundation Account No. 1..................................     360,000        360,000
  LLC Account No. 1.........................................     160,000        160,000
  Winchester Convertible Plus Ltd...........................     480,000        480,000
Prudential Securities, Inc. ................................   9,410,000      9,410,000
John S. Stafford, Jr........................................   1,000,000      1,000,000

                                                              PRINCIPAL AMOUNT OF NOTES
                          NAME OF                             --------------------------
                  SELLING SECURITYHOLDERS                        OWNED         OFFERED
                  -----------------------                     -----------    -----------
Susquehanna Capital Group...................................  $9,775,000     $9,775,000
Tribeca Investments LLC.....................................   5,500,000      5,500,000


---------------

(1) As of December 4, 1998.


(2) General Motors Investment Management Corporation ("GMIMC"), a wholly-owned subsidiary of General Motors Corporation ("General Motors"), provides investment advice and investment management services with respect to the assets of certain employee benefit plans of General Motors and its subsidiaries, including the General Motors Employees Domestic Group Pension Trust (the "GM Pension Trust"), and with respect to certain assets of certain direct and indirect subsidiaries of General Motors and associated entities, including Motors Insurance Corporation ("MIC") and the General Motors Foundation, Inc. (the "Foundation"). In its capacity as investment manager to the GM Pension Trust, MIC and the Foundation, GNIMC is authorized to vote and dispose of $6,460,000, $1,337,000 and $203,000 of Notes owned by the GM Pension Trust, MIC and the Foundation, respectively, included in the $8,000,000 represented above.



                                                                COMMON STOCK
                                              -------------------------------------------------
                                                NUMBER OF         NUMBER OF
                                                  SHARES           SHARES
                                               BENEFICIALLY     OFFERED UPON        PERCENT
                  NAME OF                     OWNED PRIOR TO    CONVERSION OF    OF OUTSTANDING
          SELLING SECURITYHOLDERS             THIS OFFERING     THE NOTES(1)       SHARES(2)
          -----------------------             --------------    -------------    --------------
AAM/Zazove Institutional Income Fund,
  L.P. .....................................     147,901           147,901              *
Alexandra Global Fund 1 LTD. ...............     110,915           110,915              *
AON Pension Plan............................     110,915           110,915              *
Arnhold and S. Bleichroeder, Inc.(3)........     144,200           144,200              *
Bear, Stearns & Co. Inc.....................     136,426           136,426              *
BNP Arbitrage SNC...........................     147,887           147,887              *
D.E. Shaw Investments, L.P. ................      25,880            25,880              *
D.E. Shaw Securities, L.P...................      85,035            85,035              *
Deutsche Bank A.G. .........................     138,644           138,644              *
Donaldson Lufkin & Jenrette Securities
  Corp......................................     110,915           110,915              *
Forest Alternative Strategies Fund A5.......     101,672           101,672              *
Forest Alternative Strategies Fund A5I......       9,242             9,242              *
Forest Alternative Strategies Fund A5M......       1,848             1,848              *
Forest Alternative Strategies Fund B-3......      10,167            10,167              *
Forest Global Convertible Fund A-1..........         369               369              *
Forest Global Convertible Fund A-5..........     143,081           143,081              *
Forest Global Convertible Fund B-1..........       7,394             7,394              *
Forest Global Convertible Fund B-2..........       6,470             6,470              *
Forest Global Convertible Fund B-3..........       7,394             7,394              *
Forest Global Convertible Fund B-5..........       3,697             3,697              *
Forest Greyhound............................       7,394             7,394              *
  c/o Forest Investment Management LLC
Forest Performance Fund.....................      11,091            11,091              *
Fox Family Foundation.......................       1,663             1,663              *
  DTD 10/10/87
  c/o Forest Investment Management LLC
General Motors Investment Management
  Corporation(4)............................     295,775           295,775            1.1%
Highbridge Capital Corporation..............     110,915           110,915              *
HT Insight Funds............................      36,971            36,971              *

                                                                COMMON STOCK
                                              -------------------------------------------------
                                                NUMBER OF         NUMBER OF
                                                  SHARES           SHARES
                                               BENEFICIALLY     OFFERED UPON        PERCENT
                  NAME OF                     OWNED PRIOR TO    CONVERSION OF    OF OUTSTANDING
          SELLING SECURITYHOLDERS             THIS OFFERING     THE NOTES(1)       SHARES(2)
          -----------------------             --------------    -------------    --------------
KA Investments LDC..........................     221,831           221,831              *
LLT Limited.................................       6,470             6,470              *
Merrill Lynch International Ltd. ...........     203,345           203,345              *
The Northwestern Mutual Life Insurance
  Company...................................     110,915           110,915              *
Oaktree Capital Management:
  Foundation Account No. 1..................      13,309            13,309              *
  LLC Account No. 1.........................       5,195             5,195              *
  Winchester Convertible Plus Ltd...........      17,746            17,746              *
Prudential Securities, Inc..................     347,906           347,906            1.3
John S. Stafford, Jr........................      36,971            36,971              *
Susquehanna Capital Group...................     361,401           361,401            1.4
Tribeca Investments LLC.....................     203,345           203,345              *


---------------
 *  Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder into Common Stock at the initial conversion price of $27.0475 per share. Except as otherwise indicated, also assumes that the Selling Securityholder or any future transferees, pledgees, donees or successors of or from such Selling Securityholder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, the Company will pay cash in lieu of issuing fractional shares upon conversion of the Notes. See "Description of Notes -- Conversion Rights."


(2) Calculated based upon 26,646,121 shares of Common Stock outstanding as of November , 1998. The percentages shown include the shares of Common Stock
    actually owned as of November   , 1998 and the shares of Common Stock that
    the identified person had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of Common Stock that the identified person had the right to acquire within 60 days of November
      , 1998 are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.



(3) Includes 10,000 shares of Common Stock beneficially owned by the Selling Securityholder.



(4) GMIMC, in its capacity as investment manager to the GM Pension Trust, MIC and the Foundation, is authorized to vote and dispose of 238,839 shares, 49,431 shares and 7,505 shares owned by the GM Pension Trust, MIC and the Foundation, respectively, included in the 295,775 shares represented above.



     None of the Selling Securityholders has, or within the past three years has had any position, office or other material relationship with the Company or any of its affiliates, except that Bear, Stearns & Co., Inc. ("Bear Stearns") and Prudential Securities Incorporated ("Prudential") acted as Initial Purchasers in the original offering of the Notes, and Bear Stearns has in the past provided investment banking and investment advisory services to the Company. In each case, Bear Stearns and Prudential received only customary fees in connection with the provision of such services.

                              PLAN OF DISTRIBUTION

     The Notes were originally issued by the Company in a private placement. The Notes and Conversion Shares offered by this Prospectus may be sold from time to time by the Selling Securityholders in one or more transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Notes and Conversion Shares may be sold directly or through broker-dealers, to whom Selling Securityholders may pay brokerage commissions and charges. The sale of Notes and Conversion Shares may be effected as follows: (a) in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) in exchange distributions and/or secondary distributions; (d) in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions.

     Pursuant to the provisions of the Registration Rights Agreement between the Company and the Initial Purchaser, the Company will pay the costs and expenses incident to the registration and qualification of the Notes and Conversion Shares offered by this Prospectus, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act.

     The Company believes that the holders of the Notes and/or Conversion Shares are qualified institutional buyers within the meaning of Rule 144A of the Securities Act. Prior to any use of this Prospectus for the resale of the Notes and Conversion Shares, this Prospectus will be amended or supplemented, if necessary, to set forth the name of the Selling Securityholder, the amount of the Notes and/or the number of Conversion Shares beneficially owned by such Selling Securityholder, and the amount of the Notes and/or the number of Conversion Shares to be offered for resale by such Selling Securityholder. The supplemented or amended Prospectus will also disclose whether any Selling Securityholder has held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the supplemented or amended prospectus.

     The Selling Securityholders and any broker-dealer participating in the distribution of the Notes and Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker- dealer that participates in transactions involving the sale of Notes and Conversion Shares against certain liabilities, including liabilities under the Securities Act.

     There can be no assurance that the Selling Securityholders will sell any or all of the Notes and/or Conversion Shares offered by them hereunder. The Notes and/or the Conversion Shares may be sold pursuant to Rule 144A or Rule 144 rather than pursuant to this Prospectus.

     The resale of the Notes and/or Conversion Shares will be freely transferable in the hands of persons other than affiliates of the Company. The Common Stock is included for quotation in the Nasdaq Stock Market's under the symbol "MRVC."

     The Company will not receive any of the proceeds from the resale of the Notes and/or Conversion Shares.

                                 LEGAL MATTERS

     The validity of the Notes offered by this Prospectus will be passed upon for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California.

                                    EXPERTS

     The audited financial statements of the Company included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 20, 1998 and appearing on page F-2 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


     The financial statements of Xyplex, Inc. at October 31, 1997 and 1996, and for the year end October 31, 1997 and the period from April 10, 1996 to October 31, 1996, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on their report given on their authority as experts in accounting and auditing.



     The financial statements of Xyplex, Inc. as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995 and the financial statements of Xyplex, Inc. as of April 9, 1996 and for the period January 1, 1996 through April 9, 1996 included in this Registration Statement, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

     The following computer networking terms are used in this Prospectus:

     ASIC (Application Specific Integrated Circuits) -- an integrated circuit on a chip designed for a specific purpose, as opposed to an integrated circuit designed for general applications such as a microprocessor.

     ATM (Asynchronous Transfer Mode) -- a high speed network switching technology in which a dedicated circuit is set up between two end systems before a communication session can begin. Information is transmitted in cells; a cell is a fixed-size packet of information, as opposed to a frame, which is a variable-length packet of information.

     Bandwidth -- technically, bandwidth refers to the difference between the highest and lowest frequencies in a communications channel; the term is now commonly used to refer to the data carrying capacity of the channel.

     DFB (Distributed Feedback Laser) -- single frequency, narrow spectrum laser.

     End-To-End Solution -- a network solution with common technical architecture that allows network services to be consistently provided to all users on the network.

     Ethernet -- a term used to refer to all forms of shared CSMA/CD (carrier sense multiple access/collision detection) networking. In a CSMA/CD network a computer will "listen" to determine if the network cable is in use, and will wait until the cable is clear before transmitting. If two computers try to send at the same time, the collision is detected, both computers stop transmitting and wait a random length of time and then transmit. Too much traffic on such a network will result in so many collisions that the network's performance is significantly degraded.

     Fast Ethernet -- Ethernet with 100 Mbps capacity.

     FDDI (Fiber Distributed Data Interface) -- a high-speed networking technology originally designed for fiber optic cable.

     Fiber Optic -- relating to the transmission of data using light, as opposed to transmission using electricity.

     Frame Relay -- a WAN networking solution that implements a form of packet-switching technology which routes frames of information from one computer to another over a switching network owned by a carrier such as AT&T, Sprint, MCI or one of the Bell companies. Frame relay is designed to provide short duration communication links between router connected devices.

     FTTC (Fiber-To-The-Curb) -- deployment of fiber optic cable in the subscribers local loop, i.e., the last mile to consumer homes sometimes designated as the onramp to the information superhighway, also to the home.

     Fiber-In-The-Loop -- a network in which fiber optic is used between the central office and the customer's location (i.e. the portion of the telephone system known as the loop).

     Frame -- a variable-length packet of information transmitted between computers.

     GBPS -- a data transfer rate of one billion bits per second.

     Gigabit Ethernet -- Ethernet with Gbps capacity.

     Hub -- a central component in a network which allows each computer connected to the hub to communicate with each other; configuring a network with multiple hubs, and connecting the hubs, allows the network to keep local traffic local and conserve the capacity of the overall network. In contrast to switches, hubs indiscriminately forward data to all ports connected to the hub. In addition hubs require computers to alternate communication over a single LAN, thereby allowing a computer to send information only when other computers are not doing so.

     Intranet -- an internal network of computers connecting only those computers within a company or other organization.

     ISP (Internet Service Provider) -- a company that supplies access to the Internet.

     ISDN (Integrated Services Digital Network) -- an all digital, circuit-switched telephone system that can provide bandwidth on demand.

     IP (Internet Protocol) -- the underlying protocol for routing packets on the Internet and other IP-based networks.

     LAN (Local Area Network) -- a shared communication system tying together a group of computers located within a limited area.

     LEC (Local Exchange Carriers) -- a telephone company that operates within a local area.

     LED (Light Emitting Diode) -- an electronic device that when provided the proper power will emit a beam of light. LEDs may be used to generate the light transmitted over optical fiber cables.

     MBPS -- a data transfer rate of a million bits per second.

     Network -- a group of computers connected so as to be able to exchange information. One method of constructing a network is a switch-based network in which the computers are connected to dedicated ports on Ethernet switches, Gigabit Ethernet switches, ATM switches or other switches.

     NMS (Network Management System) -- a system for active and passive monitoring of a network.

     Packets -- a package of data sent by a computer over a network.

     PCS (Personal Communications System) -- a digital wireless communications technology that includes voice, data and video. Digital cellular phones are an example of PCS.

     Router -- an electronic device that moves information from one network to another, applying intelligence in the process to ensure that the information reaches its destination securely and quickly.

     SONET (Synchronous Optical Network) -- a standard that defines telecommunication transmissions over fiber optic cable.

     Switch -- an electronic device that allows the connection of a computer directly on a private line to another computer on the network. A large network may be divided into subsets using switches so as to help avoid congestion on the network.

     Token Ring -- a network standard in which only the computer "holding" the token frame may transmit on the network. The other computers wait to receive the token before transmitting. This is in contrast to competitive access standards, such as Ethernet, which may have "collisions" when two computers try to access the network at the same time.

     Uplink -- switched connectivity to a different speed LAN.

     VLAN (Virtual Lan) -- a subset of computers in a larger network which are set up as a subnetwork; a VLAN within a network is connected to other VLANs on the network by routers.

     VPN (Virtual Private Network) -- a private, encrypted "network" that transports voice and data between an organization's different sites; the VPN may use the Internet as the path over which it transmits the data.

     WAN (Wide Area Network) -- a network that connects computers, not within a local area, over public or private data communication channels.

     WDM (Wavelength Division Multiplexer) -- a product that increases the amount of data that can be transmitted over a fiber optic network at any time by increasing the number of wavelengths in a fiber optic network.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MRV COMMUNICATIONS, INC. AND SUBSIDIARIES
Report of Independent Public Accountants (Arthur Andersen
  LLP)......................................................   F-2
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................   F-3
Consolidated Statements of Operations for the three years
  ended December 31, 1997...................................   F-4
Consolidated Statements of Stockholders' Equity for the
  three years ended December 31, 1997.......................   F-5
Consolidated Statements of Cash Flows for the three years
  ended December 31, 1997...................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Unaudited Condensed Consolidated Balance Sheet as of June
  30, 1998..................................................  F-21
Unaudited Condensed Consolidated Statements of Operations
  for the six months ended June 30, 1997 and 1998...........  F-22
Unaudited Condensed Consolidated Statements of Cash Flows
  for the six months ended June 30, 1997 and 1998...........  F-23
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-24
Unaudited Pro Forma Consolidated Financial Statements.......  F-26
Unaudited Pro Forma Consolidated Balance Sheet as of
  December 31, 1997.........................................  F-27
Unaudited Pro Forma Consolidated Statements of Operations
  for the year ended December 31, 1997......................  F-28
Notes and Assumptions to Unaudited Pro Forma Consolidated
  Financial Statements......................................  F-29

XYPLEX, INC
Report of Independent Auditors (Ernst & Young LLP)..........  F-30
Balance Sheets as of October 31, 1997 and 1996..............  F-31
Statements of Operations for the year ended October 31, 1997 and for the period April 10, 1996 to October 31, 1996.....  F-32
Statements of Changes in Stockholder's Equity for the year
  ended October 31, 1997 and the period April 10, 1996 to
  October 31, 1996..........................................  F-33
Statements of Cash Flows for the year ended October 31, 1997 and the period April 10, 1996 to October 31, 1996.........  F-34
Notes to Financial Statements...............................  F-35
Report of Independent Accountants (Coopers & Lybrand
  L.L.P.)...................................................  F-43
Balance Sheet as of April 9, 1996...........................  F-44
Statement of Loss for the period January 1, 1996 through
  April 9, 1996.............................................  F-45
Statement of Parent Company Investment for the period
  January 1, 1996 through April 9, 1996.....................  F-46
Statement of Cash Flows for the period January 1, 1996
  through April 9, 1996.....................................  F-47
Notes to Financial Statements...............................  F-48
Report of Independent Accountants (Coopers & Lybrand
  L.L.P.)...................................................  F-53
Balance Sheets as of December 31, 1995 and 1994.............  F-54
Statements of Income for the years ended December 31, 1995
  and 1994..................................................  F-55
Statements of Stockholder's Equity for the years ended
  December 31, 1995 and 1994................................  F-56
Statements of Cash Flows for the years ended December 31,
  1995 and 1994.............................................  F-57
Notes to Financial Statements...............................  F-58

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO MRV COMMUNICATIONS, INC.:

     We have audited the accompanying consolidated balance sheets of MRV COMMUNICATIONS, INC. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MRV Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                                   Arthur Andersen LLP

Los Angeles, California
February 20, 1998

                            MRV COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $14,641    $ 19,428
  Short-term investments....................................   17,659      36,413
  Accounts receivable, net of allowance of $2,468 in 1996
    and $4,252 in 1997......................................   24,296      47,258
  Inventories...............................................   18,238      41,689
  Deferred income tax asset.................................    2,660       2,280
  Other current assets......................................    4,377       7,248
                                                              -------    --------
         Total current assets...............................   81,871     154,316
                                                              -------    --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Building..................................................    1,464       3,127
  Machinery and equipment...................................    3,941       4,294
  Furniture and fixtures....................................      286         560
  Computer hardware and software............................    1,513       2,134
  Leasehold improvements....................................      533         710
                                                              -------    --------
                                                                7,737      10,825
  Less -- Accumulated depreciation and amortization.........   (1,489)     (2,642)
                                                              -------    --------
                                                                6,248       8,183
                                                              -------    --------
OTHER ASSETS:
  Investments...............................................       --      62,382
  Deferred income tax asset.................................    6,036       6,231
  Goodwill, net of accumulated amortization of $210 in 1996
    and $372 in 1997........................................    2,788       5,077
  Other.....................................................       --          47
                                                              -------    --------
                                                                8,824      73,737
                                                              -------    --------
                                                              $96,943    $236,236
                                                              =======    ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of capital lease obligations..............  $   119    $    111
  Accounts payable..........................................   11,328      30,439
  Accrued liabilities.......................................    6,389       8,429
  Accrued restructuring costs...............................    3,549          --
  Customer deposit..........................................    1,500         293
  Income taxes payable......................................    2,013       3,485
                                                              -------    --------
         Total current liabilities..........................   24,898      42,757
                                                              -------    --------
LONG-TERM LIABILITIES:
  Convertible debentures....................................   17,325          --
  Capital lease obligations, net of current portion.........    1,035         788
  Other long-term liabilities...............................      532       2,065
                                                              -------    --------
         Total long-term liabilities........................   18,892       2,853
                                                              -------    --------
COMMITMENTS AND CONTINGENCIES (Note 7)
MINORITY INTEREST...........................................      852         657
COMMON STOCK ISSUED IN CONNECTION WITH ACQUISITION (Note
  3)........................................................   10,530          --
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value:
    Authorized -- 1,000 shares; no shares issued or
     outstanding............................................       --          --
  Common stock, $0.0034 par value:
    Authorized -- 40,000 shares Issued and
     outstanding -- 21,286 shares in 1996 and 26,360 in
     1997...................................................       70          88
  Capital in excess of par value............................   49,636     175,874
  Retained earnings (deficit)...............................   (7,950)     14,635
  Cumulative translation adjustments........................       15        (628)
                                                              -------    --------
                                                               41,771     189,969
                                                              -------    --------
                                                              $96,943    $236,236
                                                              =======    ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                            MRV COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1995       1996        1997
                                                              -------    -------    --------
REVENUES, net:..............................................  $39,202    $88,815    $165,471
                                                              -------    -------    --------
COSTS AND EXPENSES:
  Cost of goods sold........................................   22,608     51,478      94,709
  Research and development expenses.........................    4,044      8,201      13,093
  Selling, general and administrative expenses..............    6,799     14,025      27,365
  Purchased technology in progress..........................    6,211     17,795          --
  Restructuring costs.......................................    1,465      6,974          --
                                                              -------    -------    --------
                                                               41,127     98,473     135,167
                                                              -------    -------    --------
          Operating income (loss)...........................   (1,925)    (9,658)     30,304
                                                              -------    -------    --------
OTHER INCOME (EXPENSE):
  Interest expense related to convertible debentures and
     acquisition............................................       --     (4,357)       (843)
  Minority interest.........................................       --       (196)       (146)
  Interest income...........................................      641        702       2,841
  Interest expense..........................................     (102)      (743)       (118)
  Other.....................................................      115        194          21
                                                              -------    -------    --------
                                                                  654     (4,400)      1,755
                                                              -------    -------    --------
          Income (loss) before provision (benefit) for
            income taxes....................................   (1,271)   (14,058)     32,059
PROVISION (BENEFIT) FOR INCOME TAXES........................        2     (4,404)      9,474
                                                              -------    -------    --------
NET INCOME (LOSS)...........................................  $(1,273)   $(9,654)   $ 22,585
                                                              =======    =======    ========
EARNINGS (LOSS) PER COMMON SHARE INFORMATION:
  Basic earnings (loss) per common share....................  $  (.07)   $  (.49)   $   0.95
                                                              =======    =======    ========
  Diluted earnings (loss) per common share..................  $  (.07)   $  (.49)   $   0.88
                                                              =======    =======    ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
  Basic.....................................................   18,377     19,739      23,670
                                                              =======    =======    ========
  Diluted...................................................   18,377     19,739      25,734
                                                              =======    =======    ========

 The accompanying notes are an integral part of these consolidated statements.

                            MRV COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                          COMMON STOCK     CAPITAL IN   RETAINED    CUMULATIVE
                                         ---------------   EXCESS OF    EARNINGS    TRANSLATION
                                         SHARES   AMOUNT   PAR VALUE    (DEFICIT)   ADJUSTMENTS    TOTAL
                                         ------   ------   ----------   ---------   -----------   --------
BALANCE, December 31, 1995.............  19,049    $63      $ 23,491     $ 1,704       $  --      $ 25,258
  Shares held by trustee relating to
     Fibronics acquisition.............     137     --            --          --          --            --
  Conversion of debentures.............     812      2        12,851          --          --        12,853
  Exercise of stock warrants and
     options...........................   1,088      4         4,938          --          --         4,942
  Issuance of common stock for cash....     200      1         3,999          --          --         4,000
  Interest expense related to
     convertible debentures and
     acquisition (see Note 4)..........      --     --         4,357          --          --         4,357
  Translation adjustments..............      --     --            --          --          15            15
  Net loss.............................      --     --            --      (9,654)         --        (9,654)
                                         ------    ---      --------     -------       -----      --------
BALANCE, December 31, 1996.............  21,286     70        49,636      (7,950)         15        41,771
                                         ------    ---      --------     -------       -----      --------
Issuance of common stock in connection
  with public offering.................   2,785      9        93,311          --          --        93,320
Issuance of common stock in connection
  with the acquisition of Fibronics
  Ltd..................................     275      1         6,299          --          --         6,300
Return of shares held by trustee
  relating to Fibronics acquisition....    (137)    --            --          --          --            --
Conversion of debentures...............   1,013      4        17,737          --          --        17,741
Exercise of stock warrants and options,
  including related tax benefit........   1,138      4         8,464          --          --         8,468
Interest expense related to convertible
  debentures and acquisition...........      --     --           427          --          --           427
Translation adjustment.................      --     --            --          --        (643)         (643)
  Net income...........................      --     --            --      22,585          --        22,585
                                         ------    ---      --------     -------       -----      --------
BALANCE, December 31, 1997.............  26,360    $88      $175,874     $14,635       $(628)     $189,969
                                         ======    ===      ========     =======       =====      ========

 The accompanying notes are an integral part of these consolidated statements.

                            MRV COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1995       1996        1997
                                                              -------    -------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(1,273)   $(9,654)   $  22,585
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
     Depreciation and amortization..........................      305        943        1,439
     Provision for losses on accounts receivable............      525      1,643        1,951
     (Gain) loss on sale of property and equipment..........       (6)       192           --
     Realized (gain) loss on investment.....................       --       (180)        (215)
     Purchased technology in progress.......................    5,691     17,795           --
     Interest related to convertible debentures and
      acquisition...........................................       --      4,357          843
     Amortization of premium on U.S. Treasury notes.........        8         --           37
     Minority interests' share of income....................       --        196          146
     Changes in assets and liabilities, net of effects from
      acquisitions:
     Decrease (increase) in:
       Accounts receivable..................................   (6,859)   (10,937)     (22,568)
       Inventories..........................................   (5,397)    (5,697)     (21,867)
       Deferred income taxes................................   (1,357)    (6,839)         185
       Other assets.........................................      166     (3,031)      (2,824)
     Increase (decrease) in:
       Accounts payable.....................................    1,457      1,912       17,435
       Accrued liabilities and restructuring................      154      6,623       (2,092)
       Income taxes payable.................................      425        798        3,622
       Customer deposits....................................      (15)     1,500       (1,207)
       Accrued severance pay................................      (19)       231         (231)
       Deferred rent........................................       (3)        --           --
                                                              -------    -------    ---------
          Net cash used in operating activities.............   (6,198)      (148)      (2,761)
                                                              -------    -------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (1,035)    (2,593)      (1,207)
  Proceeds from the sale of property and equipment..........       14         --           --
  Purchases of investments..................................  (22,013)   (45,612)    (148,948)
  Proceeds from sale of investments.........................   24,741     29,133       67,990
  Restricted cash...........................................   (6,272)     6,272           --
  Cash used in acquisitions, net of cash received...........   (1,000)   (13,247)      (5,289)
                                                              -------    -------    ---------
          Net cash used in investing activities.............   (5,565)   (26,047)     (87,454)
                                                              -------    -------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................    9,715      8,942       99,638
  Proceeds from the issuance of debentures..................       --     30,000           --
  Principal payments on capital lease obligations...........      (78)       (60)        (255)
  Loans receivable from officers............................       32         --           --
  Repurchase of common stock issued in connection with
     acquisition............................................       --         --       (4,230)
                                                              -------    -------    ---------
          Net cash provided by financing activities.........    9,669     38,882       95,153
                                                              -------    -------    ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................       --          3         (151)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   (2,094)    12,690        4,787
CASH AND CASH EQUIVALENTS, beginning of year................    4,045      1,951       14,641
                                                              -------    -------    ---------
CASH AND CASH EQUIVALENTS, end of year......................  $ 1,951    $14,641    $  19,428
                                                              =======    =======    =========

 The accompanying notes are an integral part of these consolidated statements.

                            MRV COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

 1. BACKGROUND

     MRV Communications, Inc. (the Company) designs, manufactures, markets and sells high speed network switching and fiber optic transmission systems which enhance the performance of existing data and telecommunications networks. The Company sells two groups of products: (1) computer networking products, primarily Ethernet local area network (LAN) switches, hubs and related equipment, and (2) fiber optic components for the transmission of voice, video and data across enterprise telecommunications and cable TV networks. The Company's networking solutions enhance the functionality of LAN's by reducing network congestion while allowing end users to preserve their investments in pre-existing networks and providing cost-effective migration paths to next generation technologies such as Gigabit Ethernet. The Company markets and sells its products both domestically and internationally.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, NBase Communications, Inc., NBase Communications, Ltd. (Nbase Ltd.), NBase Europe GmbH (Nbase Europe), NBase Fibronics, Ltd. (Fibronics), Netsoft Solutions, Ltd. (Netsoft), and its 70 percent-owned subsidiary, EDSLAN SRL (EDS). All significant intercompany transactions and accounts have been eliminated.

  Foreign Currency Translation

     The financial statements of NBase Ltd. and Fibronics have been prepared in U.S. dollars as the currency of the primary economic environment in which the operations of these companies are conducted is the U.S. dollar. Thus, the functional currency of these companies is the U.S. dollar.

     Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, and are included in determining net income or loss.

     The financial statements of NBase Europe, Netsoft and EDS have been prepared in the companies' local currencies and have been translated into U.S. dollars. The functional currency for these companies is their local currency.

     Assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues, expenses and cash flows are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are not included in determining net income or loss but are accumulated and reported as a separate component of stockholders' equity in the accompanying consolidated balance sheets.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

  Stock-Based Compensation Plan

     The Company accounts for its stock based compensation plan (see Note 8) under the provisions of APB Opinion No. 25. The Company has elected to follow the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", beginning January 1, 1995 for employee awards. See Note 8 for disclosure of pro forma income (loss) and income (loss) per common share amounts for the years ended December 31, 1995, 1996 and 1997 as required by SFAS 123. The Company has adopted SFAS 123 for all non-employee awards beginning January 1, 1996.

  Revenue Recognition

     The Company recognizes revenue and provides for returns and warranty upon shipment of products.

     The Company has no customer that accounted for 10 percent or more of the Company's revenues in 1995, 1996 and 1997. There were no customers with a receivable balance greater than 10 percent of total receivables at December 31, 1996 and 1997.

     Sales to countries outside the United States approximated 45 percent, 53 percent and 60 percent of the Company's revenues in 1995, 1996 and 1997, respectively. See Note 9 for sales by geographic areas.

  Purchased Technology in Progress and Restructuring Costs

     In connection with the Company's acquisitions (see Note 3), the Company acquired incomplete research and development (R&D) projects that will be included in the current R&D activities of the Company. For projects that will have no alternative future use to the Company and where technological feasibility had not yet been established, the Company allocated $6,211,000 and $17,795,000 to technology in progress and recorded the expense during the years ended December 31, 1995 and 1996, respectively.

     Also in connection with the Company's acquisitions, during the years ended December 31, 1995 and 1996, the Company recorded $1,465,000 and $6,974,000 as restructuring costs, respectively, which primarily related to the closing of facilities, a reduction of its workforce, elimination of product lines and the settlement of distribution agreements. The reduction of the workforce in 1995 related to 63 employees, of which six were upper management personnel. The reduction of the workforce in 1996 related to 95 employees, of which seven were upper management personnel.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

  Restricted Cash Balances

     At December 31, 1996, the Company had letters of credit secured by a portion of the Company's short-term investments. There were no restrictions at December 31, 1997.

  Concentration of Credit Risk

     The Company maintains cash balances and investments in highly qualified financial institutions. At various times such amounts are in excess of insured limits.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

  Investments

     The Company accounts for its investments under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     At December 31, 1996 and 1997, short- and long-term investments consisted of U.S. Treasury notes. As defined by the standard, the Company has classified its investments in these debt securities as "held-to-maturity" investments and all investments are recorded at their amortized cost basis, which approximated their fair value at December 31, 1996 and 1997. All short-term investments mature by December 1998.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of material, labor and overhead.

     Inventories consisted of the following as of December 31, 1996 and 1997 (in thousands):

                                                            1996       1997
                                                           -------    -------
Raw materials............................................  $ 8,295    $17,568
Work-in-process..........................................    3,975     13,436
Finished goods...........................................    5,968     10,685
                                                           -------    -------
                                                           $18,238    $41,689
                                                           =======    =======

  Property and Equipment

     Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred, while significant replacements and betterments are capitalized.

     Depreciation and amortization are provided using the straight-line method based upon the estimated useful lives of the related assets. Useful lives range from three to thirty-three years.

  Goodwill

     The Goodwill resulted from the Company's acquisitions during 1995, 1996 and 1997. It is amortized on a straight-line basis over 8 years. The Company continually evaluates the recoverability of goodwill by assessing whether the recorded value will be recovered through future expected operating results.

  Customer Deposit

     The customer deposit at December 31, 1996 represents an advance payment from a company. The payment was deferred until the related revenue was earned in 1997.

  Warranty

     The Company warrants its products against defects in materials and workmanship for one to three year periods. The estimated cost of warranty obligations is recognized at the time of revenue recognition.

  Statements of Cash Flows

     Cash paid for income taxes was $932,000 in 1995, $1,620,000 in 1996 and $5,473,000 in 1997. Cash paid for interest was $102,000 in 1995, $150,000 in
1996 and $214,000 in 1997.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

     The 1995 Statement of Cash Flows includes an amount of $5,691,000 that represents the fair value of consideration given and net liabilities assumed for the Company's acquisitions that was allocated to purchased technology in progress. This amount differs from the amount shown on the 1995 Statement of Operations by $520,000, which represents legal, consulting and other costs which were allocated to purchased technology in progress on the Statement of Operations (see Note 3).

     During 1996, the Company acquired property and equipment with a cost of $1,147,000 through a capital lease agreement. Also in 1996, $12,675,000 principal amount of debentures and $178,000 of accrued interest was converted into approximately 812,000 shares of common stock. During 1995, the Company purchased property and equipment with a cost of $100,000 through a capital lease agreement.

     In 1997, $17,325,000 of convertible debentures and $843,000 of interest were converted into approximately 1,013,000 of shares common stock. Also, the Company received $2,150,000 of tax benefits relating to the sale of non-qualified stock options.

     These non-cash transactions are excluded from the Statements of Cash Flows.

  Common Stock Splits

     On May 20, 1996, the Company effected a 3 for 2 stock split of its common stock, and on July 29, 1996, the Company effected a 2 for 1 stock split of its common stock. All share amounts set forth in these consolidated financial statements have been retroactively restated to give effect to these stock splits.

  Net Income per Common Share

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". The statement replaces primary EPS with basic EPS, which is computed by dividing reported earnings available to common shareholders by weighted average shares outstanding. The provision also requires the calculation of diluted EPS. The Company adopted this statement in 1997 and all prior year earnings per share amounts have been recalculated based on the provisions of SFAS No. 128.

     The following schedule summarizes the information used to compute earnings per common share (in thousands except per share data):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
Net income (loss).....................................  $(1,273)   $(9,654)   $22,585
                                                        =======    =======    =======
Weighted average number of common shares used to
  compute basic net income per common share...........   18,377     19,739     23,670
Dilutive effect of common share equivalents...........       --         --      2,064
                                                        -------    -------    -------
Weighted average number of common shares used to
  compute diluted net income per common share.........   18,377     19,739     25,734
                                                        =======    =======    =======
Basic net income (loss) per common share..............      .07       (.49)       .95
Diluted net income (loss) per common share............      .07       (.49)       .88

  New Authoritative Pronouncements

     In June 1997, the Financial Accounting Standards Board (FASB) introduced SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires certain disclosures regarding changes in the equity of the Company that result from transactions and other economic events other than transactions with

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

stockholders. SFAS No. 130 will be adopted by the Company in 1998. Management does not expect the adoption of this standard to have a material effect on the Company's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". The statement requires disclosures for segments determined using the "management approach", which is based on the way the chief operating decision-maker organizes segments within a company. This statement is effective for the year ending December 31, 1998, and it must be applied on a limited basis to interim periods thereafter. The standard will have no effect on the Company's financial position or statement of operations, but may change the presentation of segment information in the financial statements.

  Reclassifications

     Certain reclassifications have been made to prior years' amounts to conform to the current year presentation.

 3. ACQUISITIONS AND RESTRUCTURING

  NBase Communications

     On May 1, 1995, the Company acquired certain assets and the distribution business of Galcom Networking, Ltd. (Galcom), a network equipment company located in Israel. The purchase price paid by the Company was approximately $900,000 in cash and the assumption of approximately $1,800,000 in liabilities and debts.

     On June 29, 1995, the Company acquired certain assets and the distribution business of ACE 400 Communications, Ltd. (ACE), a network equipment company located in Israel. The purchase price paid by the Company was $100,000 in cash, the assumption of approximately $467,000 in liabilities and debt, the issuance of 855,000 shares of the Company's common stock (valued at $3,910,000), and extended a right to ACE to sell to the Company up to $400,000 of ACE's inventory.

     Subsequent to the acquisition dates, the Company consolidated operations in Israel and formed a new subsidiary in Israel named NBase Communications, Ltd. Each of the businesses acquired also owned a subsidiary in the United States. These operations were also consolidated and the Company formed a new subsidiary in the United States named NBase Communications, Inc.

  EDSLAN

     In May 1996, the Company purchased 50 percent of the outstanding stock of EDSLAN SRL, an Italian networking company. The purchase price paid by the Company was approximately $1,050,000. The purchase agreement calls for the Company to receive 80 percent of EDS' profits or losses from the date of acquisition. In June and November, 1997, the Company purchased an additional 10 percent of the outstanding stock of EDSLAN SRL, for $500,000, respectively. At December 31, 1997, the Company owns 70 percent of EDSLAN SRL.

  FIBRONICS

     On September 26, 1996, the Company acquired certain assets and the distribution business of Fibronics, Ltd., a computer networking and telecommunications company located primarily in Israel and Germany. On the date of acquisition, Fibronics, Ltd. was a wholly-owned subsidiary of Elbit, Ltd. (Elbit). The purchase price paid by the Company was $22,770,000, of which $12,240,000 was paid in cash and $10,530,000 was paid through the delivery of approximately 459,000 shares of the Company's common stock.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

     The Company guaranteed Elbit that it would realize at least $10,530,000 from the shares of common stock, plus interest thereon at 0.67% per month from January 1, 1997 until such shares were resold. The Company secured the guarantee with a letter of credit from a major bank in the amount of approximately $4,300,000 and by issuing to a trustee an additional 137,000 shares of common stock. After January 14, 1997, Elbit could, under certain circumstances, elect to cause the Company to repurchase up to approximately 275,000 shares for $6,300,000, plus interest thereon at 0.67% per month from January 1, 1997 through the date of purchase.

     In March 1997, the Company and Elbit agreed to amend their agreement regarding the common stock portion of the purchase price paid to Elbit for the distribution business of Fibronics, Ltd. First, the Company repurchased approximately 184,000 shares, paying Elbit $4,230,000 (approximately $23.00 per share) (plus accrued interest thereon at 0.67% per month from January 1, 1997 through March 13, 1997). Second, with respect to the remaining 275,000 shares (the "Additional Shares"), the Company guaranteed that the Additional Shares could be resold by Elbit for at least $6,300,000 (approximately $23.00 per share), plus interest thereon at 0.67% per month from January 1, 1997 through the date of Elbit's resale. To secure any shortfall, the Company delivered to Elbit pending resale of the Additional Shares a letter of credit from a major bank, expiring on June 15, 1997, in the amount of approximately $6,536,000. Elbit is due to pay to the Company any excess above $23.00 per share, which is an immaterial amount. As part of the amended agreement, Elbit also returned the 137,000 shares to the Company.

     Subsequent to the acquisition date, the Company formed a new subsidiary in Israel named NBase Fibronics, Ltd. and a new subsidiary in Germany named NBase Europe GmbH.

     All acquisitions were accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values, as follows (in thousands):

                                                               1995        1996
                                                              -------    --------
Inventory...................................................  $   319    $  3,574
Accounts receivable.........................................       --       2,686
Property and equipment......................................      600       1,793
Other assets................................................       --         315
Current liabilities and debt................................   (2,267)     (3,962)
                                                              -------    --------
          Net assets acquired or liabilities assumed........   (1,348)      4,406
Cash paid for legal, consulting and other costs.............     (395)       (450)
Accrued legal, consulting and others costs..................     (125)       (365)
Common stock issued to sellers..............................   (3,910)    (10,530)
Cash paid to sellers........................................   (1,000)    (13,287)
                                                              -------    --------
          Paid or accrued...................................   (5,430)    (24,632)
Allocated to purchased technology in progress...............    6,211      17,795
                                                              -------    --------
Goodwill....................................................  $   567    $  2,431
                                                              =======    ========

     In connection with the acquisition of certain assets from Galcom, the Company issued warrants to Galcom to purchase 225,000 shares of common stock at prices ranging from $4.92 to $7.38 per share. The Company also issued warrants to purchase 75,000 common shares to former employees of Galcom at prices ranging from $4.25 to $4.75 per share, warrants to purchase 990,000 common shares at prices ranging from $4.25 to $4.75 per share to existing employees and consultants, warrants to purchase 45,000 common shares at $4.25 per share to an outside consultant, and warrants to purchase 36,000 common shares at $4.25 per share to a company for design services performed. All of these warrants are exercisable over a five year period.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

     In connection with the acquisition of certain assets from ACE, the Company issued warrants to the trustee of ACE to purchase 300,000 common shares at $4.57 per share, and issued warrants to purchase 30,000 shares at $4.67 per share to an ACE employee. All of these warrants are exercisable over a five year period.

     The following summarized unaudited pro forma financial information for the years ended December 31, 1996 assumes the acquisitions of NBase Communications, Ltd., EDSLAN, Fibronics and NBase Europe GmbH occurred on January 1, 1995 (in thousands, except for per share data):

                                                           1995        1996
                                                          -------    --------
Revenues, net...........................................  $82,008    $111,000
Net income..............................................      762       1,294
Earnings per common share...............................  $  0.04    $   0.07
                                                          =======    ========

     Pro forma net income and earning per common share amounts do not include the purchased technology in progress costs, net of their tax effects, included in the accompanying 1995 and 1996 Statement of Operations.

  Netsoft

     In November 1997, the Company agreed to a small purchase of Netsoft Solutions, Ltd. (Netsoft). Under the agreement, the Company acquired certain assets and the business operations of Netsoft, a French networking company. The purchase price paid by the Company was approximately $4,700,000, of which approximately $2,300,000 was goodwill.

 4. CONVERTIBLE DEBENTURES

     In September 1996, the Company completed a private placement of $30,000,000 principal amount of convertible debentures. The proceeds from the private placement were primarily used to finance the Company's 1996 acquisition of certain assets from Fibronics, Ltd. (see Note 3). The debentures bore interest at 5 percent per annum, payable semi-annually, and were convertible into common stock at any time at the option of the holders. A discount from the market price at the time of conversion applied beginning 90 days after the first issuance of debentures. The Company could force conversion under certain circumstances and after certain dates, and the debentures would automatically convert into common stock at maturity if not previously converted. The conversion price was a specified percentage of the prevailing market price of the Company's common stock on the conversion date, which was defined in the debenture agreement as the average of the closing bid price of a share of the Company's stock for the five trading days immediately preceding the conversion date. The conversion price was 85.5 percent of the applicable market price if the debentures were converted during the 30 days beginning December 6, 1996. The conversion price decreased by an additional one percent each 30 days after January 4, 1997 until it reached a floor of 77.5 percent.

     The value of the fixed discount has been reflected in the accompanying consolidated financial statements as additional interest expense and such fixed discount has been accreted through the first possible conversion date of the respective issuance.

     As part of the private placement, the Company also issued to the holders three-year warrants to purchase an aggregate of up to 600,000 shares of common stock at an exercise price of $26.67 per share. In accordance with SFAS 123, the fair value of the warrants ($852,000) was recorded as an increase to stockholders' equity and amortized as additional interest expense over the life of the debentures.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

     As of December 31, 1996, $12,675,000 principal amount of debentures, and $178,000 of accrued interest, had been converted into approximately 812,000 shares of common stock at an average conversion rate of $15.83 per share. At December 31, 1996, there were $17,325,000 principal amount of debentures outstanding and $297,000 of interest was owed to the holders relating to the debentures. This accrued interest is included in "accrued liabilities" on the accompanying December 31, 1996 consolidated balance sheet. In 1996, $4,357,000 was recorded as additional interest expense and as an increase to stockholders' equity relating to the "beneficial conversion" feature and the fair value of the warrants.

     During 1997, $17,325,000 principal amount of debentures, and approximately $843,000 of accrued interest, were converted into approximately 1,013,000 shares of common stock at an average conversion rate of $17.93 per share. At December 31, 1997, there are no debentures outstanding.

 5. WARRANTS

  Common Stock Purchase Warrants

     In connection with various public and private offerings of common stock and acquisitions the Company has issued warrants to purchase additional shares of common stock.

     A summary of warrant activities for 1995, 1996 and 1997 is as follows (number of shares in thousands):

                                                              NUMBER         EXERCISE
                                                             OF SHARES        PRICES
                                                             ---------    --------------
Balance, December 31, 1994.................................      268      $ .27 to  1.71
  Issued...................................................    2,100       4.25 to  7.38
  Exercised................................................     (236)       .27 to  1.67
  Redeemed.................................................       --                  --
                                                               -----      --------------
Balance, December 31, 1995.................................    2,132        .27 to  7.38
  Issued...................................................    2,106       8.42 to 26.65
  Exercised................................................     (776)       .27 to  8.42
  Redeemed.................................................       --                  --
                                                               -----      --------------
Balance, December 31, 1996.................................    3,462      $ .27 to 26.65
  Issued...................................................       10               32.50
  Exercised................................................     (766)      1.67 to 14.25
  Redeemed.................................................       --                  --
  Canceled.................................................     (100)              20.00
                                                               -----      --------------
Balance, December 31, 1997.................................    2,606      $ .27 to 32.50
                                                               =====      ==============

 6. INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109).

     Under SFAS 109, deferred income tax assets or liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

     The components of the net deferred income tax asset at December 31, 1996 and 1997 are as follows (in thousands):

                                                               1996      1997
                                                              ------    ------
Allowance for bad debts.....................................  $  777    $1,071
Inventory reserve...........................................     280       466
Warranty reserve............................................     160       320
Accrued restructuring costs.................................   1,147        --
State income taxes..........................................     296       331
Other, net..................................................      --        92
                                                              ------    ------
  Current portion...........................................   2,660     2,280
Purchased technology in progress............................   6,998     6,231
Valuation reserve...........................................    (962)       --
                                                              ------    ------
                                                               6,036     6,231
                                                              ------    ------
                                                              $8,696    $8,511
                                                              ======    ======

     The provision (benefit) for income taxes for the years ended December 31, 1995, 1996 and 1997 is as follows (in thousands):

                                                          1995       1996       1997
                                                         -------    -------    ------
Current
  Federal..............................................  $ 1,112    $ 1,692    $7,635
  State................................................      247        324       828
  Foreign..............................................       --        547     1,356
                                                         -------    -------    ------
                                                           1,359      2,563     9,819
                                                         -------    -------    ------
Deferred
  Federal..............................................     (333)    (5,694)      157
  State................................................      (99)    (1,022)       28
  Foreign..............................................     (925)      (251)     (530)
                                                         -------    -------    ------
                                                          (1,357)    (6,967)     (345)
                                                         -------    -------    ------
Provision (benefit)for income taxes....................  $     2    $(4,404)   $9,474
                                                         =======    =======    ======

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

     Differences between the provision (benefit) for income taxes and income taxes at the statutory federal income tax rate based on U.S. pre-tax income for the years ended December 31, 1995, 1996 and 1997 are as follows (in thousands):

                                            1995                  1996                  1997
                                      -----------------    ------------------    ------------------
                                      AMOUNT    PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                      ------    -------    -------    -------    -------    -------
Income tax provision (benefit) at
  statutory federal rate............  $ 889       34.0%    $(4,780)    (34.0)%   $11,222     35.0%
State and local income taxes, net of
  federal income tax effect.........    160        6.1         563       4.0       1,924      6.0
Non-deductible interest expense.....     --         --       1,542      11.0         175       .5
Research and development credit.....   (173)      (6.7)       (374)     (2.7)     (1,669)    (5.2)
Effect of foreign net operating loss
  carryforwards.....................   (925)     (35.4)         --        --          --       --
Foreign taxes at rates less than
  domestic rates, other.............     51        2.0      (1,892)    (13.4)     (1,216)    (3.8)
Change in valuation reserve.........     --         --         537       3.8        (962)    (3.0)
                                      -----      -----     -------     -----     -------     ----
                                      $   2         --%    $(4,404)    (31.3)%   $ 9,474     29.5%
                                      =====      =====     =======     =====     =======     ====

     In 1995, NBase Ltd. qualified for a program under which it will be eligible for a tax exemption on its income for a period of ten years from the beginning of the benefits period. The Company estimates the benefit period will begin in 1998.

     The Company does not provide U.S. federal income taxes on the undistributed earnings of its foreign operations. The Company's policy is to leave the income permanently invested in the country of origin. Such amounts will only be distributed to the United States to the extent any federal income tax can be fully offset by foreign tax credits.

 7. COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases its primary facilities in Chatsworth, California from unaffiliated third parties at an annual combined base rent of approximately $340,000 with lease terms expiring through 2002. The Company also leases sales office and warehouse space in Maryland, Israel, England, Germany and Italy at a combined annual base rent of approximately $594,000, with lease terms expiring from 1999 through 2006.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

     The Company leases all of its facilities and certain equipment under noncancelable capital and operating leases. Minimum future obligations under such agreements at December 31, 1996 are as follows (in thousands):

                                                           CAPITAL    OPERATING
                                                           LEASES      LEASES
                                                           -------    ---------
1998.....................................................  $  172      $  760
1999.....................................................     171         602
2000.....................................................     171         550
2001.....................................................     171         550
2002.....................................................     171         466
Thereafter...............................................     279         238
                                                           ------      ------
                                                            1,135      $3,166
                                                                       ======
Less -- Amount representing interest.....................    (236)
                                                           ------
                                                              899
Less -- Current portion..................................    (111)
                                                           ------
                                                           $  788
                                                           ======

     Rent expense under noncancelable operating lease agreements for the years ended December 31, 1995, 1996 and 1997 was $405,000, $684,000 and $706,000,
respectively.

  Royalty Commitment

     As part of the purchase agreements of the Israeli companies referred to in
Note 3, the selling companies' commitments to pay royalties to the State of Israel were assigned to the Company. The commitments arose as a consequence of the participation of the Israeli Government in product development through the payment of grants.

     The royalties are payable at a rate of between 1.5 percent and 5.0 percent of the sales proceeds of the products developed up to 150 percent of the amount of the grants received. $276,000 was provided for in 1997 for royalties to be paid under these agreements.

  Accounts Receivable

     The Company has agreements with several financial institutions to sell its receivables with recourse; in the event of customer's default, the Company must repurchase the receivable. At December 31, 1997 the Company is contingently liable in the amount of $5,148,916 relating to such receivables sold with recourse.

  Litigation

     In December, 1996, Datapoint brought an action against Nbase Communications, Inc., a subsidiary of the Company ("Nbase") and several other defendants in the United States District Court, for the Eastern District of New York alleging infringement of two of Datapoint's patents related to LANs, more particularly to claimed improved LANs which interoperatively combine additional enhanced capability and/or which provide multiple different operational capabilities. In the same lawsuit, Datapoint alleges that other defendants including Dayna Communications, Inc. Sun Microsystems, Inc., Adaptec, Inc., International Business Machines Corporation, Lantronix and SVEC America Computer Corporation have infringed the same two patents. The Company has been advised that several other companies, including Intel Corporation and Cisco Systems, Inc. have also had actions brought against them by Datapoint with respect to the same two patents. The action against Nbase and its codefendants seeks, among other things, an injunction against the

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

     manufacture or sale or products which embody the inventions set forth in the two patents and single and treble damages for the alleged infringement. Datapoint's complaint also seeks to have the court determine that the named defendants shall serve as representatives of a defendant class of manufacturers, vendors and users of products allegedly infringing on Datapoint's claimed patents from which defendant class Datapoint seeks the same relief as from the individual defendants. The Company is cooperating with several of the defendants in pursuit of common defenses and believes the claim is without merit. If a conclusion unfavorable to the Company is reached, however, Datapoint's claim could materially affect the business, operating results and financial condition of the Company.

 8. STOCK-BASED COMPENSATION PLAN

     The Company has a stock option plan (the 1992 Plan) that provides for the granting of options to purchase up to 1,950,000 shares of common stock, consisting of both incentive stock options and non-qualified options. Incentive stock options are issuable only to employees of the Company and may not be granted at an exercise price less than the fair market value of the common stock on the date the option is granted. Non-qualified stock options may be issued to non-employee directors, consultants and others, as well as to employees, with an exercise price established by the Board of Directors. All incentive stock options granted as of December 31, 1997 have been granted at prices equal to the fair market value of the common stock on the grant date, and all options granted expire five or ten years from the date of grant. All of the incentive stock options granted become exercisable beginning one year from the date of grant in equal installments over a three year period, while the non-qualified options become fully exercisable beginning six months from the date of the grant.

     The Company has an additional stock option plan (the 1997 Plan) that provides for the granting of options to purchase up to 500,000 shares of common stock, consisting of both incentive stock options and non-qualified options. Incentive stock options are issuable only to employees of the Company. Non-qualified stock options may be issued to non-employee directors, consultants and others, as well as to employees. The exercise price of all stock options granted under the 1997 Plan must be at least equal to the fair market value of such shares on the date of grant.

     The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for this plan and the warrants been determined consistent with SFAS 123, the Company's net
(loss) income and (loss) income per diluted common share amounts would have been reduced to the following pro forma amounts (net (loss) income amounts are in thousands):

                                                                       1995        1996       1997
                                                                      -------    --------    -------
Net Income (Loss):                 As Reported....................    $(1,273)   $ (9,654)   $22,585
                                   Pro Forma......................     (2,066)    (11,254)    20,943
Income (Loss) Per Common Share:
  Basic:                           As Reported....................    $ (0.07)   $  (0.49)   $  0.95
                                   Pro Forma......................      (0.11)      (0.57)      0.88
  Diluted:                         As Reported....................    $ (0.07)   $  (0.49)   $  0.88
                                   Pro Forma......................      (0.11)      (0.57)      0.81

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

     A summary of the status of the Company's outstanding stock options at December 31, 1995, 1996 and 1997 and changes during the years then ended is presented in the table and narrative below (shares are in thousands):

                                            1995                   1996                   1997
                                     -------------------    -------------------    -------------------
                                               WTD. AVG.              WTD. AVG.              WTD. AVG.
                                     SHARES    EX. PRICE    SHARES    EX. PRICE    SHARES    EX. PRICE
                                     ------    ---------    ------    ---------    ------    ---------
Outstanding at beginning of year...    391       $2.10      1,156       $3.59      1,475       $6.02
Granted............................    812        4.07        672       12.45        110       19.45
Exercised..........................    (47)       2.11       (312)       3.28       (372)       4.86
Forfeited..........................     --          --        (41)       5.72         (5)       8.19
                                     -----       -----      -----       -----      -----       -----
Outstanding at end of year.........  1,156       $3.59      1,475       $6.02      1,208       $8.77
                                     -----       -----      -----       -----      -----       -----
Exercisable at end of year.........     84       $2.10        172        3.05        548        5.31
                                     -----       -----      -----       -----      -----       -----
Weighted average fair value of
  options granted..................              $1.74                  $4.28                  $5.89
                                                 -----                  -----                  -----

     The fair value of each option grant is estimated on the date of grant using an option pricing model with the following weighted-average assumptions used for grants in 1995, 1996 and 1997: risk-free interest rates of 6.5 percent; no expected dividend yield; expected lives of 4 to 6 years; expected volatility of 16% to 50%.

 9. FOREIGN OPERATIONS

     The Company operates principally in four geographic areas: the United States, the European Community, the Pacific Rim and the Middle East. The following is a summary of information by areas as of and for the year ended December 31, 1997 (in thousands):

                               UNITED     EUROPEAN     MIDDLE    PACIFIC    ALL OTHER
                               STATES     COMMUNITY     EAST       RIM        AREAS       TOTAL
                               -------    ---------    ------    -------    ---------    --------
Sales to unaffiliated
  customers..................  $66,562     $68,719     $5,178    $21,607     $3,405      $165,471
Income from operations.......   12,191      12,585        947      3,957        624        30,304
Identifiable assets..........  163,462      32,584     40,190         --         --       236,236

     Intercompany sales between geographic areas, which have been eliminated from sales to unaffiliated customers and which are accounted for as arms length transactions were as follows (in thousands):

From the Middle East to the United States...................  $10,866
From the United States to the Middle East...................    8,699
From the Middle East to the European Community..............   13,058
From the United States to the European Community............    4,387

10. 401(k) PLAN

     In February 1997, the Company established a 401(k) savings plan (the Plan) under which all eligible employees may participate. The Plan calls for the Company to make matching contributions to all eligible employees. In 1997, approximately $34,000 was charged to operations related to this plan.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 1997

11. SUBSEQUENT EVENTS

  Xyplex Acquisition

     In January 1998, the Company acquired all of the outstanding stock of Xyplex Corporation, a subsidiary of the Whittaker Corporation engaged in the design and manufacture of computer networking products primarily for use in wide area networks (WAN). The purchase price was $35,000,000 in cash and three-year warrants to purchase up to 500,000 shares of the Company's common stock at $35 per share.

     The acquisition will be accounted for as a purchase. The accounting for the acquisition and expected restructuring has not been finalized. The Company expects the accounting to include the recording of goodwill, the write-off of significant amounts of purchased technology in progress and the recording of a restructuring charge related to the closing of facilities, reductions in workforce and settlement of distribution agreements.

                            MRV COMMUNICATIONS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                               JUNE 30,
                                                                 1998
                                                              -----------
CURRENT ASSETS:
  Cash & cash equivalents...................................   $116,971
  Short-term investments....................................     21,651
  Accounts receivable, net of reserves of $6,337 in 1998 and
     $4,252 in 1997.........................................     60,636
  Inventories...............................................     45,389
  Deferred income taxes.....................................      8,567
  Other current assets......................................      7,570
                                                               --------
          Total current assets..............................    260,784
PROPERTY AND EQUIPMENT -- At cost, net of depreciation and
  amortization..............................................     19,470
OTHER ASSETS:
  Goodwill..................................................     21,533
  Investments...............................................     16,971
  Deferred income taxes.....................................      6,112
  Loan acquisition costs and other..........................      4,409
                                                               --------
                                                               $329,279

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of financing lease obligations.........   $    141
  Accounts payable..........................................     27,406
  Accrued liabilities.......................................     11,700
  Accrued restructuring costs...............................      8,713
  Deferred revenue..........................................      4,876
  Income taxes payable......................................      4,723
                                                               --------
          Total current liabilities.........................     57,559
LONG-TERM LIABILITIES
  Convertible debentures....................................    100,000
  Capital lease obligations, net of current portion.........        882
  Deferred income taxes.....................................        425
  Other long-term liabilities...............................      1,579
                                                               --------
          Total long term liabilities.......................    102,886
MINORITY INTERESTS..........................................      2,633
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value:
     1,000 shares authorized no shares outstanding..........         --
  Common stock, $0.0034 par value:
     40,000,000 shares authorized and 26,520 shares
     outstanding in 1998 and 26,360 shares outstanding in
     1997...................................................         90
  Additional paid-in capital................................    183,324
  Retained earnings (deficit)...............................    (16,651)
  Cumulative translation adjustments........................       (562)
                                                               --------
          Total stockholders' equity........................    166,201
                                                               --------
                                                               $329,279
                                                               --------

                            See accompanying notes.

                            MRV COMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   SIX MONTHS ENDED
                                                              --------------------------
                                                               JUNE 30,       JUNE 30,
                                                                 1997           1998
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
REVENUES, net...............................................    $75,092       $126,568
COSTS AND EXPENSES:
  Cost of goods sold........................................     43,061         70,754
  Research and development expenses.........................      5,789         10,525
  Selling, general and administrative expenses..............     12,007         23,581
  Purchased technology in progress..........................         --         30,571
  Restructuring costs.......................................         --         23,194
                                                                -------       --------
  Operating (loss) income...................................     14,235        (32,057)
  Interest expense related to convertible debentures and
     acquisition............................................        427             --
  Other income (expense), net...............................        119          1,374
  Provision for income taxes................................      4,305            363
  Minority interests........................................         70            240
                                                                -------       --------
NET INCOME (LOSS)...........................................    $ 9,552       $(31,286)
                                                                -------       --------
NET INCOME (LOSS) PER SHARE
  Basic.....................................................    $  0.42       $  (1.18)
  Diluted...................................................    $  0.38       $  (1.18)
                                                                -------       --------
SHARES USED IN PER -- SHARE CALCULATION
  Basic.....................................................     22,501         26,440
  Diluted...................................................     24,892         26,440
                                                                -------       --------

                            See accompanying notes.

                            MRV COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................    9,552    (31,286)
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
     Depreciation and amortization..........................      735      2,556
     Interest related to convertible debentures and
      acquisition...........................................      427         --
     Purchased technology in progress.......................       --     30,571
     Minority interests' share of income....................       70        240
     Decrease (increase) in:
       Accounts receivable..................................   (8,484)     6,779
       Inventories..........................................   (3,026)     5,339
       Deferred income taxes................................       20     (5,636)
       Other assets.........................................      369        891
     Increase (decrease) in:
       Accounts payable.....................................    4,921    (20,670)
       Accrued liabilities..................................   (1,864)   (10,559)
       Accrued restructuring................................   (1,062)     8,713
       Income taxes payable.................................      755       (818)
       Deferred revenue.....................................   (1,026)       938
       Accrued severance pay................................      131       (611)
                                                              -------    -------
          Net cash (used in) provided by operating
           activities.......................................    1,518    (13,553)
                                                              -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (373)    (4,117)
  Purchases of investments..................................  (31,178)    (4,058)
  Proceeds from sale of investments.........................   23,856     64,231
  Cash used in acquisitions, net of cash received...........       --    (41,946)
                                                              -------    -------
          Net cash provided by (used in) investing
           activities.......................................   (7,695)    14,120
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................    3,114        451
  Repurchase of common stock................................   (4,230)        --
  Proceeds from issuance of convertible debentures, net of
     loan acquisition costs.................................       --     96,423
  Principal payments on capital lease obligations...........     (172)        30
                                                              -------    -------
          Net cash provided by (used in) financing
           activities.......................................   (1,288)    96,904
                                                              -------    -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................     (320)        72
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   (7,785)    97,543
CASH AND CASH EQUIVALENTS, beginning of period..............   14,641     19,428
                                                              -------    -------
CASH AND CASH EQUIVALENTS, end of period....................    6,856    116,971
                                                              -------    -------

                            See accompanying notes.

                            MRV COMMUNICATIONS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 1. GENERAL

     Basis of Presentation -- The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of Form 10-Q and, therefore, do not include all information and footnotes which would be presented if such financial statements were prepared in accordance with generally accepted accounting principles. These statements should be read in conjunction with the audited financial statements presented in the Company's Annual Report or Form 10-K for the year ended December 31, 1997.

     In the opinion of management, these interim financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for each of the periods presented. The results of operations and cash flows for such periods are not necessarily indicative of results to be expected for the full year.

 2. NET EARNINGS (LOSS) PER SHARE

     The following schedule summarizes the information used to compute net income per common share for the six months and three months ended June 30, 1997 and 1998 (in thousands):

                                                                   SIX MONTHS ENDED
                                                              --------------------------
                                                               JUNE 30,       JUNE 30,
                                                                 1997           1998
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Weighted number of common shares used to compute basic
  earnings (loss) per share.................................    22,501         26,440
Weighted common share equivalents...........................     2,391             --
                                                                ------         ------
Weighted number of common shares used to compute diluted
  earnings (loss) per share.................................    24,892         26,440
                                                                ======         ======

 3. COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." For year-end financial statements, SFAS 130 requires the display of comprehensive income, which is the total of net income and all other non-owner changes in equity, in a financial statement with the same prominence as other consolidated financial statements. In addition, the standard encourages companies to display the components of other comprehensive income below the total for net income. The following schedule summarizes comprehensive income for the six months and three months ended June 30, 1997 and 1998 (in thousands):

                                                                   SIX MONTHS ENDED
                                                              --------------------------
                                                               JUNE 30,       JUNE 30,
                                                                 1997           1998
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Net (loss) income...........................................    $9,552        $(31,286)
Translation adjustment......................................      (230)             66
                                                                ------        --------
Comprehensive (loss) income.................................    $9,232        $(31,220)
                                                                ======        ========

     The cumulative translation adjustment at June 30, 1998 was $(562,000).

 4. PRO FORMA FINANCIAL DATA

     On January 30, 1998, MRV completed an acquisition from Whittaker Corporation ("Whittaker") of all of the outstanding capital stock of Whittaker Xyplex, Inc. a Delaware corporation (the "Xyplex Acquisition"). Whittaker Xyplex, Inc., (whose name the Company has since changed to NBase Xyplex, Inc.) is a

                            MRV COMMUNICATIONS, INC.

holding corporation owning all of the outstanding capital stock of Xyplex, Inc., a Massachusetts corporation ("Xyplex"). Xyplex is a leading provider of access solutions between enterprise networks and wide area network and/or Internet service providers ("ISPs"). The purchase price paid to Whittaker consisted of $35,000,000 in cash and three-year warrants to purchase up to 500,000 shares of Common Stock of the Company at an exercise price of $35 per share.

     As a result of the acquisition, the Company adopted a restructuring plan in March 1998. The plan calls for reduction of workforce, closing of certain facilities, elimination of particular product lines, settlement of distribution agreements and other costs. The Company provided $23,194,000 for the costs of the restructuring.

     The following unaudited pro forma summary sets forth results of operations of excluding the unusual charges for purchased technology in progress and restructuring resulting from the Xyplex Acquisition as if the acquisition took place at the beginning of each period presented (in thousands, expect per share information):

                                                           SIX MONTHS ENDED
                                                      --------------------------
                                                       JUNE 30,       JUNE 30,
                                                         1997           1998
                                                      -----------    -----------
                                                      (UNAUDITED)    (UNAUDITED)
OPERATING INCOME....................................    $14,235        $21,708
NET INCOME..........................................    $ 9,552        $16,213
                                                        -------        -------
NET INCOME PER SHARE
  Basic.............................................    $  0.42        $  0.61
  Diluted...........................................    $  0.38        $  0.57
                                                        -------        -------
SHARES USED IN PER SHARE CALCULATION
  Basic.............................................     22,501         26,440
  Diluted...........................................     24,892         28,493
                                                        -------        -------

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements give effect to the Acquisition under the purchase method of accounting. The unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements and notes there to (as applicable) of MRV Communications, Inc. (MRV), which are included in MRV's Form 10-K for the year ended December 31, 1997, and the historical financial statements and notes thereto (as applicable) of Xyplex Inc. (Xyplex) which are included elsewhere herein. The unaudited pro forma consolidated balance sheet assumes that the Xyplex Acquisition took place on December 31, 1997 and consolidates MRV's December 31, 1997 consolidated balance sheet with Xyplex's October 31, 1997 balance sheet. The unaudited pro forma consolidated statement of income assumes that the Acquisition took place as of January 1, 1997 and consolidates MRV's consolidated statement of operations for the year ended December 31, 1997 with Xyplex's statement of operations for the fiscal year ended October 31, 1997.

     The unaudited pro forma consolidated financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma consolidated financial statements do not purport to be indicative of the results of operations for future periods or the consolidated financial position or the results that actually would have been realized had the entities been consolidated during the period. The pro forma adjustments and purchase price allocations are preliminary estimates only and are subject to change. In connection with the Xyplex Acquisition, MRV expects to restructure certain operations. The restructure is expected to include closing of certain facilities, reductions in workforce and settlement of distribution agreements. The pro forma adjustments and financial statements do not include any amounts related to the restructure of operations due to the Xyplex Acquisition.

     MRV estimates that it will incur direct transaction costs of approximately $2,500,000 associated with the Acquisition. The purchase price also includes $7,000,000 as the fair value of certain warrants given to the seller. The warrants were valued using the Black Scholes method.

     These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of MRV, which are included in MRV's Form 10-K for the year ended December 31, 1997, and the historical financial statements and the related notes thereto of Xyplex, which are included elsewhere herein.

                            MRV COMMUNICATIONS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                           MRV
                                                     COMMUNICATIONS,    XYPLEX
                                                          INC.           INC.                      PRO FORMA
                                                          1997           1997      ADJUSTMENTS    CONSOLIDATED
                                                     ---------------    -------    -----------    ------------
CURRENT ASSETS:
  Cash and cash equivalents.........................    $ 19,428        $ 1,037    $  (1,925)(4)    $ 18,540
  Notes receivable..................................          --              8            --              8
  Short-term investments............................      36,413             --      (35,000)(1)       1,413
  Accounts receivable, net..........................      47,258         12,319       (1,500)(1)      58,077
  Inventories.......................................      41,689          3,276       (1,500)(1)      43,465
  Deferred income tax asset.........................       2,280          5,071            --          7,351
  Other current.....................................       7,248            864            --          8,112
                                                        --------        -------    ----------       --------
          Total current assets......................     154,316         22,575      (39,925)        136,966
PROPERTY, PLANT AND EQUIPMENT, net..................       8,183          4,832         2,000(1)      15,015
OTHER ASSETS:
  Investments.......................................      62,382             --            --         62,382
  Deferred income tax asset.........................       6,231             --            --          6,231
  Goodwill, net.....................................       5,077             --         9,500(1)
                                                                                      (1,350)(3)      13,227
  Other intangibles.................................          --         21,607      (21,607)(1)          --
  Other.............................................          47            320            --            367
                                                        --------        -------    ----------       --------
                                                          73,737         21,927      (11,457)         82,207
                                                        $236,236        $49,334    $ (51,382)       $234,188
                                                        ========        =======    ==========       ========
CURRENT LIABILITIES:
  Current portion of capital lease obligations......    $    111        $    57    $       --       $    168
  Accounts payable..................................      30,439          5,257         2,500(1)      38,196
  Accrued liabilities...............................       8,429          6,614         1,203(1)      16,246
  Customer deposit..................................         293             --                          293
  Income taxes payable..............................       3,485             --         (600)(5)       2,885
  Deferred revenue..................................          --          3,296                        3,296
                                                        --------        -------    ----------       --------
          Total current liabilities.................      42,757         15,224         3,103         61,084
LONG-TERM LIABILITIES:
  Capital lease obligations, net of current
     portion........................................         788            112            --            900
  Other long-term liabilities.......................       2,065             --            --          2,065
  Deferred income taxes.............................          --          5,688            --          5,688
  Due to parent company.............................          --          6,932       (6,932)(1)          --
                                                        --------        -------    ----------       --------
          Total long-term liabilities...............       2,853         12,732       (6,932)          8,653
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST...................................         657             --            --            657
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value:.................          --             --            --             --
     Authorized -- 1,000 shares; no shares issued or
       outstanding Common stock, $0.0034 par value:
     Authorized -- 40,000 shares Issued and
       outstanding -- 26,360........................          88             --                           88
  Capital in excess of par value....................     175,874             --         7,000(1)     182,874
  Retained earnings (deficit).......................      14,635             --      (33,175)(6)     (18,540)
  Cumulative translation adjustments................       (628)             --            --           (628)
  PARENT COMPANY INVESTMENT.........................          --         21,378      (21,378)(1)          --
                                                        --------        -------    ----------       --------
                                                         189,969         21,378      (47,553)        163,794
                                                        $236,236        $49,334    $ (51,382)       $234,188
                                                        ========        =======    ==========       ========

See accompanying notes to unaudited pro forma consolidated financial statements.

                            MRV COMMUNICATIONS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXPECT PER SHARE DATA)

                                              MRV
                                        COMMUNICATIONS,     XYPLEX
                                             INC.            INC.                          PRO FORMA
                                             1997            1997      ADJUSTMENTS        CONSOLIDATED
                                        ---------------    --------    -----------        ------------
REVENUES, net.........................     $165,471        $ 75,663     $     --            $241,134
COSTS AND EXPENSES:
  Cost of goods sold..................       94,709          37,004           --             131,713
  Research and development expenses...       13,093          13,465           --              26,558
  Selling, general and administrative
     expenses.........................       27,365          33,712           --              61,077
  Purchased technology in progress....           --              --       30,500(1)           30,500
  Parent company allocations..........           --           3,346           --               3,346
  Amortization of goodwill and other
     intangible assets................           --          12,064        1,350(3)           13,414
  Impairment of goodwill and other
     intangible assets................           --          63,172      (63,172)(2)(6)           --
                                           --------        --------     --------            --------
                                            135,167         162,763      (31,322)            266,608
                                           --------        --------     --------            --------
  Operating income (loss).............       30,304         (87,100)      31,322             (25,474)
                                           --------        --------     --------            --------
OTHER INCOME (EXPENSE):
  Interest expense related to
     convertible debentures and
     acquisition......................         (843)             --           --                (843)
  Minority interest...................         (146)             --           --                (146)
  Interest income.....................        2,841              18       (1,925)(4)             934
  Interest expense....................         (118)             (5)          --                (123)
  Other...............................           21              --           --                  21
                                           --------        --------     --------            --------
                                              1,755              13       (1,925)               (157)
                                           --------        --------     --------            --------
  Income (loss) before provision
     (benefit) for income taxes.......       32,059         (87,087)      29,397             (25,631)
PROVISION (BENEFIT) FOR INCOME TAX....        9,474          (6,778)        (600)(5)           2,096
                                           --------        --------     --------            --------
NET INCOME (LOSS).....................     $ 22,585        $(80,309)    $ 29,997(6)         $(27,727)
                                           ========        ========     ========            ========
EARNINGS (LOSS) PER COMMON SHARE
  INFORMATION:
  Basic earnings (loss) per common
     share............................     $   0.95                                         $  (1.17)
  Diluted earnings (loss) per common
     share............................     $   0.88                                         $  (1.17)
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:
  Basic...............................       23,670                                           23,670
  Diluted.............................       25,734                                           23,670

See accompanying notes to unaudited pro forma consolidated financial statements.

                            MRV COMMUNICATIONS, INC.

                  NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

ADJUSTMENT
  NUMBER                              COMMENTS
----------                            --------
   (1)      The purchase price of Xyplex and the estimated allocation of the purchase price is summarized as follows:
            Cash........................................................  $35,000,000
            Warrants....................................................    7,000,000
            Other costs.................................................    2,500,000
                                                                          -----------
                                                                          $44,500,000
                                                                          ===========
            PARENT COMPANY INVESTMENT...................................  $21,378,000
            Add -- Due to parent........................................    6,932,000
                                                                          -----------
                                                                           28,310,000
            Less -- Intangibles per Xyplex..............................   21,607,000
            -- Other write-offs.........................................    4,203,000
                                                                          -----------
            Net assets before allocation of purchase price..............    2,500,000
            Allocation of purchase price to --
            Purchased technology in progress............................   30,500,000
            Goodwill and other intangibles..............................    9,500,000
            Property, Plant & Equipment.................................    2,000,000
                                                                          -----------
                                                                          $44,500,000
                                                                          ===========
   (2)      In the fiscal year ended October 31, 1997, Xyplex recorded an impairment loss of $63,172,000 related to goodwill. This pro forma adjustment reflects results as if the write-off was recorded prior to November 1,
            1996.
   (3)      To record the amortization of $9,500,000 of goodwill over 7 years or approximately $1,350,000 per year.
   (4)      To reduce interest income by $1,925,000 to reflect use of investments of
            $35,000,000 to fund purchase price, assumes 5.5 percent return on investments.
   (5)      After the above pro forma adjustments the income (loss) before provision for income tax was a pro forma loss of $29,397,000. This adjustment reflects the recording of a tax benefit related to the taxable portion of the loss at an estimated effective rate of 30 percent or $600,000.
   (6)      The net effect on 1997 income of the pro forma adjustments is
            $29,997,000. The net effect on retained earnings (deficit) is
            $(33,175,000), as $63,172,000 of the adjustments to the operations were to move expense from 1997 to earlier periods.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Whittaker Corporation

     We have audited the accompanying balance sheets of Xyplex, Inc. (the Company) as of October 31, 1997 and 1996, and the related statements of operations, changes in stockholder's equity, and cash flows for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xyplex, Inc. at October 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG
                                          --------------------------------------
                                          ERNST & YOUNG LLP

November 26, 1997, except
Note 13, as to which the
date is March 11, 1998

                                  XYPLEX, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                  OCTOBER 31,
                                                              -------------------
                                                               1997        1996
                                                              -------    --------
Cash and cash equivalents...................................  $ 1,037    $  1,225
Notes receivable............................................        8         344
Accounts receivable, less reserve of $1,712 and $1,042 in
  1997 and 1996, respectively...............................   12,319      14,543
Inventory...................................................    3,276       6,694
Deferred income taxes.......................................    5,071       6,281
Prepaid expenses and other current assets...................      864         928
                                                              -------    --------
Total current assets........................................   22,575      30,015
                                                              -------    --------
Property and equipment, net.................................    4,832       6,974
Other assets................................................      320       1,464
Goodwill....................................................       --      61,025
Developed technology........................................    7,968      13,344
Customer relations..........................................   12,110      19,264
Other intangible assets.....................................    1,529       3,556
                                                              -------    --------
Total assets................................................  $49,334    $135,642
                                                              =======    ========

LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
  Accounts payable..........................................  $ 5,257    $  5,964
  Accrued payroll taxes and deductions......................      489         130
  Accrued warranty expense..................................    1,029       1,183
  Other accrued expenses....................................    5,096       6,265
  Deferred revenue..........................................    3,296       3,359
  Current portion of capital lease obligations..............       57         150
                                                              -------    --------
Total current liabilities...................................   15,224      17,051
                                                              -------    --------
Long-term portion of capital lease obligations..............      112          --
Deferred income taxes.......................................    5,688      11,197
Due to parent company.......................................    6,932       4,290
Commitments and contingencies Parent company investment.....   21,378     103,104
                                                              -------    --------
Total liabilities and parent company investment.............  $49,334    $135,642
                                                              =======    ========

                            See accompanying notes.

                                  XYPLEX, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                       PERIOD
                                                                 YEAR ENDED       APRIL 10, 1996 TO
                                                              OCTOBER 31, 1997    OCTOBER 31, 1996
                                                              ----------------    -----------------
Net sales...................................................      $ 75,663            $ 52,021
Cost of sales...............................................        37,004              25,168
                                                                  --------            --------
Gross profit................................................        38,659              26,853
Operating expenses:
  Selling and marketing.....................................        25,542              17,963
  General and administrative................................         8,170               2,719
  Research and development..................................        13,465               7,797
  Parent company allocations................................         3,346               1,895
  Amortization of goodwill and other intangible assets......        12,064               4,827
  Impairment of goodwill and other intangible assets........        63,172                  --
  Write off of acquired in-process research and
     development............................................            --              11,700
                                                                  --------            --------
          Total operating expenses..........................       125,759              46,901
                                                                  --------            --------
Operating loss..............................................       (87,100)            (20,048)
Interest expense............................................            (5)                 (9)
Interest income.............................................            18                  --
                                                                  --------            --------
Net loss before income tax benefit..........................       (87,087)            (20,057)
Benefit from federal income taxes...........................        (6,778)             (6,704)
                                                                  --------            --------
Net loss....................................................      $(80,309)           $(13,353)
                                                                  ========            ========

                            See accompanying notes.

                                  XYPLEX, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                   PERIOD APRIL 10, 1996 TO OCTOBER 31, 1997
                                 (IN THOUSANDS)

                                                                PARENT
                                                               COMPANY
                                                              INVESTMENT
                                                              ----------
Acquisition by Whittaker....................................   $116,457
Net loss....................................................    (13,353)
                                                               --------
Balance at October 31, 1996.................................    103,104
Dividend to parent..........................................     (1,417)
Net loss....................................................    (80,309)
                                                               --------
Balance at October 31, 1997.................................   $ 21,378
                                                               ========

                            See accompanying notes.

                                  XYPLEX, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR       PERIOD APRIL 10,
                                                                 ENDED          1996 TO
                                                              OCTOBER 31,     OCTOBER 31,
                                                                 1997             1996
                                                              -----------   ----------------
OPERATING ACTIVITIES
Net loss....................................................   $(80,309)        $(13,353)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................     16,050            6,855
  Impairment of goodwill and other intangible assets........     63,172               --
  Loss on sale and retirement of equipment..................        241               34
  Write off of acquired in-process research and
     development............................................         --           11,700
  Write off of other intangible assets......................        220               --
  Deferred income tax benefit...............................     (4,299)          (5,278)
  Deferred revenue..........................................        (63)             (37)
Changes in assets and liabilities:
  Accounts receivable.......................................        807            2,647
  Inventory.................................................      3,418               68
  Prepaid expenses and other current assets.................         64              269
  Accounts payable..........................................        439           (1,846)
  Accrued expenses..........................................       (363)          (4,648)
                                                               --------         --------
Net cash used in operating activities.......................       (623)          (3,589)
INVESTING ACTIVITIES
Purchase of equipment.......................................     (1,940)          (1,017)
Proceeds from sale of equipment.............................         45               --
Notes receivable............................................        336               --
Other.......................................................        662           (1,358)
                                                               --------         --------
Net cash used in investing activities.......................       (897)          (2,375)
FINANCING ACTIVITIES
Change in cash overdrafts...................................     (1,146)            (450)
Principal payments on capital lease obligations.............       (164)            (243)
Net receipts from parent company............................      2,642            4,290
                                                               --------         --------
Net cash provided by financing activities...................      1,332            3,597
                                                               --------         --------
Net decrease in cash and cash equivalents...................       (188)          (2,367)
Cash and cash equivalents at beginning of the period........      1,225            3,592
                                                               --------         --------
Cash and cash equivalents at end of the period..............   $  1,037         $  1,225
                                                               ========         ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Interest...............................................   $     13         $     23
     Income taxes...........................................        388              115

                            See accompanying notes.

                                  XYPLEX, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 1997

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Xyplex, Inc. (the Company or Xyplex) designs, manufactures, markets and supports data networking products. On April 10, 1996, Xyplex was acquired by Whittaker Corporation (Whittaker) for total consideration of $116.5 million, and, during the period from April 10, 1996 to January 13, 1997, Xyplex was a wholly-owned subsidiary of Whittaker. Since January 13, 1997, the Company has been owned by Whittaker Xyplex, Inc., a wholly-owned subsidiary of Whittaker. Pursuant to the purchase method of accounting, the assets and liabilities acquired by Whittaker were revalued to their fair value at the date of acquisition. As a result of the transaction, the Company recorded intangible assets of $37.2 million and goodwill of $62.8 million. Acquired in-process research and development valued at $11.7 million was expensed at the acquisition date.

     The accompanying historical financial statements represent the Company's results of operations and its financial condition as a wholly-owned subsidiary of Whittaker. Interest expense associated with Whittaker's general corporate debt has not been allocated to the Company's financial statements. Certain costs and expenses presented in the financial statements represent intercompany allocations and management's estimates of the costs of services provided to the Company by Whittaker. During the first quarter of 1997, certain operations of another subsidiary of Whittaker were integrated into the operations of the Company. The financial statements of the Company for 1997 reflect the results of operations and its financial position net of certain costs and balance sheet amounts allocated to this integrated operation. (See Note 2 for further discussion of allocations and amounts due to parent company.)

  Parent Company Investment

     The parent company investment account represents the net assets of the Company and includes a $1.4 million dividend distribution in the form of a transfer of assets to Whittaker in 1997.

  Use of Estimates

     The accompanying financial statements include the accounts of the Company. The preparation of financial statements in conformity with generally accepted accounting principles may require management to make certain estimates and assumptions that could affect the amounts reported in the financial statements and accompanying notes. Actual costs could differ from those estimates.

  Revenue Recognition

     The Company recognizes product revenue upon shipment of goods and software. Maintenance and support fees greater than $10,000 are recognized ratably over the life of the contract.

  Inventory

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

                                  XYPLEX, INC.

                                OCTOBER 31, 1997

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Property and Equipment

     Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense, while the costs of significant improvements are capitalized. Depreciation is computed using the straight-line method and allocates the cost of these assets over their estimated useful lives as follows:

                                                                ESTIMATED
                    ASSET CLASSIFICATION                       USEFUL LIFE
                    --------------------                      -------------
Equipment...................................................   3 - 5 years
Computer equipment..........................................     3 years
Furniture and fixtures......................................     5 years
Leasehold improvements......................................  Term of lease
Equipment under capital lease...............................  Term of lease

     Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated, and the related gains or losses are reflected in income.

  Intangible Assets

     Until May of 1997, goodwill and other intangible assets were amortized on a straight-line basis over periods of 20 years in the case of goodwill, 15 years in the case of developed technologies and customer relations, and five years in the case of other intangible assets. Beginning in May of 1997, the amortization periods for goodwill and customer relations were reduced to seven years.

     At October 31, 1997 and 1996, intangible assets consisted of the following (in thousands):

                                                  1997                       1996
                                         -----------------------    -----------------------
                                                    ACCUMULATED                ACCUMULATED
                                          COST      AMORTIZATION     COST      AMORTIZATION
                                         -------    ------------    -------    ------------
Goodwill...............................                             $62,786       $1,761
Developed technology...................  $12,624       $4,656        15,000        1,656
Customer relations.....................   16,388        4,278        20,000          736
Other intangibles......................    4,141        2,612         4,956        1,400

  Impairment of Long-Lived Assets

     When indicators of impairment of long-lived assets used in operations or long-lived assets to be disposed of are present, and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying value of such assets, an impairment loss would be recorded by the Company (see
Note 3).

  Research and Development and Software Development Costs

     Research and development costs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility. The Company believes that once a working model has been established, the additional development costs to bring the product to a commercially acceptable level are not significant. There were no software development costs capitalized as of October 31, 1997 and 1996.

                                  XYPLEX, INC.

                                OCTOBER 31, 1997

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Income Taxes

     The Company records income taxes based on an asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. For purposes of these financial statements, income taxes have been calculated as if Xyplex had prepared a tax return on a stand-alone basis.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, effective for the 1999 fiscal year. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in the financial statements. Comprehensive income is defined as the change in the equity of a business enterprise during a period from transactions and other events from nonowner sources. The Company does not expect the adoption of SFAS No. 130 will have a material effect on its financial statements.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, effective for the 1999 fiscal year. SFAS No. 131 requires the reporting of certain information about operating segments of a business enterprise and supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirements to report information about major customers. The Company does not expect the adoption of SFAS No. 131 to have a material effect on its financial statements.

 2. ALLOCATED COSTS AND DUE TO PARENT COMPANY

     The historical statements of operations include charges from Whittaker representing the Company's share of the cost of support services provided. These charges are allocations of allowable corporate expenses, as defined in the Federal Acquisitions Regulation, associated with legal, marketing, management and financial services. The basis of the allocation is the Company's relative amount of payroll, sales and the year-to-date change in fixed assets and inventory compared to Whittaker's consolidated balances for such amounts.

     Following the acquisition of the Company by Whittaker, the Company has participated in the Whittaker cash management program. All of this cash management activity is reflected in "due to parent company." Intercompany activity also includes, among other things, allocations of corporate expenses, state and federal income tax payments and credits, and insurance costs. An analysis of due to parent company for the period from April 10, 1996 to October 31, 1997 is as follows (in thousands):

Balance at April 10, 1996...................................  $    --
  Net cash transferred from parent company..................   (2,747)
  Allocation of costs from parent company...................   (1,895)
  Net payments on behalf of affiliates......................      352
                                                              -------
Balance at October 31, 1996.................................   (4,290)
                                                              -------
  Net cash transferred from parent company..................   (4,157)
  Allocation of costs from parent company...................   (3,605)
  Net payments on behalf of affiliates......................      345
  Transfers to affiliates...................................    4,775
                                                              -------
Balance at October 31, 1997.................................  $(6,932)
                                                              =======

                                  XYPLEX, INC.

                                OCTOBER 31, 1997

 2. ALLOCATED COSTS AND DUE TO PARENT COMPANY (CONTINUED)
     The average amount due to parent for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996 was $6.3 million and $4.1 million, respectively.

     During the first quarter of 1997, certain operations of Whittaker Communications, Inc., another wholly-owned subsidiary of Whittaker formerly located in Santa Clara, California, were integrated into the Company. The results of operations and the financial position of the two operations are segregated and reported separately. This segregation procedure involves the allocation of certain costs and balance sheet amounts which cannot be directly assigned to the appropriate operation.

     Management of the Company believes the methods used to allocate the costs are reasonable based on the Company's use of such services.

 3. IMPAIRMENT CHARGE

     In connection with the April 1996 acquisition of the Company by Whittaker, goodwill and other intangible assets of $62.8 million and $37.2 million, respectively, were recorded. These assets were being amortized, on a straight-line basis, over periods of 20 years in the case of goodwill and five to 15 years in the case of other intangible assets. During the third quarter of 1997, the Company reduced the amortization periods for goodwill and certain other intangible assets from 20 and 15 years, respectively, to seven years. This adjustment resulted in an $8.1 million goodwill and other intangible asset impairment charge which represents the increased amortization from the date of acquisition to the beginning of the third quarter of 1997. As a result of the Company's declining revenues and continued operating losses in 1997, an additional goodwill and other intangible asset impairment charge of $55.1 million was recorded by the Company in the fourth quarter of 1997. The fair value of these assets was based on the estimated value of consideration offered to Whittaker by a third party in November 1997 for the sale of the Company.

 4. INVENTORY

     Inventories, net of reserves for excess and obsolete inventory of $3.0 million and $7.0 million at October 31, 1997 and 1996, respectively, consist of the following (in thousands):

                                                              1997      1996
                                                             ------    ------
Raw materials..............................................  $  410    $  928
Work in process............................................     319     2,002
Finished goods.............................................   2,547     3,764
                                                             ------    ------
                                                             $3,276    $6,694
                                                             ======    ======

     Work in process and finished goods inventories include materials, labor and manufacturing overhead.

                                  XYPLEX, INC.

                                OCTOBER 31, 1997

 5. PROPERTY AND EQUIPMENT

     Property and equipment at October 31, 1997 and 1996 consist of the following (in thousands):

                                                            1997       1996
                                                           -------    -------
Equipment................................................  $ 5,669    $ 6,381
Furniture and fixtures...................................      990      1,167
Leasehold improvements...................................      752        852
Equipment under capital lease............................      444        452
Construction in progress.................................      104         57
                                                           -------    -------
                                                             7,959      8,909
Less accumulated depreciation and amortization...........   (3,127)    (1,935)
                                                           -------    -------
                                                           $ 4,832    $ 6,974
                                                           =======    =======

     Depreciation expense, which includes amortization expense of assets under capital leases, was approximately $4.0 million and $2.0 million for the twelve months ended October 31, 1997 and the period April 10, 1996 to October 31, 1996, respectively.

     Equipment under capital leases has accumulated amortization of $0.2 million and $0.2 million as of October 31, 1997 and 1996. Acquisitions of equipment under capital lease obligations totaled $0.2 million in 1997. There were no such acquisitions in 1996.

 6. LONG-TERM DEBT

     Long-term debt at October 31, 1997 and 1996 consisted of the following (dollars in thousands):

                                                       1997                  1996
                                                ------------------    ------------------
                                                          WEIGHTED              WEIGHTED
                                                          AVERAGE               AVERAGE
                                                          INTEREST              INTEREST
                                                AMOUNT      RATE      AMOUNT      RATE
                                                ------    --------    ------    --------
Capitalized lease obligations with monthly
  installments through July of 2000, with
  interest rates ranging to 11.36%............   $169       9.15%      $150       7.05%
Less current maturities.......................     57                   150
                                                 ----                  ----
                                                 $112                  $ --
                                                 ====                  ====

     Since April 10, 1996, the Company has guaranteed the obligations of Whittaker under Whittaker's bank credit agreement. Since such date, the Company has also pledged its accounts receivable, inventory, equipment and certain other assets to secure such obligations.

                                  XYPLEX, INC.

                                OCTOBER 31, 1997

 7. INCOME TAXES

     Income tax benefit for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996 consists of the following (in thousands):

                                                            1997       1996
                                                           -------    -------
Components of the provision:
  Federal................................................  $(6,778)   $(5,972)
  State..................................................       --       (732)
                                                           -------    -------
                                                           $(6,778)   $(6,704)
                                                           =======    =======
Classification of the provision:
  Current................................................  $(2,479)   $(1,426)
  Deferred...............................................   (4,299)    (5,278)
                                                           -------    -------
                                                           $(6,778)   $(6,704)
                                                           =======    =======

     Foreign income taxes were not material.

     A reconciliation of income tax computed at the U.S. federal statutory tax rate to the effective tax rate for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996 is as follows:

                                                              1997     1996
                                                              -----    -----
U.S. federal statutory rate.................................  (34.0)%  (34.0)%
State taxes, net of U.S. federal income tax benefit.........    0.0     (2.4)
Goodwill amortization.......................................   24.1      3.0
Valuation allowance.........................................    1.8      0.0
Other items.................................................    0.3      0.0
                                                              -----    -----
Effective tax rate..........................................   (7.8)%  (33.4)%
                                                              =====    =====

     Deferred income taxes reflect the net tax effects of temporary differences between the reported amounts of assets and liabilities in the financial statements and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at October 31, 1997 and 1996 were as follows (in thousands):

                                                            1997       1996
                                                           -------    -------
Deferred tax assets:
  Receivables valuation..................................  $   719    $   438
  Inventory valuation....................................    2,023      4,277
  Excess of book over tax depreciation...................    1,689      1,081
  Benefits from net operating loss carryforward..........    1,584         --
  Other..................................................    3,670      3,806
                                                           -------    -------
Total before valuation allowance.........................    9,685      9,602
Valuation allowance......................................   (1,584)        --
                                                           -------    -------
Net deferred tax assets..................................  $ 8,101    $ 9,602
                                                           =======    =======
Deferred tax liabilities:
  Intangible assets......................................  $ 8,718    $14,518
                                                           =======    =======

     In 1997 and 1996, the Company was reimbursed by its Parent $3.5 million and $1.6 million, respectively, for the tax benefit of its sustained losses. In 1997, the Company established a full allowance against its net

                                  XYPLEX, INC.

                                OCTOBER 31, 1997

 7. INCOME TAXES (CONTINUED)
     operating loss carryforward in compliance with SFAS No. 109. At October 31, 1997, the Company has $4.7 million total net operating loss carryforwards, which will expire in the years 2011 and 2012.

 8. 401(k) RETIREMENT PLAN

     The Company sponsors a defined contribution 401(k) plan covering a majority of its domestic employees under which participants can make pretax contributions of up to 15% of eligible compensation and receive a matching contribution of 75% on up to 6% of their eligible compensation. The Company has recorded as expense for the year ended October 31, 1997 and the period April 10, 1996 to October 31, 1996 $0.8 million and $0.2 million, respectively, representing its contributions to this plan.

 9. LEASE COMMITMENTS

     The Company has both operating and capital lease commitments for certain facilities and equipment. Future minimum payments under capital leases and under noncancellable operating leases, net of rentals to be received from existing noncancellable operating subleases, as of October 31, 1997 were as follows (in thousands):

                                                            OPERATING    CAPITAL
                           YEAR                              LEASES      LEASES
                           ----                             ---------    -------
1998......................................................   $1,329       $ 70
1999......................................................      664         70
2000......................................................      414         52
2001......................................................      281         --
                                                             ------       ----
          Total minimum lease payments....................   $2,688        192
                                                             ======       ====
Less amount representing interest.........................                  23
                                                                          ----
Present value of net minimum lease payments...............                $169
                                                                          ====

     Rent expense was $2.6 million and $1.6 million for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996, respectively.

10. SIGNIFICANT CUSTOMERS AND EXPORT SALES

     No single customer accounted for more than 10% of net sales during 1997 or 1996. Export sales as a percentage of net sales for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996 were as follows:

                                                              1997    1996
                                                              ----    ----
Europe......................................................  13.5%   13.9%
Pacific Rim.................................................   4.5     3.9
Canada......................................................   4.5     4.8
Other.......................................................   7.1     5.8
                                                              ----    ----
                                                              29.6%   28.4%
                                                              ====    ====

                                  XYPLEX, INC.

                                OCTOBER 31, 1997

11. EMPLOYMENT AGREEMENTS

     During 1997, the Company initiated a long-term retention bonus program covering certain key employees. Payments under the plan will be made, on varying dates from March 1998 to December 1998, to individuals covered under the plan who are active, full-time employees of the Company at various dates ranging from January 1, 1998 to December 31, 1998. Potential payments under the program total approximately $1.7 million.

12. YEAR 2000 COMPLIANCE (UNAUDITED)

     In 1997, the Company upgraded its information management system to be Year 2000 compliant. The Company has also communicated with its suppliers and others it does business with and has addressed any significant issues identified. No further significant expenditures are expected to be made related to Year 2000 compliance.

13. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT AUDITORS

     On January 30, 1998, Whittaker sold all of the common stock of its wholly-owned subsidiary, Whittaker Xyplex, Inc., which, since January 13, 1997, has been the parent company of Xyplex, Inc., to MRV Communications, Inc. (MRV) for $35 million in cash plus warrants to purchase 421,402 shares of common stock of MRV. Whittaker shall be entitled to receive warrants to purchase an additional 78,598 shares of common stock of MRV upon Whittaker's timely performance of certain covenants. The stock purchase agreement provides for the reattribution of the Company's net operating losses to Whittaker. Concurrently with the sale of the Company, the liens on the Company's assets securing Whittaker's obligations under Whittaker's bank credit agreement were released, and the Company's guarantee of such obligations was canceled.

                         [COOPERS & LYBRAND LETTERHEAD]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Raytheon Company:

     We have audited the accompanying balance sheet of Xyplex, Inc. as of April 9, 1996, and the related statements of loss, parent company investment and cash flows for the period January 1, 1996 through April 9, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     As discussed in Note 1, interest expense associated with Raytheon Company's general corporate debt has not been allocated to Xyplex, Inc.'s financial statements. Also as discussed in Note 1, Xyplex, Inc. has earned interest income primarily on its intercompany receivable from Raytheon based on an agreed-upon rate. As discussed in Note 2, certain costs and expenses presented in the financial statements represent allocations of the costs of services provided to Xyplex, Inc. by Raytheon Company. As a result of these factors, the financial statements presented may not be indicative of the financial position or results of operations that would have been achieved had Xyplex, Inc. operated as a nonaffiliated entity.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xyplex, Inc. as of April 9, 1996, and the results of its operations and its cash flows for the period January 1, 1996 through April 9, 1996 in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
May 24, 1996

                                  XYPLEX, INC.

                                 BALANCE SHEET

                                     ASSETS

                                                              APRIL 9, 1996
                                                              -------------
Current assets:
  Cash and cash equivalents.................................  $    200,000
  Accounts receivable, less reserve of $585,000.............    18,159,000
  Inventory.................................................     9,695,000
  Other current assets......................................       922,000
  Receivable from parent company............................    32,412,000
                                                              ------------
          Total current assets..............................    61,388,000
Property and equipment, net.................................     7,840,000
Deferred tax asset..........................................     6,790,000
Other assets................................................     2,025,000
Goodwill....................................................    83,357,000
                                                              ------------
          Total assets......................................  $161,400,000
                                                              ============

LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
  Current portion of capital lease obligations..............       366,000
  Accounts payable..........................................     5,392,000
  Accrued payroll and employee benefits.....................     4,386,000
  Other accrued expenses....................................     1,973,000
  Deferred revenue..........................................     3,900,000
                                                              ------------
          Total current liabilities.........................    16,017,000
Long-term portion of capital lease obligations..............        27,000
Commitments and contingencies Parent company investment.....   145,356,000
                                                              ------------
          Total liabilities and parent company investment...  $161,400,000
                                                              ============

    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                               STATEMENT OF LOSS
              FOR THE PERIOD JANUARY 1, 1996 THROUGH APRIL 9, 1996

Net sales...................................................  $28,100,000
Cost of sales...............................................   13,141,000
                                                              -----------
Gross profit................................................   14,959,000
                                                              -----------
Operating expenses:
  Selling and marketing.....................................    9,456,000
  General and administrative................................    1,573,000
  Research and development..................................    4,458,000
  Parent company allocations................................      100,000
  Amortization of goodwill..................................    2,267,000
                                                              -----------
          Total operating expenses..........................   17,854,000
                                                              -----------
Loss from operations........................................   (2,895,000)
Interest expense............................................      (10,000)
Interest income from parent company.........................      698,000
                                                              -----------
Net loss before income tax provision........................   (2,207,000)
Provision for federal income taxes..........................       62,000
                                                              -----------
Net loss....................................................  $(2,269,000)
                                                              ===========

    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                     STATEMENT OF PARENT COMPANY INVESTMENT
              FOR THE PERIOD JANUARY 1, 1996 THROUGH APRIL 9, 1996

                                                                 PARENT
                                                                COMPANY
                                                               INVESTMENT
                                                              ------------
Balance, January 1, 1996....................................  $147,625,000
Net loss....................................................    (2,269,000)
                                                              ------------
Balance, April 9, 1996......................................  $145,356,000
                                                              ============

    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                            STATEMENT OF CASH FLOWS
              FOR THE PERIOD JANUARY 1, 1996 THROUGH APRIL 9, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,269,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................    3,554,000
     Deferred income tax provision..........................     (654,000)
     Changes in assets and liabilities:
       Accounts receivable..................................    1,425,000
       Inventory............................................     (721,000)
       Other current assets.................................     (132,000)
       Accounts payable and accrued expenses................   (4,508,000)
       Deferred revenue.....................................      766,000
                                                              -----------
          Net cash used in operating activities.............   (2,539,000)
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase and sale of equipment, net.......................   (1,154,000)
  Purchase of licenses and other intangible assets..........     (112,000)
  Proceeds from maturities of securities....................      400,000
                                                              -----------
          Net cash used in investing activities.............     (866,000)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in accounts payable related to cash overdrafts...    2,293,000
  Payments of capital leases................................     (163,000)
  Net receipts from parent company..........................    1,362,000
                                                              -----------
          Net cash provided by financing activities.........    3,492,000
                                                              -----------
Net increase in cash and cash equivalents...................       87,000
Cash and cash equivalents, beginning of period..............      113,000
                                                              -----------
Cash and cash equivalents, end of period....................  $   200,000
                                                              ===========

    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Xyplex, Inc. (the "Company" or "Xyplex") designs, manufactures, markets and supports data networks. On October 7, 1994, Xyplex was acquired by Raytheon Company ("Raytheon") for total consideration of $186,000,000. Pursuant to the purchase method of accounting, the assets and liabilities acquired by Raytheon were revalued to their fair value. The excess of the purchase price over the fair value of the net assets acquired was approximately $125,000,000 and accordingly, goodwill and the parent company investment were increased by $125,000,000. Effective on the close of business on April 9, 1996, Xyplex was acquired by Whittaker Corporation.

     The accompanying historical financial statements present the Company's results of operations and its financial condition as a wholly-owned subsidiary of Raytheon from January 1, 1996 through April 9, 1996. Interest expense associated with Raytheon's general corporate debt has not been allocated to the Company's financial statements. Certain costs and expenses presented in the financial statements represent intercompany allocations and management's estimates of the costs of services provided to the Company by Raytheon. (See
Note 2 for further discussion of allocations.) Additionally, as discussed in further detail below, Xyplex earned interest income primarily on its intercompany receivable from Raytheon based on an agreed-upon rate. As a result of these factors, the financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a non-affiliated entity.

     The Company has had transactions in the normal course of business with Raytheon and its subsidiaries. Revenues from these transactions, totaling $142,000 for the period ended April 9, 1996, are in accordance with Xyplex's normal terms and conditions. The remaining receivables from these transactions with Raytheon are included in trade accounts receivable and totaled $26,000 as of April 9, 1996.

     Additionally, Xyplex transferred a substantial amount of its cash and investments to Raytheon upon the acquisition date and has subsequently participated in the Raytheon cash management program. All of this cash management activity is recorded in the receivable from parent company account. Intercompany activity also includes allocations of corporate expenses, state and federal income tax payments and credits, and interest earned on the intercompany receivable balance itself. Interest is earned on the intercompany receivable balance at a rate of 6.50% in 1996 and totaled approximately $698,000 for the period ended April 9, 1996.

  Parent Company Investment

     The parent company investment account represents the net assets of the company. As described above, this account was credited with the excess of the purchase price over the fair value of Xyplex's net assets at the time of Raytheon's purchase.

  Use of Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     Cash equivalents include all highly liquid investments with original maturities of ninety days or less at the time of acquisition. Under the Company's cash management system with Raytheon, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. The Company has

                                  XYPLEX, INC.

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) determined the net overdraft balance by bank and has correspondingly reclassified these amounts to Accounts Payable.

  Revenue Recognition

     The Company recognizes product revenue upon shipment of goods and software. Maintenance and support fees greater than $10,000 are recognized ratably over the life of the contract. A provision is made at the time of shipment for estimated warranty costs to be incurred.

  Inventory

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

     Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is computed using the straight-line and accelerated methods in amounts that allocate the cost of these assets over their estimated useful lives as follows:

                                                                ESTIMATED
                    ASSET CLASSIFICATION                       USEFUL LIFE
                    --------------------                      -------------
Equipment...................................................     5 years
Computer equipment..........................................     3 years
Furniture and fixtures......................................     5 years
Leasehold improvements......................................  Term of Lease
Demonstration units.........................................     3 years
Equipment under capital lease...............................  Term of Lease

     Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated and the related gains or losses are reflected in income.

  Intangibles

     Goodwill, which represents the amount Raytheon incurred in excess of the fair value of the net assets of Xyplex on the date of purchase, is amortized on a straight-line basis over a period of 15 years. For the period ended April 9, 1996, the Company incurred amortization expense related to this asset of $2,267,000. Accumulated amortization related to goodwill totaled $42,018,000 as of April 9, 1996.

     Other intangible assets, consisting primarily of licenses, are included in other assets. These assets are amortized over a one to three year period based on net realizable value. For the period ended April 9, 1996, the Company incurred amortization expense of $60,000. Accumulated amortization related to these other assets totaled $684,000 as of April 9, 1996.

     The Company periodically reviews the carrying value of its intangible assets as well as the amortization periods to determine whether current events and circumstances warrant adjustment to the carrying values or estimated useful lives. At each balance sheet date, management evaluates the carrying value of intangible assets to determine whether there has been any permanent impairment. No such adjustments were made for the period ended April 9, 1996.

                                  XYPLEX, INC.

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Research and Development and Software Development Costs

     Research and development costs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility. The Company believes that once a working model has been established, the additional development costs to bring the product to a commercially acceptable level are not significant. There were no software development costs capitalized as of April 9, 1996.

  Income Taxes

     The Company records income taxes based on an asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. For purposes of these financial statements, income taxes have been calculated as if Xyplex had prepared a tax return on a stand alone basis.

     In accordance with Raytheon's policy, all state and local taxes have been included in general and administrative expenses.

 2. ALLOCATED COSTS

     The historical statements of operations include charges from Raytheon representing the Company's share of the cost of support services provided. These charges are allocations of corporate expenses associated with legal, marketing, management, financial and facilities management services. The basis of the allocation is dependent on the functions and includes net sales, square feet occupied, and percentage share of all other corporate assessments. For these services, the Company was charged $100,000 for the period ended April 9, 1996.

     Management believes the methods used to allocate the costs are reasonable based on the company's use of such facilities and services.

 3. INVENTORY

     Inventories consist of the following at April 9, 1996:

Raw materials............................................  $  756,000
Work in process..........................................   3,454,000
Finished goods...........................................   5,485,000
                                                           ----------
                                                           $9,695,000
                                                           ==========

     Work in process and finished goods inventories include materials, labor and manufacturing overhead. As of April 9, 1996, finished goods include approximately $2,563,000, of demonstration products located at the sales and support offices and potential customer sites.

                                  XYPLEX, INC.

 4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

Equipment...................................................  $  6,126,000
Computer equipment..........................................     8,817,000
Furniture and fixtures......................................     1,633,000
Leasehold improvements......................................     2,515,000
Demonstration units.........................................     3,528,000
Equipment under capital lease...............................     3,511,000
                                                              ------------
                                                                26,130,000
Less -- Accumulated depreciation and amortization...........   (18,290,000)
                                                              ------------
                                                              $  7,840,000
                                                              ============

     Equipment under capital leases had accumulated amortization of $2,563,000 as of April 9, 1996.

 5. INCOME TAXES

     The provision for income taxes in the accompanying consolidated statements of income consists of the following as of April 9, 1996:

Federal:
  Current...................................................  $716,000
  Deferred..................................................  (654,000)
                                                              --------
                                                              $ 62,000
                                                              ========

     A reconciliation of the federal statutory rate percentage to the Company's effective tax rate percentage is as follows for the period ended April 9, 1996.

Income tax benefit at federal statutory rate................  (35.0)%
Amortization of nondeductible goodwill......................   35.9
Other.......................................................    1.9
                                                              -----
Effective tax rate..........................................    2.8%
                                                              =====

     The approximate income tax effect of each type of temporary difference comprising the deferred tax asset as of April 9, 1996 is as follows:

Inventory...................................................  $1,940,000
Deferred revenue............................................   1,189,000
Depreciation................................................   1,035,000
Accrued vacation............................................     575,000
Accrued warranty............................................     349,000
Bad debt....................................................     205,000
Other, net..................................................     299,000
                                                              ----------
          Total federal deferred tax asset..................   5,592,000
State deferred tax asset, net...............................   1,198,000
                                                              ----------
          Total deferred tax asset..........................  $6,790,000
                                                              ==========

     Income taxes paid to the parent company for the period ended April 9, 1996 totaled approximately $6,032,000.

                                  XYPLEX, INC.

 6. 401(k) RETIREMENT PLAN

     The Company had a 401(k) retirement plan covering all employees who are regularly scheduled to work 1,000 or more hours of service per year. Participants may elect to defer up to 15% of their compensation for deposit under the plan, subject to certain IRS limitations. The Company may elect to make contributions to the plan. The contributions are allocated to each eligible participant's account in proportion to each participant's deferrals for the plan year, subject to IRS limitations; participants' deferrals in excess of 6% of compensation are not matched. The Company elected to make contributions of $124,000 to the plan for the period ended April 9, 1996.

 7. LEASE COMMITMENTS

     The Company has both operating and capital lease commitments for certain facilities and equipment. These leases expire at various dates through the year 2014.

     Future minimum lease payments under these noncancelable leases are as follows:

                                                       OPERATING     CAPITAL
                        YEAR                             LEASES       LEASES
                        ----                           ----------    --------
1996.................................................  $1,458,000    $332,000
1997.................................................     761,000      85,000
1998.................................................     633,000          --
1999.................................................     416,000          --
2000.................................................     416,000          --
Thereafter...........................................   2,278,000          --
                                                       ----------    --------
          Total minimum lease payments...............  $5,962,000     417,000
                                                       ==========
Less amount representing interest....................                  24,000
                                                                     --------
Present value of minimum lease payments..............                 393,000
Less current portion of capital lease obligations....                 366,000
                                                                     --------
                                                                     $ 27,000
                                                                     ========

     Rent expense was approximately $605,000 for the period ended April 9, 1996.

 8. EXPORT SALES

     Export sales as a percentage of net sales for the period ended April 9, 1996 are as follows:

                                                              1995
                                                              ----
Europe......................................................  15.6%
Pacific Rim.................................................   5.4
Canada......................................................   4.7
Other.......................................................  10.3
                                                              ----
                                                              36.0%
                                                              ====

 9. EMPLOYMENT AGREEMENTS

     During 1995, Raytheon and Xyplex provided strategic resolution bonuses to key employees. These bonuses, totaling approximately $1,500,000, were due and payable on March 1, 1996 for each employee who continued to be an employee on March 1, 1996. Of the $1,500,000 charge, approximately $250,000 was funded by Xyplex with the remainder funded by Raytheon.

     Also during 1995, Raytheon entered into employment agreements with certain key employees of the Company which provide for salary continuation of up to 12 months in the event of termination of employment without cause. The aggregate commitment under these employment agreements should all covered employees be terminated is approximately $1,500,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Raytheon Company:

     We have audited the accompanying balance sheets of Xyplex, Inc. as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1, interest expense associated with Raytheon Company's general corporate debt has not been allocated to Xyplex, Inc.'s financial statements. Also as discussed in Note 1, Xyplex, Inc. has earned interest income primarily on its intercompany receivable from Raytheon based on an agreed-upon rate. As discussed in Note 2, certain costs and expenses presented in the financial statements represent allocations of the costs of services provided to Xyplex, Inc. by Raytheon Company. As a result of these factors, the financial statements presented may not be indicative of the financial position or results of operations that would have been achieved had Xyplex, Inc. operated as a nonaffiliated entity.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xyplex, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
April 22, 1996

                                  XYPLEX, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                                  1995            1994
                                                              ------------    ------------
Current assets:
  Cash and cash equivalents.................................  $    113,000    $    140,000
  Short-term investments....................................       400,000         400,000
  Accounts receivable, less reserve of $805,000 and $719,000
     in 1995 and 1994, respectively.........................    19,584,000      18,663,000
  Inventory.................................................     8,974,000       8,397,000
  Other current assets......................................       790,000         456,000
  Receivable from parent company............................    33,774,000      35,447,000
                                                              ------------    ------------
          Total current assets..............................    63,635,000      63,503,000
Property and equipment, net.................................     7,854,000       6,386,000
Deferred tax asset..........................................     6,136,000       3,168,000
Other assets................................................     2,032,000       1,627,000
Goodwill....................................................    85,624,000     123,982,000
                                                              ------------    ------------
          Total assets......................................  $165,281,000    $198,666,000
                                                              ============    ============

LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
  Current portion of capital lease obligations..............  $    472,000    $    796,000
  Accounts payable..........................................     7,517,000       6,504,000
  Accrued payroll and employee benefits.....................     4,749,000       3,326,000
  Other accrued expenses....................................     1,700,000         900,000
  Deferred revenue..........................................     3,134,000       1,551,000
                                                              ------------    ------------
          Total current liabilities.........................    17,572,000      13,077,000
Long-term portion of capital lease obligations..............        84,000         604,000
Commitments and contingencies
Parent company investment...................................   147,625,000     184,985,000
                                                              ------------    ------------
          Total liabilities and parent company investment...  $165,281,000    $198,666,000
                                                              ============    ============

    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                  1995           1994
                                                              ------------    -----------
Net sales...................................................  $107,617,000    $95,233,000
Cost of sales...............................................    49,360,000     40,646,000
                                                              ------------    -----------
Gross profit................................................    58,257,000     54,587,000
                                                              ------------    -----------
Operating expenses:
  Selling and marketing.....................................    35,675,000     25,283,000
  General and administrative................................     6,300,000      5,008,000
  Research and development..................................    16,039,000     13,045,000
  Parent company allocations................................       425,000         24,000
  Amortization of goodwill..................................     8,358,000      1,393,000
  Impairment of goodwill....................................    30,000,000             --
  Acquisition charges.......................................            --      4,299,000
                                                              ------------    -----------
          Total operating expenses..........................    96,797,000     49,052,000
                                                              ------------    -----------
(Loss) income from operations...............................   (38,540,000)     5,535,000
Interest expense............................................       (74,000)      (131,000)
Interest income.............................................        22,000        834,000
Interest income from parent company.........................     2,238,000        212,000
                                                              ------------    -----------
Net (loss) income before tax provision......................   (36,354,000)     6,450,000
Provision for federal income taxes..........................     1,006,000      3,152,000
                                                              ------------    -----------
Net (loss) income...........................................  $(37,360,000)   $ 3,298,000
                                                              ============    ===========

    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                        COMMON STOCK                        ADDITIONAL       PARENT          TOTAL
                                    ---------------------     RETAINED       PAID-IN        COMPANY      STOCKHOLDERS'
                                      SHARES      AMOUNT      EARNINGS       CAPITAL       INVESTMENT       EQUITY
                                    ----------   --------   ------------   ------------   ------------   -------------
Balance, January 1, 1994..........   6,055,000   $ 61,000   $ 22,083,000   $ 34,537,000                  $ 56,681,000
Exercise of stock options.........     141,000      1,000             --         46,000                        47,000
Tax benefit related to employee
  stock options...................          --         --             --      1,172,000                     1,172,000
Sale of common stock under
  employee stock purchase plan....      60,000      1,000             --        805,000                       806,000
Net income earned through date of
  acquisition.....................          --         --      1,641,000             --                     1,641,000
Acquisition by Raytheon Company...  (6,256,000)   (63,000)   (23,724,000)   (36,560,000)  $ 60,347,000             --
Allocation of goodwill to parent
  company investment..............          --         --             --             --    122,981,000    122,981,000
Net income........................          --         --             --             --      1,657,000      1,657,000
                                    ----------   --------   ------------   ------------   ------------   ------------
Balance, December 31, 1994........          --         --             --             --    184,985,000    184,985,000
Net loss..........................          --         --             --             --    (37,360,000)   (37,360,000)
                                    ----------   --------   ------------   ------------   ------------   ------------
Balance, December 31, 1995........          --         --             --             --   $147,625,000   $147,625,000
                                    ==========   ========   ============   ============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                  1995            1994
                                                              ------------    ------------
Cash flows from operating activities:
  Net (loss) income.........................................  $(37,360,000)   $  3,298,000
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    13,868,000       5,239,000
     Impairment of goodwill.................................    30,000,000              --
     Tax benefit from employee stock options................            --       1,172,000
     Deferred income tax provision..........................    (2,968,000)     (2,453,000)
     Changes in assets and liabilities:
       Accounts receivable..................................      (921,000)     (5,546,000)
       Inventory............................................      (577,000)     (3,402,000)
       Other current assets.................................      (334,000)       (114,000)
       Accounts payable and accrued expenses................     1,096,000         893,000
       Deferred revenue.....................................     1,583,000         720,000
       Other assets.........................................      (110,000)        (18,000)
                                                              ------------    ------------
          Net cash provided by (used in) operating
            activities......................................     4,277,000        (211,000)
                                                              ------------    ------------
Cash flows from investing activities:
  Purchase and sale of equipment, net.......................    (6,437,000)     (3,760,000)
  Purchase of licenses and other intangible assets..........      (836,000)     (1,090,000)
  Net proceeds from sales of securities.....................            --      19,917,000
                                                              ------------    ------------
          Net cash (used in) provided by investing
            activities......................................    (7,273,000)     15,067,000
Cash flows from financing activities:
  Increase in accounts payable related to cash overdrafts...     2,140,000       1,866,000
  Repayment of note payable.................................            --        (253,000)
  Proceeds from exercise of stock options...................            --          46,000
  Proceeds from sale of stock under employee stock purchase
     plan...................................................            --         805,000
  Payments of capital leases................................      (844,000)       (863,000)
  Net receipts from (payments to) parent company............     1,673,000     (33,140,000)
                                                              ------------    ------------
          Net cash provided by (used in) financing
            activities......................................     2,969,000     (31,539,000)
Net decrease in cash and cash equivalents...................       (27,000)    (16,683,000)
Cash and cash equivalents, beginning of year................       140,000      16,823,000
                                                              ------------    ------------
Cash and cash equivalents, end of year......................  $    113,000    $    140,000
                                                              ============    ============

    The accompanying notes are an integral part of the financial statements.

                                  XYPLEX, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Xyplex, Inc. (the "Company" or "Xyplex") designs, manufactures, markets and supports data networks. On October 7, 1994, Xyplex was acquired by Raytheon Company ("Raytheon") for total consideration of $186,000,000. Pursuant to the purchase method of accounting, the assets and liabilities acquired by Raytheon were revalued to their fair value. The excess of the purchase price over the fair value of the net assets acquired was approximately $125,000,000 and accordingly, goodwill and the parent company investment were increased by $125,000,000. Effective on the close of business on April 9, 1996, Xyplex was acquired by Whittaker Corporation.

     The accompanying historical financial statements present the Company's results of operations and its financial condition as a stand alone entity through October 7, 1994 and as a wholly-owned subsidiary of Raytheon thereafter. Interest expense associated with Raytheon's general corporate debt has not been allocated to the Company's financial statements. Certain costs and expenses presented in the financial statements represent intercompany allocations and management's estimates of the costs of services provided to the Company by Raytheon. (See Note 2 for further discussion of allocations.) Additionally, as discussed in further detail below, Xyplex earned interest income primarily on its intercompany receivable from Raytheon based on an agreed-upon rate. As a result of these factors, the financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a non-affiliated entity.

     The Company has had transactions in the normal course of business with Raytheon and its subsidiaries. Revenues from these transactions, totaling $1,172,000 in 1995 and $128,000 in 1994, are in accordance with Xyplex's normal terms and conditions. The remaining receivables from these transactions with Raytheon are included in trade accounts receivable and totaled $458,000 and $28,000 as of December 31, 1995 and 1994, respectively.

     Additionally, Xyplex transferred a substantial amount of its cash and investments to Raytheon upon the acquisition date and has subsequently participated in the Raytheon cash management program. All of this cash management activity is recorded in the receivable from parent company account. Intercompany activity also includes allocations of corporate expenses, state and federal income tax payments and credits, and interest earned on the intercompany receivable balance itself. Interest is earned on the intercompany receivable balance at a rate of 6.25% in 1995 and 5% in 1994 and totaled approximately $2,238,000 in 1995 and $212,000 in 1994.

  Parent Company Investment

     The parent company investment account represents the net assets of the company. As described above, this account was credited with the excess of the purchase price over the fair value of Xyplex's net assets at the time of Raytheon's purchase.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries, Xyplex Foreign Sales Corporation, Inc., a foreign sales corporation formed in April 1990 and Xyplex Security Corp., formed in May 1991. Significant intercompany accounts and transactions have been eliminated in consolidation. The assets of Xyplex Security Corp. were liquidated during 1994 after the Company was purchased by Raytheon. Effective in 1995, the Company's foreign sales were reported under Raytheon's foreign sales corporation
(RITL).

  Use of Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                                  XYPLEX, INC.

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents and Short-term Investments

     Cash equivalents include all highly liquid investments with original maturities of ninety days or less at the time of acquisition. All other investments are considered to be short-term investments and are recorded at cost which approximates fair value. Under the Company's cash management system with Raytheon, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. The Company has determined the net overdraft balance by bank and has correspondingly reclassified these amounts to Accounts Payable.

  Revenue Recognition

     The Company recognizes product revenue upon shipment of goods and software. Maintenance and support fees greater than $10,000 are recognized ratably over the life of the contract. A provision is made at the time of shipment for estimated warranty costs to be incurred.

  Inventory

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

     Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is computed using the straight-line and accelerated methods in amounts that allocate the cost of these assets over their estimated useful lives as follows:

                                                                ESTIMATED
                    ASSET CLASSIFICATION                       USEFUL LIFE
                    --------------------                      -------------
Equipment...................................................     5 years
Computer equipment..........................................     3 years
Furniture and fixtures......................................     5 years
Leasehold improvements......................................  Term of Lease
Demonstration units.........................................     3 years
Equipment under capital lease...............................  Term of Lease

     Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated and the related gains or losses are reflected in income.

  Intangibles

     Goodwill, which represents the amount Raytheon incurred in excess of the fair value of the net assets of Xyplex on the date of purchase, is amortized on a straight-line basis over a period of 15 years. For the years ended December 31, 1995 and 1994, the Company incurred amortization expense related to this asset of 8,358,000 and $1,393,000. Accumulated amortization related to goodwill totaled $9,751,000 and $1,393,000 as of December 31, 1995 and 1994.

     Other intangibles assets, consisting primarily of licenses, are included in other assets. These assets are amortized over a one to three year period based on net realizable value. For the years ended December 31, 1995 and 1994, the Company incurred amortization expense of $444,000 and $245,000. Accumulated amortization related to these other assets totaled $624,000 and $180,000 as of December 31, 1995 and 1994.

                                  XYPLEX, INC.

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The Company periodically reviews the carrying value of its intangible assets as well as the amortization periods to determine whether current events and circumstances warrant adjustment to the carrying values or estimated useful lives. At each balance sheet date, management evaluates the carrying value of intangible assets to determine whether there has been any permanent impairment. As of December 31, 1995, the Company recognized goodwill impairment of $30,000,000. This amount represents the approximate difference between the fair value and the carrying value of the Company's net assets based on the anticipated sale of the Company.

  Research and Development and Software Development Costs

     Research and development costs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility. The Company believes that once a working model has been established, the additional development costs to bring the product to a commercially acceptable level are not significant. There were no software development costs capitalized as of December 31, 1995 and 1994.

  Income Taxes

     The Company records income taxes based on an asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. For purposes of these financial statements, income taxes have been calculated as if Xyplex had prepared a tax return on a stand alone basis.


     In accordance with Raytheon's policy, all state and local taxes have been included in general and administrative expenses.


 2. ALLOCATED COSTS


     The historical statements of operations include charges from Raytheon representing the Company's share of the cost of support services provided. These charges are allocations of corporate expenses associated with legal, marketing, management, financial and facilities management services. The basis of the allocation is dependent on the functions and includes net sales, square feet occupied, and percentage share of all other corporate assessments. For these services, the Company was charged $425,000 and $24,000 in 1995 and 1994, respectively.


     Management believes the methods used to allocate the costs are reasonable based on the company's use of such facilities and services.

 3. INVENTORY

     Inventories consist of the following at December 31, 1995 and 1994:

                                                         1995          1994
                                                      ----------    ----------
Raw materials.......................................  $  987,000    $1,753,000
Work in process.....................................   3,856,000     2,874,000
Finished goods......................................   4,131,000     3,770,000
                                                      ----------    ----------
                                                      $8,974,000    $8,397,000
                                                      ==========    ==========

     Work in process and finished goods inventories include materials, labor and manufacturing overhead. At December 31, 1995 and 1994, finished goods include approximately $2,553,000 and $1,747,000, respectively, of demonstration products located at the sales and support offices and potential customer sites.

                                  XYPLEX, INC.

 4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                      1995            1994
                                                  ------------    ------------
Equipment.......................................  $  5,810,000    $  3,413,000
Computer equipment..............................     8,433,000       6,302,000
Furniture and fixtures..........................     1,626,000         835,000
Leasehold improvements..........................     2,515,000       2,090,000
Demonstration units.............................     3,080,000       2,372,000
Equipment under capital lease...................     3,513,000       3,528,000
                                                  ------------    ------------
                                                    24,977,000      18,540,000
Less -- Accumulated depreciation and
  amortization..................................   (17,123,000)    (12,154,000)
                                                  ------------    ------------
                                                  $  7,854,000    $  6,386,000
                                                  ============    ============

     Equipment under capital leases had accumulated amortization of $2,942,000 and $2,078,000 as of December 31, 1995 and 1994. Acquisitions for equipment under capital lease obligations totaled $477,000 in 1994. There were no such acquisitions in 1995.

 5. LONG-TERM DEBT

     At December 31, 1993, the Company had approximately $253,000 outstanding under a term note payable. Until the acquisition by Raytheon, the Company made the required monthly principal payments of approximately $23,000 plus interest. In October 1994, the Company paid this note off in full.

 6. STOCK PLANS

     During 1994, the Company had two stock options plans in effect: the 1991 Restated Stock Option Plan (the "1991 Plan") and the 1989 Consultant's Stock Option Plan (the "1989 Plan"). Under the 1991 Plan, incentive stock options were granted at an exercise price of not less than the fair market value of common stock as determined in accordance with the 1991 Plan and nonqualified options were granted at an exercise price of not less than 50% of the fair market value of the common stock at the date of grant. Under the 1989 Plan, stock options were granted to eligible consultants, as defined, at a price of not less than the fair value of the common stock at the date of grant. At the time the Company was acquired by Raytheon, the outstanding options of both of these plans were exchanged for options to purchase Raytheon stock.

     A summary of stock option activity under the 1991 Plan and the 1989 Plan follows:


                                                   1991                       1989
                                                  RELATED                 CONSULTANT'S
                                             STOCK OPTION PLAN          STOCK OPTION PLAN
                                        ---------------------------    -------------------
                                        NUMBER OF        OPTION        NUMBER OF    OPTION
                                         OPTIONS         PRICE          OPTIONS     PRICE
                                        ---------    --------------    ---------    ------
Outstanding at December 31, 1993......   613,532     $  .12 - 28.62       333        $.12
  Granted.............................    24,069     $11.63 - 18.50
  Exercised...........................  (140,963)    $  .12 - 26.00
  Canceled............................   (28,075)    $ 1.84 - 21.25
  Exchanged for Raytheon stock
     options..........................   468,563                         (333)
                                        --------                         ----
Outstanding at December 31, 1994......        --                           --
                                        ========                         ====



     Prior to the acquisition by Raytheon, the Company also had the 1991 Employee Stock Purchase Plan (the "ESPP") in effect. Under the terms of the ESPP, the Company was authorized to grant options to purchase an aggregate of 140,000 shares of common stock in a series of six-month periods. The purchase price was 85% of the lower of the fair value per share of common stock, as defined in the ESPP. At the time the Company was acquired by Raytheon, these shares were converted to Raytheon stock.

                                  XYPLEX, INC.

7. INCOME TAXES

     The provision for income taxes in the accompanying consolidated statements of income consists of the following at December 31, 1995 and 1994:

                                                       1995           1994
                                                    -----------    -----------
Federal:
  Current.........................................  $ 3,450,000    $ 4,238,000
  Deferred........................................   (2,444,000)    (1,086,000)
                                                    -----------    -----------
                                                    $ 1,006,000    $ 3,152,000
                                                    ===========    ===========

     A reconciliation of the federal statutory rate percentage to the Company's effective tax rate percentage is as follows for the years ended December 31, 1995 and 1994.

                                                              1995       1994
                                                              -----      ----
Income tax provision at federal statutory rate..............  (35.0)%    35.0%
Amortization of nondeductible goodwill......................   36.9       7.6
Non-deductible acquisition charges..........................     --      16.2
Other.......................................................    0.9      (9.9)
                                                              -----      ----
Effective tax rate..........................................    2.8%     48.9%
                                                              -----      ----

     The approximate income tax effect of each type of temporary difference compromising the deferred tax asset at December 31, 1995 and 1994 is as follows:

                                                         1995          1994
                                                      ----------    ----------
Inventory...........................................  $1,736,000    $  829,000
Deferred revenue....................................     957,000       305,000
Depreciation........................................     935,000       443,000
Accrued vacation....................................     463,000       394,000
Accrued warranty....................................     306,000       181,000
Bad debt............................................     282,000       252,000
Other, net..........................................     374,000       205,000
                                                      ----------    ----------
          Total federal deferred tax asset..........   5,053,000     2,609,000
State deferred tax asset, net.......................   1,083,000       559,000
                                                      ----------    ----------
          Total deferred tax asset..................  $6,136,000    $3,168,000
                                                      ==========    ==========

     Income taxes paid totaled approximately $3,322,000 and $2,935,000 in 1995 and 1994, respectively.

 8. 401(k) RETIREMENT PLAN

     The Company had a 401(k) retirement plan covering all employees who are regularly scheduled to work 1,000 or more hours of service per year. Participants may elect to defer up to 15% of their compensation for deposit under the plan, subject to certain IRS limitations. The Company may elect to make contributions to the plan. The contributions are allocated to each eligible participant's account in proportion to each participant's deferrals for the plan year, subject to IRS limitations; participants' deferrals in excess of 6% of compensation are not matched. The Company elected not to make contributions to the plan for the year ended December 31, 1994. In 1995, the Company contributed approximately $275,000.

                                  XYPLEX, INC.

 9. LEASE COMMITMENTS

     The Company has both operating and capital lease commitments for certain facilities and equipment. These leases expire at various dates through the year 2014.

     Future minimum lease payments under these noncancelable leases are as follows:


                                                       OPERATING     CAPITAL
                        YEAR                             LEASES       LEASES
                        ----                           ----------    --------
1996.................................................  $1,458,000    $495,000
1997.................................................     761,000      85,000
1998.................................................     633,000          --
1999.................................................     416,000          --
2000.................................................     416,000          --
Thereafter...........................................   2,278,000          --
                                                       ----------    --------
          Total minimum lease payments...............  $5,962,000     580,000
                                                       ==========
Less amount represent interest.......................                  24,000
                                                                     --------
Present value of minimum lease payments..............                 556,000
Less current portion of capital lease obligations....                 472,000
                                                                     --------
                                                                     $ 84,000
                                                                     ========


   Rent expense was approximately $1,911,000 and $1,479,000 in 1995 and 1994, respectively.

10. SIGNIFICANT CUSTOMERS AND EXPORT SALES

     During 1994, sales to one customer totaled approximately $12,045,000 or 12.5% of net sales. No single customer accounted for more than 10% of net sales during 1995.

     Export sales as a percentage of net sales for the years ended December 31, 1995 and 1994, respectively, are as follows:

                                                              1995    1994
                                                              ----    ----
Europe......................................................  12.5%   12.0%
Pacific Rim.................................................   5.0     4.1
Canada......................................................   4.0     4.4
Other.......................................................   9.8     5.1
                                                              ----    ----
                                                              31.3%   25.6%
                                                              ====    ====

11. EMPLOYMENT AGREEMENTS

     During 1995, Raytheon and Xyplex provided strategic resolution bonuses to key employees. These bonuses, totaling approximately $1,500,000, were due and payable on March 1, 1996 for each employee who continued to be an employee on March 1, 1996. Of the $1,500,000 charge, approximately $250,000 was funded by Xyplex with the remainder being funded by Raytheon.

     Also during 1995, Raytheon entered into employment agreements with certain key employees of the Company which provide for salary continuation of up to 12 months in the event of termination of employment without cause. The aggregate commitment under these employment agreements should all covered employees be terminated is approximately $1,500,000.

                                                                         ANNEX A



             NOTICE OF TRANSFER PURSUANT TO REGISTRATION STATEMENT



American Stock Transfer & Trust Company


40 Wall Street


New York, New York 10005


Attention: Corporate Trust Services



     Re: MRV Communications, Inc. (the "Company")


       5% Convertible Subordinated Notes due 2003 (the "Notes")



     Dear Sirs:



     Please be advised that                has transferred $          aggregate
principal amount of the above-referenced Notes pursuant to an effective Registration Statement on Form S-3 (File No. 333-64017) filed by the Company.



     We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the Notes is named as a "Selling Securityholder" in the
Prospectus dated                     , 1998 or in supplements thereto, and that
the aggregate principal amount of the Notes transferred are the Notes listed in such Prospectus opposite such owner's name.



Dated:



                                          Very truly yours,


                                          --------------------------------------

                                                          (Name)



                                          By:

                                            ------------------------------------

                                                   (Authorized Signature)

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER MADE HEREBY OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Available Information................    2
Incorporation of Certain Documents by
  Reference..........................    2
Prospectus Summary...................    4
Risk Factors.........................   11
Use of Proceeds......................   18
Dividend Policy......................   18
Price Range of Common Stock..........   19
Capitalization.......................   20
The Company..........................   21
Selected Consolidated Financial
  Data...............................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   24
Business.............................   33
Management...........................   50
Principal Stockholders...............   56
Description of the Notes.............   57
Description of Capital Stock.........   69
Certain Federal Income Tax
  Considerations.....................   70
Selling Securityholders..............   75
Plan of Distribution.................   79
Legal Matters........................   79
Experts..............................   80
Glossary.............................   81
Index to Financial Statements........  F-1
Annex A..............................  A-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
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                                  $100,000,000

                                      MRV
                              COMMUNICATIONS, INC.
                       5% CONVERTIBLE SUBORDINATED NOTES
                                    DUE 2003
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                           , 1998
------------------------------------------------------
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

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Common Stock being registered hereby, other than underwriting commissions and discounts, all of which are estimated except for the SEC filing fee.



                          Item                                                                  Amount
                          ----                                                                  ------
SEC registration fee...............................................................            $ 29,500
Printing expenses..................................................................              20,000
Legal fees and expenses............................................................              25,000
Accounting fees and expenses.......................................................              30,000
Miscellaneous expenses.............................................................              10,500
                                                                                               --------
           Total...................................................................            $115,000





ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article 8 of the Registrant's Certificate of Incorporation and Article IX of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees, and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

ITEM 16.  EXHIBITS


4.1+ Purchase Agreement, dated June 23, 1998, between the Company and Prudential Securities Incorporated and Bear, Stearns & Co. Inc. relating to the Notes (incorporated by reference to Exhibit 4.1 of the Company's Form 10-Q for the quarter ended June 30, 1998 filed August 14, 1998).

4.2+ Indenture, dated as of June 26, 1998, between the Company and American Stock Transfer & Trust Company, as Trustee, relating to the Notes (incorporated by reference to Exhibit 4.2 of the Company's Form 10-Q for the quarter ended June 30, 1998, filed August 14, 1998).

4.3+    Specimen of Restricted Global Security (incorporated by reference to
        Exhibit 4.3 of the Company's Form 10-Q for the quarter ended June 30, 1998 filed August 14, 1998).

4.4+ Registration Rights Agreement dated June 26, 1998 between the Company and Prudential Securities Incorporated and Bear, Stearns & Co. Inc. relating to the shares of Common Stock issuable upon conversion of the Notes (incorporated by reference to Exhibit 4.4 of the Company's Form 10-Q for the quarter ended June 30, 1998 filed August 14, 1998).

4.5+    Specimen certificate of Common Stock.

5 Opinion of Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation

12.1+   Computation of Ratio of Earnings to Fixed Charges

23.1    Consent of Arthur Andersen LLP

23.2    Consent of Ernst & Young LLP

23.3    Consent of PricewaterhouseCoopers LLP

23.4 Consent of Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation (contained in Exhibit 5)

24.1    Power of Attorney (contained in Signature page)

25.1+ Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1.

----------

+ Previously filed.

ITEM 17.  UNDERTAKINGS.


The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on the 9th day of December 1998.

                                            MRV COMMUNICATIONS, INC.


                                            By: /s/ NOAM LOTAN
                                               -------------------------------
                                               Noam Lotan, President and
                                               Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Noam Lotan, Zeev Rav-Noy and Edmund Glazer, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Names                                     Title                                    Date
            -----                                     -----                                    ----
      /s/ NOAM LOTAN                   President, Chief Executive Officer (Principal      December 9, 1998
----------------------------------     Executive Officer), and a Director
          Noam Lotan


     /s/ ZEEV RAV-NOY*                 Chief Operating Officer,                           December 9, 1998
----------------------------------     Treasurer, and a Director
         Zeev Rav-Noy


    /s/ SHLOMO MARGALIT*               Chairman of the Board, Chief Technical             December 9, 1998
----------------------------------     Officer, Secretary, and a Director
        Shlomo Margalit


     /s/ EDMUND GLAZER*                Vice President of Finance and                      December 9, 1998
----------------------------------     Administration, Chief Financial Officer
         Edmund Glazer                 (Principal Financial and Accounting Officer)



     /s/ IGAL SHIDLOVSKY*              Director                                           December 9, 1998
----------------------------------
         Igal Shidlovsky


    /s/ GUENTER JAENSCH*               Director                                           December 9, 1998
----------------------------------
        Guenter Jaensch


*By: NOAM LOTAN, pursuant to power of attorney
